UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Bluegreen Vacations Holding Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

LETTER TO SHAREHOLDERS OF

BLUEGREEN VACATIONS HOLDING CORPORATION

Dear Bluegreen Vacations Holding Corporation Shareholder:

On November 5, 2023, Bluegreen Vacations Holding Corporation (the “Company”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”) with Hilton Grand Vacations Inc. (“HGV”) and Heat Merger Sub, Inc. (“Merger Sub”), an indirect wholly-owned subsidiary of HGV. The merger agreement provides for the merger of Merger Sub with and into the Company (the “merger”), with the Company continuing as the surviving company of the merger and becoming an indirect wholly-owned subsidiary of HGV. Subject to the terms and conditions of the merger agreement, each share of Class A Common Stock and Class B Common Stock of the Company outstanding at the effective time of the merger (including shares subject to restricted stock awards outstanding at the effective time) will be converted into the right to receive $75.00 in cash, without interest and less any applicable withholding taxes (the “merger consideration”). The $75.00 per share merger consideration represents a premium of approximately 112% over the $35.52 closing price of the Company’s Class A Common Stock and approximately 121% over the $34.01 closing price of the Company’s Class B Common Stock, in each case on November 3, 2023, the last trading day prior to the announcement of the merger agreement.

Consummation of the merger is conditioned upon, among other things, approval of the merger agreement by holders of (i) shares of the Company’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of the Company’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of the Company’s Class B Common Stock. Accordingly, the Company will hold a special meeting of its shareholders on January 11, 2024, at 10:00 a.m., Eastern Time, at which the Company’s shareholders will be asked to consider and vote upon a proposal to approve the merger agreement and the transactions contemplated thereby. In addition, as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Company’s shareholders will be asked at the meeting to approve on a non-binding advisory basis the compensation that may be paid or become payable to the Company’s “named executive officers” (as defined under Item 402 or Regulation S-K promulgated by the SEC) that is based on or otherwise relates to the merger (the “advisory compensation proposal”). Under Florida law, the Company’s shareholders are not entitled to appraisal rights in connection with the merger.

The Company’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company’s shareholders; has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger; and unanimously recommends that the Company’s shareholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated thereby and “FOR” the approval of the advisory compensation proposal.

In order to provide access to the Company’s shareholders regardless of geographic location, the special meeting will be held in a virtual format only, via webcast at www.virtualshareholdermeeting.com/BVH2024SM.

While there will not be a physical meeting location and shareholders will not be able to attend the special meeting in person, shareholders may attend the special meeting virtually via the Internet. You will be required to enter your control number in order to access the virtual special meeting and, if you are a shareholder of record or have a valid proxy to vote your shares, vote online. Shareholders who hold their shares in “street name” through a broker, bank or other nominee can use the control number set forth on the voting instruction form received from their broker, bank or other nominee in order to access the meeting. If you attend the special meeting, you will be able to submit questions on the meeting site.

Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, we encourage you to promptly vote your shares as soon as possible. You may vote your shares in advance of the special meeting by Internet or telephone or by completing, signing, dating and returning your proxy card or, if your shares are held in “street name,” your voting instruction form. This way, your shares will be voted as you direct even if you cannot attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting. If you later desire to revoke or change your proxy for any reason, you may do so in the manner described in the accompanying proxy statement.

Sincerely,

Alan B. Levan
Chairman, Chief Executive Officer and President

The proxy statement is dated December 11, 2023 and is first being mailed to shareholders of the Company on or about December 12, 2023.

Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 11, 2024

Notice is hereby given that a special meeting of shareholders of Bluegreen Vacations Holding Corporation (the “Company”) will be held on January 11, 2024 at 10:00 a.m., Eastern Time, for the following purposes, which are more fully described in the accompanying proxy statement:

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to approve and adopt the Agreement and Plan of Merger, dated as of November 5, 2023 (as it may be amended from time to time, the “merger agreement”), by and among the Company, Hilton Grand Vacations Inc. (“HGV”) and Heat Merger Sub, Inc. (“Merger Sub”), an indirect wholly-owned subsidiary of HGV, pursuant to which, if the merger contemplated thereby is consummated and subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into the Company (the “merger”), with the Company continuing as the surviving company of the merger and becoming an indirect wholly-owned subsidiary of HGV, and each share of Class A Common Stock and Class B Common Stock of the Company outstanding at the effective time of the merger will be converted into the right to receive $75.00 in cash, without interest and less any applicable withholding taxes; and

•

as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s “named executive officers” (as defined under Item 402 or Regulation S-K promulgated by the SEC) that is based on or otherwise relates to the merger (the “advisory compensation proposal”).

Consummation of the merger is conditioned upon, among other things, approval of the merger agreement by holders of (i) shares of the Company’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of the Company’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of the Company’s Class B Common Stock. The Company’s board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated thereby and “FOR” the approval of the advisory compensation proposal.

In order to provide access to the Company’s shareholders regardless of geographic location, the special meeting will be held in a virtual format only, via webcast at www.virtualshareholdermeeting.com/BVH2024SM. While there will not be a physical meeting location and shareholders will not be able to attend the special meeting in person, shareholders may attend the special meeting virtually via the Internet. You will be required to enter your control number in order to access the virtual special meeting and, if you are a shareholder of record or have a valid proxy to vote your shares, vote online. Shareholders who hold their shares in “street name” through a broker, bank or other nominee can use the control number set forth on the voting instruction form received from their broker, bank or other nominee in order to access the meeting. If you attend the special meeting, you will be able to submit questions on the meeting site.

The record date for the special meeting has been set as December 8, 2023. Only holders of record of the Company’s Class A Common Stock and Class B Common Stock as of the close of business on such record date are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. For additional information regarding the special meeting, see the section of the accompanying proxy statement entitled “Special Meeting of BVH’s Shareholders.”

The merger agreement and the transactions contemplated thereby, including the merger, and the advisory compensation proposal are described in more detail in the accompanying proxy statement, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. No business will be transacted at the special meeting other than the consideration and vote upon the merger agreement and the advisory compensation proposal. Under Florida law, the Company’s shareholders are not entitled to appraisal rights in connection with the merger.

Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, we encourage you to promptly vote your shares as soon as possible. You may vote your shares in advance of the special meeting by Internet or telephone or by completing, signing, dating and returning your proxy card or, if your shares are held in “street name,” your voting instruction form. This way, your shares will be voted as you direct even if you cannot attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting. If you later desire to revoke or change your proxy for any reason, you may do so in the manner described in the accompanying proxy statement.

By Order of the Board of Directors,

Alan B. Levan
Chairman, Chief Executive Officer and President

Boca Raton, Florida

December 11, 2023

i

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TRANSACTION SUMMARY

This summary highlights selected information included in this proxy statement and does not contain all of the information that may be important to you. You should carefully read this entire proxy statement and its annexes and the other documents referred to in this proxy statement before you decide how to vote in order to fully understand the merger agreement and the merger. In addition, important business and financial information is incorporated by reference into this proxy statement, as further described in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement.

Parties to the Merger (page 30)

BVH

Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Phone: (561) 912-8000

Bluegreen Vacations Holding Corporation, a Florida corporation (“BVH”), is a Florida-based holding company which owns 100% of Bluegreen Vacations Corporation (“Bluegreen”), a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in popular leisure and urban destinations. Bluegreen’s resorts are primarily located in high-volume, “drive-to” vacation locations, including Orlando, Panama City Beach, Las Vegas, the Smoky Mountains, Myrtle Beach, Charleston, the Branson, Missouri area, and New Orleans, among others. The resorts in which Bluegreen markets, sells, and manages VOIs were either developed or acquired by Bluegreen, or were developed and are owned by third parties. Bluegreen earns fees for providing sales and marketing services to third party developers. Bluegreen also earns fees for providing management services to the Bluegreen Vacation Club and homeowners’ associations (“HOAs”), mortgage servicing, VOI title services, reservation services, and construction design and development services. In addition, Bluegreen provides financing to qualified VOI purchasers, which generates significant interest income.

BVH’s Class A Common Stock is listed on the NYSE under the symbol “BVH.” BVH’s Class B Common Stock is traded on the OTCQX under the symbol “BVHBB.” If the merger is completed, BVH’s Class A Common Stock and Class B Common Stock will be deregistered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and will no longer be publicly traded.

HGV

Hilton Grand Vacations Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

Phone: (407) 613-3100

Hilton Grand Vacations Inc., a Delaware corporation (“HGV”), is recognized as a leading global timeshare company and is the exclusive vacation ownership partner of Hilton. With headquarters in Orlando, Florida, HGV develops, markets, and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. HGV has a reputation for delivering a consistently exceptional standard of service, and unforgettable vacation experiences for guests and more than 525,000 club members. Membership with HGV provides best-in-class programs, exclusive services and maximum flexibility for its members around the world.

HGV’s common stock is listed on the NYSE under the ticker symbol “HGV.”

Merger Sub

Heat Merger Sub, Inc.

c/o Hilton Grand Vacations Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

Phone: (407) 613-3100

Heat Merger Sub, Inc., a Florida corporation (“Merger Sub”), is an indirect wholly-owned subsidiary of HGV. Merger Sub is newly formed and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

The Merger (page 30)

BVH, HGV and Merger Sub have entered into an Agreement and Plan of Merger, dated as of November 5, 2023 (as it may be amended from time to time, the “merger agreement”), which, subject to its terms and conditions, provides that Merger Sub will merge with and into BVH (the “merger”), with BVH continuing as the surviving company of the merger and becoming an indirect wholly-owned subsidiary of HGV.

A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Merger Consideration (page 31)

Pursuant to the terms and conditions of the merger agreement, if the merger is consummated, each share of BVH’s Class A Common Stock and Class B Common Stock outstanding at the effective time of the merger (the “effective time”) will be converted into the right to receive $75.00 in cash, without interest and less any applicable withholding taxes (the “merger consideration”).

Treatment of Restricted Stock Awards (page 31)

Holders of restricted stock awards of BVH’s Class A Common Stock will be entitled to receive the merger consideration in respect of each restricted share outstanding at the effective time. BVH does not have outstanding any options or other equity awards other than restricted stock awards of its Class A Common Stock.

Exchange of BVH Common Stock for the Merger Consideration (page 54)

If you are a holder of one or more certificates representing shares of BVH’s Class A Common Stock or Class B Common Stock, then promptly (and in any event within three business days) after the effective time, the paying agent will mail to you a letter of transmittal and instructions for use in effecting the surrender of your certificates in exchange for the merger consideration to which you are entitled in respect of those shares. Upon receipt by the paying agent of your certificates and a duly completed and validly executed letter of transmittal, and such other documents as may be required pursuant to the instructions in the letter of transmittal and otherwise by the paying agent, the paying agent will deliver to you the merger consideration to which you are entitled in respect of your certificated shares.

If you are a holder of book-entry shares of BVH’s Class A Common Stock or Class B Common Stock, you will not be required to deliver a certificate or letter of transmittal to receive the merger consideration to which you are entitled in respect of those shares. Rather, promptly (and in any event within two business days) after the effective time, the paying agent will pay and issue to you the merger consideration to which you are entitled in respect of the book-entry shares.

Special Meeting of BVH’s Shareholders (page 25)

Date, Time and Place of the Special Meeting

The special meeting of BVH’s shareholders will be held on January 11, 2024 at 10:00 a.m., Eastern Time (the “special meeting”). In order to provide access to BVH’s shareholders regardless of geographic location, the special meeting will be held in a virtual format only, via webcast at www.virtualshareholdermeeting.com/BVH2024SM.

Attending the Special Meeting

While there will not be a physical meeting location and BVH’s shareholders will not be able to attend the special meeting in person, BVH’s shareholders may attend the special meeting virtually via the Internet at the website set forth above. You will be required to enter your control number in order to access the virtual special meeting and, if you are a shareholder of record or have a valid proxy to vote your shares, vote online. Shareholders who hold their shares in “street name” through a broker, bank or other nominee can use the control number set forth on the voting instruction form received from their broker, bank or other nominee in order to access the special meeting. It is recommended that you log on to the meeting site beginning at least fifteen minutes prior to the start of the meeting to leave ample time for check-in.

Purposes of the Special Meeting

The special meeting is being held to consider and vote upon the following proposals:

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Proposal 1—the merger agreement proposal: to approve and adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement and the material provisions of which are summarized in the section of this proxy statement entitled “The Merger Agreement,” and the transactions contemplated thereby (the “merger agreement proposal”); and

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Proposal 2—the advisory compensation proposal: as required by the rules and regulations of the SEC, to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to BVH “named executive officers” that is based on or otherwise relates to the merger (the “advisory compensation proposal”), which is disclosed in the “Golden Parachute Compensation” table in the section of this proxy statement entitled “The Merger—Interests of BVH’s Directors and Executive Officers in the Merger.”

Record Date; Shareholders Entitled to Vote; Voting

Only record holders of BVH’s Class A Common Stock and record holders of BVH’s Class B Common Stock, in each case as of the close of business on December 8, 2023, the record date for the special meeting, may vote at the special meeting.

As of the close of business on the record date, 13,387,599 shares of BVH’s Class A Common Stock and 3,650,184 shares of BVH’s Class B Common Stock were outstanding and, thus, will be eligible to vote at the special meeting.

Holders of BVH’s Class A Common Stock are entitled to one vote per share on each matter, with all such shares having in the aggregate 22% of the general voting power. The number of votes represented by each share of BVH’s Class B Common Stock, which represents in the aggregate 78% of the general voting power, is calculated in accordance with BVH’s amended and restated articles of incorporation (“BVH’s Articles of Incorporation”). Based on the number of shares of BVH’s Class A Common Stock and Class B Common Stock outstanding as of the close of business on the record date, each outstanding share of BVH’s Class B Common Stock will be entitled to 13 votes on each proposal at the special meeting. The holders of BVH’s Class B Common Stock are also entitled to a separate class vote on the merger agreement proposal. With respect to this separate class vote, each share of BVH’s Class B Common Stock will be entitled to one vote per share.

Record holders can vote (i) by completing and mailing the enclosed proxy card, (ii) by telephone or the Internet as described on the enclosed proxy card, or (iii) by attending the special meeting virtually (as described above) and voting their shares electronically during the meeting. Even if you plan to attend the special meeting, you are encouraged to vote in advance as soon as possible so that your vote will be counted if you later decide not to, or are otherwise unable to, attend the special meeting.

“Street name” holders should instruct their respective brokers, banks or other nominees how to vote their shares by following the directions provided by their brokers, banks or other nominees. If you return your voting instruction form by mail, please ensure you leave enough time for your voting instruction form to be received by the deadline provided by your broker, bank or other nominee. If you are a “street name” holder, you may vote the shares beneficially held by you through your broker, bank or other nominee electronically at the special meeting only if you attend the special meeting virtually (as described above) and obtain a legal proxy from your broker, bank or other nominee giving you the legal right to vote the shares at the special meeting.

Quorum

The presence at the special meeting, virtually or by proxy, of the holders of shares representing a majority of the aggregate voting power (as described above) of BVH’s Class A Common Stock and Class B Common Stock outstanding as of the close of business on the record date and the holders of a majority of the shares of BVH’s Class B Common Stock, in each case, will constitute a quorum. Abstentions will be counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote for Approval

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The merger agreement proposal. The merger agreement is required to be approved by (i) holders of shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the total number of votes entitled to be cast on the merger agreement in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of BVH’s Class B Common Stock as a separate class. Abstentions, failures to vote and broker non-votes, if any, will have the same effect as a vote against the merger agreement proposal.

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The advisory compensation proposal. The advisory compensation proposal will be approved, on a non-binding, advisory basis, if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions, failures to vote and broker non-votes, if any, will have no impact on the advisory compensation proposal. The vote on the advisory compensation proposal is advisory only and will not be binding upon BVH or its board of directors, and approval of this proposal is not a condition to completion of the merger. In addition, because the underlying arrangements regarding the compensation payable in connection with the merger are contractual in nature and not, by their terms, subject to shareholder approval, the right of BVH’s named executive officers to receive such compensation if the merger is consummated will not be affected by the outcome of the advisory vote.

Voting by BVH’s Directors and Executive Officers

BVH’s directors and executive officers may be deemed to collectively own and have the power to vote 4,121,442 shares of BVH’s Class A Common Stock and 3,539,666 shares of BVH’s Class B Common Stock. These shares represent in the aggregate approximately 82% of the total voting power of BVH and 97% of the outstanding shares of BVH’s Class B Common Stock.

As described in further detail under “Voting and Support Agreements” below, Alan B. Levan, Chairman, Chief Executive Officer and President of BVH, and John E. Abdo, Vice Chairman of BVH have entered into Voting and Support Agreements (the “voting and support agreements”) with HGV pursuant to which, among other things, and subject to the terms and conditions thereof, Mr. Levan and Mr. Abdo agreed to vote the shares of BVH’s Class A Common Stock and Class B Common Stock owned, directly or indirectly, by them (i) in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and (ii) against, among other related items, any competing acquisition proposal (as defined in the section entitled “The Merger Agreement—Restriction on Solicitation of Other Offers by BVH”). The shares covered by the voting and support agreements represent in the aggregate approximately 66% of the aggregate voting power of BVH’s Class A Common Stock and Class B Common Stock and approximately 77% of the total number of outstanding shares of BVH’s Class B Common Stock.

Because, as described above, the approval of the merger agreement requires the affirmative vote of the holders of (i) shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of BVH’s Class B Common Stock as a separate class, the vote of Mr. Alan Levan and Mr. Abdo in favor of the merger agreement in accordance with the terms of the voting and support agreements will be sufficient to approve the merger agreement. However, the voting and support agreements will be terminated and Mr. Alan Levan and Mr. Abdo will not be required to vote their shares in favor of the merger agreement if BVH’s board of directors changes its recommendation with respect to the merger agreement and causes BVH to terminate the merger agreement in order to enter into a definitive acquisition agreement with respect to a superior proposal (as defined in the section entitled “The Merger Agreement—Restriction on Solicitation of Other Offers by BVH”).

In addition to the shares covered by the voting and support agreements, directors Jarett S. Levan and Seth M. Wise collectively own 677,765 shares of BVH’s Class B Common Stock. Pursuant to shareholder agreements between Mr. Alan Levan and Mr. Jarett Levan and between Mr. Jarett Levan and Mr. Wise, these shares are required to be voted in the same manner as Mr. Alan Levan votes his shares. While it is anticipated that the other directors and executive officers of BVH will also vote the shares of BVH’s Class A Common Stock and Class B Common Stock owned by them in favor of the merger agreement, none of them have any binding commitment to do so.

Proxy Solicitation Costs

BVH is soliciting proxies from its shareholders on behalf of BVH’s board of directors. The costs of soliciting proxies will be borne by BVH. In addition to solicitation by mail, BVH’s directors, officers and employees may, without compensation therefor, solicit proxies in person, by phone or by electronic means.

BVH will also reimburse brokers, banks and other nominee holders for their expenses incurred in forwarding the proxy solicitation materials to beneficial owners.

Recommendation of the BVH Board and its Reasons for the Merger (page 35)

BVH’s board of directors unanimously recommends that BVH’s shareholders vote “FOR” the merger agreement proposal and “FOR” the advisory compensation proposal.

BVH’s board of directors considered a number of factors in connection with its decision to approve, and recommend that BVH’s shareholders approve, the merger agreement. For a more complete discussion of these factors, see “The Merger—Recommendation of the BVH Board of Directors and its Reasons for the Merger.”

Opinion of Credit Suisse (page 39)

BVH engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) to serve as BVH’s financial advisor in connection with the merger based on its qualifications, expertise, reputation and knowledge of BVH’s business and the vacation ownership industry. On November 5, 2023, Credit Suisse rendered its oral opinion to BVH’s board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date) to the effect that, as of November 5, 2023, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the merger consideration to be received by the holders of BVH’s Class A Common Stock and Class B Common Stock (other than HGV and its affiliates and Alan B. Levan and John E. Abdo and their respective affiliates) in the merger pursuant to the merger agreement was fair, from a financial point of view, to such shareholders.

Credit Suisse’s opinion was directed to BVH’s board of directors, and only addressed, as of November 5, 2023, the fairness, from a financial point of view, to the holders of BVH’s Class A Common Stock and Class B Common Stock (other than HGV and its affiliates and Alan B. Levan and John E. Abdo and their respective affiliates) of the merger consideration to be received by such shareholders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, a copy of which is attached as Annex D hereto and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger. Credit Suisse is entitled to receive a transaction fee of $15.0 million from BVH upon the consummation of the merger, $3.0 million of which became payable upon the rendering of Credit Suisse’s opinion on November 5, 2023.

For a description of the opinion that BVH’s board of directors received from Credit Suisse, see the section captioned “The Merger—Opinion of Credit Suisse.”

Interests of BVH’s Directors and Executive Officers in the Merger (page 44)

Certain of BVH’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of BVH’s shareholders generally. These interests include, among others, the accelerated vesting of restricted shares, the severance and other payments and benefits that they are entitled to receive in connection with the merger, and rights to ongoing indemnification and insurance coverage. BVH’s board of directors was aware of and considered these interests, among other matters, in evaluating and approving the merger agreement and in recommending the approval of the merger agreement by BVH’s shareholders.

Conditions to the Merger (page 68)

The obligations of BVH, HGV and Merger Sub to consummate the merger will be subject to the satisfaction or waiver of the following conditions:

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BVH Shareholder Approval. The approval of the merger agreement and the transactions contemplated thereby by the holders of (i) shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of BVH’s Class B Common Stock as a separate class.

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No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect as of immediately prior to the effective time, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that is in effect as of immediately prior to the effective time, and, in any case, prohibits or makes illegal the consummation of the merger.

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HSR Act. Any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), relating to the transactions contemplated by the merger agreement shall have expired or been terminated.

The obligations of BVH to consummate the merger will be further subject to the satisfaction or waiver of the following conditions:

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Accuracy of Representations and Warranties. The accuracy of the representations and warranties made by HGV and Merger Sub in the merger agreement, subject to specified materiality qualifiers discussed in the section entitled “The Merger Agreement—Conditions to the Merger.”

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Performance of Obligations of HGV and Merger Sub. HGV and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time.

•	Officer Certificate. The receipt by BVH of a certificate signed by an executive officer of HGV certifying that the conditions set forth in the two bullet points immediately above have been satisfied.

The obligations of HGV and Merger Sub to consummate the merger will be further subject to the satisfaction or waiver of the following conditions:

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Accuracy of Representations and Warranties. The accuracy of the representations and warranties made by BVH in the merger agreement, subject to specified materiality qualifiers discussed in the section entitled “The Merger Agreement—Conditions to the Merger.”

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Performance of Obligations of BVH. BVH shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time, including the covenants relating to the operation of BVH’s business prior to the effective time and cooperation with HGV in connection with its financing activities.

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Material Adverse Effect. There not having occurred any material adverse effect (as defined in the section entitled “The Merger Agreement—Material Adverse Effect”) with respect to BVH since the date of the merger agreement that is continuing as of immediately prior to the closing.

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Officer Certificate. The receipt by HGV of a certificate signed by an executive officer of BVH certifying that the conditions set forth in the three bullet points immediately above have been satisfied.

Restriction on Solicitation of Other Offers by BVH (page 61)

Under the terms of the merger agreement, subject to certain exceptions described below, BVH will not and will cause its subsidiaries, and its and their respective officers and directors not to, and BVH will use reasonable best efforts to cause its and its subsidiaries’ other representatives to not, directly or indirectly:

•	initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an acquisition proposal;

•

engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to BVH or any of its subsidiaries in connection with, an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

•

approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to, an acquisition proposal; or

•	fail to include the BVH board of directors’ recommendation that the BVH shareholders approve the merger agreement and the transactions contemplated thereby in the proxy statement.

In addition, under the merger agreement, BVH has agreed that it will and will cause its subsidiaries, and its and their respective officers and directors to, and BVH will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, among other things, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties that constitute or could reasonably be expected to lead to an acquisition proposal.

Notwithstanding the prohibitions described above, if BVH receives, prior to the receipt of shareholder approval of the merger agreement, an unsolicited bona fide written acquisition proposal that did not result from a breach of BVH’s non-solicitation obligations, and BVH’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (i) such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal and (ii) a failure to respond would be inconsistent with BVH’s board of directors’ exercise of its fiduciary duties under Florida law, then BVH may (a) furnish information with respect to BVH and its subsidiaries to the person making such acquisition proposal and (b) participate in discussions or negotiations with such person and its representatives regarding such acquisition proposal; provided, however, that BVH must provide or make available to HGV any material non-public information concerning BVH or any of its subsidiaries that is provided to the person making such acquisition proposal or its representatives which was not previously provided or made available to HGV at the same time as such information is made available to such person or its representatives.

Adverse Recommendation Change (page 62)

Subject to certain exceptions described below, neither the BVH board of directors nor any committee of the BVH board of directors may effect an adverse recommendation change (as defined below). For purposes of this proxy statement and the merger agreement, “adverse recommendation change” means BVH’s board of directors or any committee thereof (i) withdraws or modifies in a manner adverse to HGV or Merger Sub, or publicly proposes to withdraw or modify in a manner adverse to HGV or Merger Sub, its recommendation of the merger agreement or the merger or (ii) approves or recommends, or publicly proposes to approve or recommend, any acquisition proposal.

Prior to shareholder approval of the merger agreement, BVH’s board of directors may (i) effect an adverse recommendation change or (ii) cause BVH to enter into an alternative acquisition agreement (as defined in the section entitled “The Merger Agreement—Adverse Recommendation Change”) with respect to a superior proposal and terminate the merger agreement (any action described in clause (i) or (ii) being a “fundamental action”) if (A) an unsolicited, bona fide written acquisition proposal that did not result from a material breach of BVH’s non-solicitation obligations is received by BVH, and (B) BVH’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (x) in the case of an acquisition proposal, such acquisition proposal constitutes a superior proposal and (y) a failure to effect a fundamental action in response to such acquisition proposal would be inconsistent with the directors’ fiduciary duties under applicable law.

Prior to taking a fundamental action, BVH must provide HGV with four business days’ prior written notice, which notice must set forth whether BVH’s board of directors intends to take such fundamental action and shall include, if applicable, the then-current draft of the alternate acquisition agreement. In addition, to the extent requested by HGV, BVH shall, and shall cause its representatives to, negotiate in good faith with HGV to revise the merger agreement in a manner that would eliminate the need for BVH’s board of directors to take such fundamental action, and BVH’s board of directors must make the required determination regarding its fiduciary duties again at the end of such four business day negotiation period (after taking into account in good faith the amendments to the merger agreement proposed by HGV, if any).

As described below, if the merger agreement is terminated by HGV as a result of BVH’s board of directors taking a fundamental action, BVH will be required to pay a termination fee to HGV.

Termination of the Merger Agreement (page 69)

Termination by HGV or BVH

The merger agreement may be terminated at any time before the closing by mutual written consent of HGV and BVH. The merger agreement may also be terminated at any time before the closing by either HGV or BVH, if:

•

the merger shall not have been consummated on or before the Outside Date. Under the merger agreement, the “Outside Date” means May 5, 2024, provided that the Outside Date will be extended by three months if all closing conditions (other than the closing conditions providing for (A) the expiration or termination of the HSR Act waiting period and (B) the absence of any legal prohibition in respect of the HSR Act) have been or are capable of being satisfied (or, if permitted, waived by the applicable party) as of such date and provided further that if the marketing period (as defined in the section entitled “The Merger Agreement—Completion and Effectiveness of the Merger”) has commenced but not been completed by three business days before the Outside Date, then the Outside Date will be extended for purposes of allowing the marketing period to be completed until the third business day after the completion of the marketing period, provided that the right to terminate the merger agreement under this circumstance will not be available to any party if such party’s action or failure to take action shall have been the cause of or resulted in the failure of the merger to be consummated and such action or failure of action constitutes a breach of the merger agreement;

•

any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, provided that the right to terminate the merger agreement under this circumstance will not be available to any party if such party’s action or failure to take action shall have been the cause of or resulted in the failure of the merger to be consummated and such action or failure of action constitutes a breach of the merger agreement; or

•	shareholder approval of the merger agreement has not been obtained upon a vote taken thereon at the BVH special meeting.

Termination by BVH

In addition, the merger agreement may be terminated by BVH:

•

if HGV or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach of failure to perform (a) would result in the failure of a mutual or BVH condition to consummate the closing of the merger and (b) cannot be cured by the Outside Date; provided, that BVH shall have given HGV written notice, delivered at least 25 days prior to such termination, stating BVH’s intention to terminate the merger agreement and the basis for such termination; provided further, that BVH shall not have this termination right if it is then in material breach of any of its covenants or agreements set forth in the merger agreement; or

•

at any time prior to shareholder approval of the merger agreement, in order to enter into an alternative acquisition agreement that is a superior proposal in compliance with the merger agreement and prior to or concurrently with such termination, BVH pays to HGV the termination fee described below and BVH has not materially breached the non-solicitation restrictions set forth in the merger agreement in respect of such acquisition proposal.

Termination by HGV

The merger agreement may be terminated by HGV:

•

if BVH shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach of failure to perform (a) would result in the failure of a mutual or HGV condition to consummate the closing of the merger and (b) cannot be cured by the Outside Date; provided, that HGV shall have given BVH written notice, delivered at least 25 days prior to such termination, stating HGV’s intention to terminate the merger agreement and the basis for such termination; provided further, that HGV shall not have this termination right if HGV or Merger Sub is then in material breach of any of its covenants or agreements set forth in the merger agreement; or

•	if at any time prior to shareholder approval of the merger agreement, BVH’s board of directors shall have effected an adverse recommendation change.

Termination Fee and Remedies (page 70)

If, prior to shareholder approval of the merger agreement, BVH terminates the merger agreement to allow BVH to enter into a definitive agreement for a superior proposal or HGV terminates the merger agreement following BVH’s board of directors making an adverse recommendation change, BVH will be required to pay HGV a termination fee of $41,500,000 (the “termination fee”). The termination fee will also be payable if (i) the merger agreement is terminated by BVH or HGV due to the merger agreement not being approved by BVH’s shareholders, (ii) a competing acquisition proposal has been publicly announced after the date of the merger agreement and not withdrawn prior to the merger agreement not being approved by BVH’s shareholders and (iii) BVH enters into, or its board of directors approves or recommends to BVH’s shareholders, a definitive agreement providing for a competing acquisition proposal within twelve months after the date of termination and such transaction is subsequently consummated, in which case the termination fee will be payable by BVH upon the completion of such transaction. In no event will BVH be required to pay the termination fee on more than one occasion.

Each party may also be liable for any damages resulting from a pre-termination breach of the merger agreement.

In addition to money damages, the merger agreement provides that the parties shall be entitled to specific performance, including an injunction to prevent breaches of the merger agreement and to enforce specifically the obligations of the parties under the merger agreement in accordance with its terms.

Regulatory Approvals (page 44)

The completion of the merger is subject to the expiration or termination of the waiting period under the HSR Act. This requirement is discussed in further detail in the section entitled “The Merger Agreement—Regulatory Approvals.”

Financing of the Merger (page 47)

The total amount of funds necessary to consummate the merger and related transactions, including payment of related fees and expenses, is expected to be approximately $1.4 billion. HGV has represented in the merger agreement that, at the effective time, it will have sufficient sources of immediately available funds to consummate the transactions contemplated by the merger, including payment of the merger consideration and all other amounts required to be paid by HGV pursuant to the merger agreement, and to pay all related fees and expenses. On November 6, 2023, HGV disclosed that it has received financing commitments from Bank of America, Deutsche Bank, Barclays and J.P. Morgan to consummate the merger, which are subject to customary conditions.

Voting and Support Agreements (page 75)

Concurrently with the execution of the merger agreement, Alan B. Levan, BVH’s Chairman, Chief Executive Officer and President, and John E. Abdo, BVH’s Vice Chairman, entered into voting and support agreements with HGV. Subject to the terms and conditions of the voting and support agreements, Mr. Alan Levan and Mr. Abdo agreed to, among other things, vote the shares of BVH’s Class A Common Stock and Class B Common Stock owned, directly or indirectly, by them (i) in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and (ii) against, among other related items, any competing acquisition proposal. The shares covered by the voting and support agreements represent in the aggregate approximately 66% of the aggregate voting power of BVH’s Class A Common Stock and Class B Common Stock and approximately 77% of the total number of outstanding shares of BVH’s Class B Common Stock.

Because, as described above, the approval of the merger agreement requires the affirmative vote of the holders of (i) shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of BVH’s Class B

Common Stock as a separate class, the vote of Mr. Alan Levan and Mr. Abdo in favor of the merger agreement in accordance with the terms of the voting and support agreements will be sufficient to approve the merger agreement. However, the voting and support agreements will be terminated and Mr. Alan Levan and Mr. Abdo will not be required to vote their shares in favor of the merger agreement if BVH’s board of directors changes its recommendation with respect to the merger agreement and causes BVH to terminate the merger agreement in order to enter into a definitive acquisition agreement with respect to a superior proposal.

A copy of Mr. Alan Levan’s voting and support agreement is attached as Annex B to this proxy statement and a copy of Mr. Abdo’s voting and support agreement is attached as Annex C to this proxy statement.

No Appraisal Rights (page 51)

BVH’s shareholders are not entitled to appraisal rights in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 48)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of BVH’s Class A Common Stock and Class B Common Stock in the merger will be a taxable transaction and generally will require a U.S. Holder to recognize gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of BVH’s Class A Common Stock and Class B Common Stock surrendered in the merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of BVH’s Class A Common Stock and Class B Common Stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under U.S. federal non- income tax laws or the laws of any territory, state, local or foreign taxing jurisdiction. This discussion is provided for general information only and does not constitute legal advice to any holder. A more complete description of material U.S. federal income tax consequences of the merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Potential Litigation Relating to the Merger (page 51)

BVH’s shareholders may file lawsuits challenging or otherwise relating to the merger. Litigation is inherently uncertain. A judgment for monetary damages could have an adverse effect on BVH. Further, a preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger.

Delisting and Deregistration of BVH’s Common Stock (pages 47 and 71)

If the merger is completed, BVH’s Class A Common Stock and Class B Common Stock will be deregistered under the Exchange Act and will no longer be publicly traded, and BVH will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act.

Market Price of BVH’s Common Stock (page 77)

BVH’s Class A Common Stock is listed on the NYSE under the symbol “BVH.” BVH’s Class B Common Stock is traded on the OTCQX under the symbol “BVHBB.” On November 3, 2023, the last trading day prior to the announcement of the merger agreement, the closing price of BVH’s Class A Common Stock was $35.52 and the closing price of BVH’s Class B Common Stock was $34.01. On December 8, 2023, the last practicable trading day prior to the date of this proxy statement, the closing price of BVH’s Class A Common Stock was $74.17 and the closing price of BVH’s Class B Common Stock was $72.00. Shareholders are encouraged to obtain current market quotations for BVH’s Class A Common Stock and Class B Common Stock in connection with their decision of how to vote their shares. Shareholders are cautioned, however, that the trading price of BVH’s Class A Common Stock and Class B Common Stock has been, and during the pendency of the merger is expected to continue to be, impacted by the fact that BVH has entered into the merger agreement and investor speculation as to the likelihood and anticipated timing of the closing of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the merger agreement, the merger and the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because you are a shareholder of BVH and BVH, HGV and Merger Sub have entered into a merger agreement which provides for Merger Sub to merge with and into BVH, with BVH continuing as the surviving company of the merger and becoming an indirect wholly-owned subsidiary of HGV. If the merger contemplated thereby is consummated and subject to the terms and conditions of the merger agreement, each share of BVH’s Class A Common Stock and Class B Common Stock outstanding at the effective time of the merger will be converted into the right to receive $75.00 in cash, without interest and less any applicable withholding taxes. The merger agreement, which governs the terms of the merger, is attached to this proxy statement as Annex A.

If the merger is completed, BVH’s separate corporate existence will cease, BVH will no longer be a public company and its Class A Common Stock and Class B Common Stock will be deregistered under the Exchange Act and will no longer be publicly traded.

Consummation of the merger is conditioned upon, among other things, approval of the merger agreement by holders of (i) shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of BVH’s Class B Common Stock as a separate class. Accordingly, BVH will hold a special meeting of its shareholders on January 11, 2024, at 10:00 a.m., Eastern Time, at which BVH’s shareholders will be asked to consider and vote upon a proposal to approve the merger agreement and the transactions contemplated thereby. In addition, as required by the rules and regulations of the SEC, BVH’s shareholders will be asked at the meeting to approve on a non-binding advisory basis the compensation that may be paid or become payable to BVH’s “named executive officers” (as defined under Item 402 or Regulation S-K promulgated by the SEC) that is based on or otherwise relates to the merger. Under Florida law, BVH’s shareholders are not entitled to appraisal rights in connection with the merger.

Your vote is very important regardless of how many shares you own. Whether or not you plan to attend the special meeting, we encourage you to promptly vote your shares as soon as possible. You may vote your shares in advance of the special meeting by Internet or telephone or by completing, signing, dating and returning your proxy card or, if your shares are held in “street name,” your voting instruction form. This way, your shares will be voted as you direct even if you cannot attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting. If you later desire to revoke or change you proxy for any reason, you may do so in the manner described herein.

This document is the proxy statement by which BVH’s board of directors is soliciting proxies from BVH’s shareholders to vote at the special meeting, or at any adjournment or postponement thereof.

Q:	What is a proxy and how does it work?

A:

BVH’s board of directors is asking for your proxy. A “proxy” is your legal designation of another person to vote the shares you own in the manner you direct. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By giving your proxy to the persons named as proxy holders in the proxy card accompanying this proxy statement, you authorize them to vote your shares of BVH’s Class A Common Stock and Class B Common Stock at the special meeting in the manner you direct.

Q:	What will I receive in the merger for my shares of BVH’s Class A Common Stock and Class B Common Stock?

A:

As described above, pursuant to the merger agreement and subject to the terms and conditions thereof, each share of BVH’s Class A Common Stock and Class B Common Stock outstanding at the effective time will be converted into the right to receive the merger consideration of $75.00 in cash, without interest and less any applicable withholding taxes. Following the effective time, the shares of BVH’s Class A Common Stock and Class B Common Stock will cease to be outstanding and instead will represent only the right to receive the merger consideration pursuant to the merger agreement.

The $75.00 per share merger consideration represents a premium of approximately 112% over the $35.52 closing price of BVH’s Class A Common Stock and approximately 121% over the $34.01 closing price of BVH Class B Common Stock, in each case on November 3, 2023, the last trading day prior to the announcement of the merger agreement.

Q:	How will I receive the merger consideration to which I am entitled?

A:

If you are a holder of one or more certificates representing shares of BVH’s Class A Common Stock or Class B Common Stock (“BVH certificated shares”), then promptly (and in any event within three business days) after the effective time, the paying agent for the merger will mail to you a letter of transmittal and instructions for use in effecting the surrender of your certificates in exchange for the merger consideration to which you are entitled in respect of the BVH certificated shares. Upon receipt by the paying agent of your certificates and a duly completed and validly executed letter of transmittal, and such other documents as may be required pursuant to the instructions in the letter of transmittal and otherwise by the paying agent, the paying agent will deliver to you the merger consideration to which you are entitled in respect of your BVH certificated shares.

If you are a holder of book-entry shares of BVH’s Class A Common Stock or Class B Common Stock (“BVH book-entry shares”), you will not be required to deliver a certificate or letter of transmittal to receive the merger consideration to which you are entitled in respect of the BVH book-entry shares. Rather, promptly (and in any event within two business days) after the effective time, the paying agent will pay and issue to you the merger consideration to which you are entitled in respect of the BVH book-entry shares.

Q:	How will BVH’s restricted stock awards be treated in the merger?

A:

Holders of restricted stock awards of BVH’s Class A Common Stock will be entitled to receive the merger consideration in respect of each restricted share outstanding at the effective time. BVH does not have outstanding any options or other equity awards other than restricted stock awards of its Class A Common Stock.

Q:	What are the expected U.S. federal income tax consequences of the merger to holders of BVH’s Class A Common Stock and Class B Common Stock?

A:

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder in exchange for such U.S. Holder’s shares of BVH’s Class A Common Stock and Class B Common Stock in the merger will be a taxable transaction and generally will require a U.S. Holder to recognize gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of BVH’s Class A Common Stock and Class B Common Stock surrendered in the merger.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of shares of BVH’s Class A Common Stock and Class B Common Stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any territory, state, local or foreign taxing jurisdiction. This discussion is provided for general information only and does not constitute legal advice to any holder. A more complete description of material U.S. federal income tax consequences of the merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	Is the completion of the merger subject to any conditions?

A:

Yes. Consummation of the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including, among others, (i) approval of the merger agreement and the transactions contemplated thereby by the affirmative vote of (a) holders of shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (b) holders of a majority of the outstanding shares of BVH’s Class B Common Stock as a separate class, (ii) the expiration or termination of the waiting period under the HSR Act, (iii) no material adverse effect with respect to BVH having occurred and be continuing, and (iv) the absence of any law or order by a governmental authority that is in effect immediately prior to the effective time and prohibits or makes illegal the consummation of the merger. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger, see the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger.”

Q:	When is the merger expected to be consummated?

A:

The companies are working to consummate the merger as quickly as possible. Subject to the satisfaction or waiver of the conditions to closing the merger, the transaction is expected to close in the first half of 2024. However, because, among other things, consummation of the merger is subject to certain conditions beyond the companies’ control, the actual date on which the merger will be consummated cannot be predicted, nor can we assure you that the merger will be consummated.

Subject to the terms and conditions of the merger agreement, if the merger is not consummated on or before the Outside Date, then either company may choose not to proceed with the merger by terminating the merger agreement. Under the merger agreement, the Outside Date means May 5, 2024, provided that the Outside Date will be extended by three months if all closing conditions other than the closing conditions related to the HSR Act and the absence of any law or order making illegal or prohibiting the merger have been or are capable of being satisfied (or, if permitted, waived by the applicable party) as of such date and provided further that the marketing period has commenced but not been completed by three business days before the Outside Date, then the Outside Date will be extended for purposes of allowing the marketing period to be completed until the third business day after the completion of the marketing period.

Q:	What happens if I sell or otherwise transfer my shares of BVH’s Class A Common Stock or Class B Common Stock before the completion of the merger?

A:

Only holders of shares of BVH’s Class A Common Stock or Class B Common Stock at the effective time will become entitled to receive the merger consideration pursuant to the merger agreement. If you sell your shares of BVH’s Class A Common Stock or Class B Common Stock prior to the completion of the merger, you will not be entitled to receive the merger consideration by virtue of the merger in respect of those shares.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed for any reason, (i) BVH’s shareholders will not receive any merger consideration in connection with the merger, and their shares of BVH’s Class A Common Stock and Class B

Common Stock will remain outstanding, (ii) BVH will remain a public company and continue to file periodic reports and other statements with the SEC under the Exchange Act, and (iii) BVH’s Class A Common Stock and Class B Common Stock will continue to be registered under the Exchange Act and, subject to compliance with continued listing requirements, BVH’s Class A Common Stock will continue to be listed on the NYSE and BVH’s Class B Common Stock will continue to be traded on the OTCQX.

Furthermore, distractions of management and disruptions of operations as well as the interim covenants imposed on BVH during the pendency of the transaction may materially impact the price of BVH’s Class A Common Stock and/or Class B Common Stock if the merger is not completed.

Accordingly, there can be no assurance as to the effect of the merger not being completed on the future value of your shares of BVH’s Class A Common Stock and/or Class B Common Stock. If the merger is not completed, BVH’s board of directors will continue to evaluate and review, among other things, BVH’s business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the merger agreement is not completed for any reason, BVH’s business, prospects or results of operations may be adversely impacted.

Absent a breach by either party, in the event of a termination of the merger agreement, each party will bear its own costs other than fees associated with the HSR filing discussed in the section of this proxy statement entitled “The Merger–Regulatory Approvals.” However, in specified circumstances in which the merger agreement is terminated, BVH has agreed to pay HGV a termination fee of $41.5 million. For additional information, see the section of this proxy statement entitled “The Merger Agreement–Termination Fee and Remedies.”

Q:	When and where will the special meeting take place?

A:

The special meeting will be held on January 11, 2024 at 10:00 a.m., Eastern Time. In order to provide access to BVH’s shareholders regardless of geographic location, the special meeting will be held in a virtual format only, via webcast at www.virtualshareholdermeeting.com/BVH2024SM.

Q:	What matters will be considered at the special meeting?

A:	As described above, BVH’s shareholders will be asked at the special meeting to consider and vote on:

•	a proposal to approve and adopt the merger agreement and the transactions contemplated thereby; and

•

as required by the rules and regulations of the SEC, a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to BVH’s “named executive officers” that is based on or otherwise relates to the merger.

Q:	Who is entitled to vote at the special meeting?

A:

Record holders of BVH’s Class A Common Stock and record holders of BVH’s Class B Common Stock, in each case as of the close of business on December 8, 2023, the record date for the special meeting, may vote at the special meeting.

As of the close of business on the record date, 13,387,599 shares of BVH’s Class A Common Stock and 3,650,184 shares of BVH’s Class B Common Stock were outstanding and, thus, will be eligible to vote at the special meeting.

Q:	What are the voting rights of the holders of BVH’s Class A Common Stock and Class B Common Stock?

A:

Holders of BVH’s Class A Common Stock and Class B Common Stock will vote as one class on each of the merger agreement proposal and the advisory compensation proposal. Holders of BVH’s Class A Common Stock are entitled to one vote per share on each matter, with all such shares having in the aggregate 22% of the general voting power. The number of votes represented by each share of BVH’s Class B Common Stock, which represents in the aggregate 78% of the general voting power, is calculated in accordance with BVH’s Amended and Restated Articles of Incorporation, as amended (“BVH’s Articles of Incorporation”). Based on the number of shares of BVH’s Class A Common Stock and Class B Common Stock outstanding as of the close of business on the record date, each outstanding share of BVH’s Class B Common Stock will be entitled to 13 votes on each proposal at the special meeting.

The holders of BVH’s Class B Common Stock are also entitled to vote as a separate class on the merger agreement proposal. With respect to this separate class vote, each share of BVH’s Class B Common Stock will be entitled to one vote per share.

Q:	What constitutes a quorum?

A:

The presence at the special meeting, virtually or by proxy, of the holders of shares representing a majority of the aggregate voting power (as described above) of BVH’s Class A Common Stock and Class B Common Stock outstanding as of the close of business on the record date (and the holders of a majority of the shares of BVH’s Class B Common Stock outstanding as of the close of business on the record date) will constitute a quorum. Abstentions will be counted as shares present and entitled to vote for the purposes of determining a quorum.

Q:	How can shareholders attend and ask questions at the special meeting?

A:

While there will not be a physical meeting location and BVH’s shareholders will not be able to attend the special meeting in person, BVH’s shareholders may attend the special meeting virtually via the Internet at www.virtualshareholdermeeting.com/BVH2024SM. You will be required to enter your control number in order to access the virtual special meeting and, if you are a shareholder of record or have a valid proxy to vote your shares, vote online. Shareholders who hold their shares in “street name” through a broker, bank or other nominee can use the control number set forth on the voting instruction form received from their broker, bank or other nominee in order to access the special meeting. It is recommended that you log on to the meeting site beginning at least fifteen minutes prior to the start of the meeting to leave ample time for check-in.

If you attend the special meeting virtually, you will be able to submit questions on the meeting site. Any questions must be confined to the specific matters to be considered at the special meeting. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. The question and answer session may be subject to time constraints.

Q:	How do I vote my shares?

A:

Record shareholders. If you are a shareholder of record, you can give a proxy to be voted at the special meeting by signing, dating and returning the enclosed proxy card. If you return your proxy card by mail, please ensure you leave enough time for your proxy card to be mailed and received. . Shareholders of record may also vote by telephone or the Internet as described on the enclosed proxy card. In addition, shareholders of record may attend the special meeting virtually (as described above) and vote their shares electronically during the meeting up until the closing of the polls. Even if you plan to attend the special meeting, you are encouraged to vote in advance as soon as possible so that your vote will be counted if you later decide not to, or are otherwise unable to, attend the special meeting.

“Street name” holders. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee, together with directions as to how to vote your shares or submit instructions to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee. If you return your voting instruction form by mail, please ensure you leave enough time for your voting instruction form to be received by the deadline provided by your broker, bank or other nominee. If you are a “street name” holder, you may vote the shares beneficially held by you through your broker, bank or other nominee electronically at the special meeting only if you attend the special meeting virtually (as described above) and obtain a legal proxy from your broker, bank or other nominee giving you the legal right to vote the shares at the special meeting.

Q:	What are my choices when voting?

A:

With respect to each of the merger agreement proposal and the advisory compensation proposal, you may vote your shares for or against, or abstain from voting on, such proposal. As described below, abstentions will have the same effect as a vote against the merger agreement proposal but will have no impact on the advisory compensation proposal.

Q:	How does BVH’s board of directors recommend that I vote my shares?

A:

BVH’s board of directors unanimously recommends that you vote your shares “FOR” the approval of the merger agreement proposal and “FOR” the approval of the advisory compensation proposal. See the section of this proxy statement entitled “The Merger—Recommendation of the BVH Board and its Reasons for the Merger.”

Q:	Do any of BVH’s directors or executive officers have interests in the merger that may differ from, or be in addition to, those of BVH’s shareholders generally?

A:

Yes. In considering the recommendation of BVH’s board of directors, BVH’s shareholders should be aware that certain of BVH’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of BVH’s shareholders generally, as described in further detail in the section of this proxy statement entitled “The Merger—Interests of BVH’s Directors and Executive Officers in the Merger.” BVH’s board of directors was aware of and considered these interests, among other matters, in evaluating and approving the merger agreement and in recommending the approval and adoption of the merger agreement and the transactions contemplated thereby by BVH’s shareholders.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote these shares for me?

A:

No. If your shares are held in “street name,” you must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee may not vote your shares on either of the proposals to be considered at the special meeting. Under the rules of the NYSE, brokers, banks or other nominees do not have discretionary authority to vote on either of the proposals at the special meeting because both the merger agreement proposal and the advisory compensation proposal are nondiscretionary proposals. Accordingly, it is not expected that there will be any broker non-votes at the special meeting. However, if there are any broker non-votes, they will have (i) the same effect as a vote against the merger agreement proposal and (ii) no effect on the advisory compensation proposal.

Q:	What if I do not specify on my proxy card how I want my shares voted?

A:

If you execute and mail in your proxy card but do not specify on your proxy card how you want to vote your shares, your shares will be voted “FOR” the approval of the merger agreement proposal and “FOR” the approval of the advisory compensation proposal.

Q:	Can I change my vote or revoke my proxy?

A:

Yes. You can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. If you are the record owner of your shares, you can revoke your proxy by sending a signed written notice to BVH’s Secretary stating that you would like to revoke your proxy. Record holders can change their vote by submitting a new valid proxy bearing a later date, transmitting new voting instructions by telephone or the Internet, or by attending and voting their shares electronically at the special meeting as described above. See “How do I vote my shares? – Record Shareholders.” However, attendance at the special meeting will not, in and of itself, constitute revocation of a previously executed proxy.

If you are not the record owner of your shares and your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change your vote.

Q:	What shareholder vote is required for the approval of the merger agreement proposal and the advisory compensation proposal?

A:

The merger agreement proposal. The merger agreement is required to be approved by (i) the holders of shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the total number of votes entitled to be cast on the merger agreement in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of BVH’s Class B Common Stock as a separate class. Abstentions, failures to vote and broker non-votes, if any, will have the same effect as a vote against the merger agreement proposal.

The advisory compensation proposal. The advisory compensation proposal will be approved, on a non-binding advisory basis, if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions, failures to vote and broker non-votes, if any, will have no impact on the advisory compensation proposal. The vote on the advisory compensation proposal is advisory only and will not be binding upon BVH or its board of directors and approval of this proposal is not a condition to completion of the merger. In addition, because the underlying arrangements regarding the compensation payable in connection with the merger are contractual in nature and not, by their terms, subject to shareholder approval, the right of BVH’s executive officers to receive such compensation if the merger is consummated will not be affected by the outcome of the advisory vote.

Q:	What is the collective voting power of BVH’s directors and executive officers?

A:

BVH’s directors and executive officers may be deemed to collectively own and have the power to vote 45% shares of BVH’s Class A Common Stock and 97% shares of BVH’s Class B Common Stock. These shares represent in the aggregate approximately 82% of the total voting power of BVH and 97% of the outstanding shares of BVH’s Class B Common Stock.

Q:	Have any shareholders of BVH committed to vote for the approval of the merger agreement?

A:

Yes. Concurrently with the execution of the merger agreement, Alan B. Levan, BVH’s Chairman, Chief Executive Officer and President, and John E. Abdo, BVH’s Vice Chairman, entered into voting and support agreements with HGV. Subject to the terms and conditions of the voting and support agreements, Mr. Alan Levan and Mr. Abdo agreed to, among other things, vote the shares of BVH’s Class A Common Stock and Class B Common Stock owned, directly or indirectly, by them (i) in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and (ii) against, among other related items, any competing acquisition proposal. The shares covered by the voting and support agreements represent in the aggregate approximately 66% of the aggregate voting power of BVH’s Class A Common Stock and Class B Common Stock and approximately 77% of the total number of outstanding shares of BVH’s Class B Common Stock.

Because, as described above, the approval and adoption of the merger agreement requires the affirmative vote of the holders of (i) shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of

BVH’s Class B Common Stock as a separate class, the vote of Mr. Alan Levan and Mr. Abdo in favor of the merger agreement in accordance with the terms of the voting and support agreements will be sufficient to approve the merger agreement. However, the voting and support agreements may be terminated and Mr. Alan Levan and Mr. Abdo will not be required to vote their shares in favor of the merger agreement and the transactions contemplated thereby if BVH’s board of directors changes its recommendation with respect to the merger agreement and causes BVH to terminate the merger agreement in order to enter into a definitive acquisition agreement with respect to a superior proposal.

In addition to the shares covered by the voting and support agreements, directors Jarett S. Levan and Seth M. Wise collectively own 677,765 shares of BVH’s Class B Common Stock. Pursuant to shareholder agreements between Mr. Alan Levan and Mr. Jarett Levan and between Mr. Jarett Levan and Mr. Wise, these shares are required to be voted in the same manner as Mr. Alan Levan votes his shares. While it is anticipated that the other directors and executive officers of BVH will also vote the shares of BVH’s Class A Common Stock and Class B Common Stock owned by them in favor of the merger agreement, none of them have any binding commitment to do so.

Q:	What should I do now?

A:

After you have carefully read and considered the information contained in or incorporated by reference into this proxy statement, please submit your proxy via the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided as soon as possible so that your shares will be represented and voted at the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting. If you later desire to revoke or change your proxy for any reason, you may do so in the manner described above.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:

You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares of BVH’s Class A Common Stock or Class B Common Stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record of BVH’s Class A Common Stock or Class B Common Stock and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form.

Q:	What happens if I sell or otherwise transfer my shares of BVH’s Class A Common Stock or Class B Common Stock before the special meeting?

A:

The record date for holders of BVH’s Class A Common Stock and Class B Common Stock entitled to vote at the special meeting is December 8, 2023, which is earlier than the date of the special meeting. If you sell or otherwise transfer your shares after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies BVH in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but you will otherwise transfer ownership of your shares and the right to receive the merger consideration to the person whom you transferred your shares.

Q:	Who will count the votes at the special meeting?

A:	The votes at the special meeting will be counted by an individual or firm designated by BVH’s board of directors to serve as inspector of election at the meeting.

Q:	Where can I find the voting results of the special meeting?

A:

BVH intends to announce the preliminary voting results at the special meeting and will publish the final voting results of the special meeting in a Current Report on Form 8-K to be filed with the SEC within four business days following the special meeting. All reports that BVH files with the SEC are publicly available when filed. See the section of this proxy statement entitled “Where You Can Find More Information.”

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	No. BVH’s shareholders are not entitled to appraisal rights in connection with the merger.

Q:	Who can answer any additional questions I may have?

A:

If you have any additional questions about the special meeting, the merger or the other transactions contemplated by the merger agreement, would like additional copies of this proxy statement, or have questions regarding how to submit your proxy or otherwise vote your shares, you should contact BVH as follows:

Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Attention: Investor Relations

Phone: (954) 399-7193

Email: IR@BVHCorp.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements related to the merger, including the expected timing of the merger, the ability of the parties to satisfy the conditions to closing the merger, the performance of the parties under the terms of the merger agreement, the impact of the merger, including the pendency of the merger and restrictions contained in the merger agreement, on BVH and its business and results, and the impact of any termination of the merger agreement on BVH and the market price of its Class A Common Stock and Class B Common Stock, and statements regarding future performance or expectations. These forward-looking statements generally can be identified by phrases such as “will,” “would,” “intends,” “should,” “could,” “believes,” “may,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or the negative versions of these words or other words or phrases of similar import, although not all forward-looking statements may contain such words. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to:

•

uncertainties as to the timing of the merger, including the risk that the merger may not be completed on the terms set forth in the merger agreement or at all, including if the conditions to the completion of the merger are not satisfied;

•	the risk that the required regulatory approvals may not be obtained;

•	the potential occurrence of any event, change or other circumstances that could result in the merger agreement being terminated, including in circumstances that require BVH to pay a termination fee;

•	the nature, cost and outcome of any legal proceedings that may be instituted against BVH and others related to the merger agreement;

•	risks relating to economic, market, business or geopolitical conditions or competition, including changes in such conditions;

•	the fact that receipt of the all-cash merger consideration will be taxable to BVH’s shareholders that are U.S. Holders and may be taxable to BVH’s shareholders that are non-U.S. Holders;

•	the fact that, if the merger is completed, BVH’s shareholders will forgo the opportunity to participate in any appreciation in the value of BVH;

•	the fact that under the terms of the merger agreement, BVH is restrained from soliciting other acquisition proposals during the pendency of the merger;

•

the effect of the announcement or pendency of the merger on BVH’s business relationships, customers, operating results and business generally, including risks related to the diversion of the attention of BVH’s management or employees or the potential loss of employees or customers during the pendency of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger, which will be incurred by BVH whether or not the merger is consummated;

•	risks related to the restrictions on BVH’s business during the pendency of the merger in accordance with the terms of the merger agreement, and the impact thereof on BVH’s business and results; and

•	the risk that BVH’s stock price may fluctuate during the pendency of the merger and may decline significantly if the merger is not completed on the terms set forth in the merger agreement, or at all.

All of the forward-looking statements BVH makes in this proxy statement are qualified by the information contained or incorporated by reference herein, including the information contained in this section and the information contained in BVH’s Annual Report on Form 10-K for the year ended December 31, 2022 (including, without limitation, the “Risk Factors” section thereof) and BVH’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023, and September 30, 2023, Current Reports on Form 8-K and other filings BVH makes with the SEC, which are incorporated herein by reference. For additional information, see the section entitled “Where You Can Find More Information.”

Except as required by law, BVH does not undertake or assume any obligation to update any forward-looking statements, whether as a result of new information or to reflect subsequent events or circumstances or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SPECIAL MEETING OF BVH’S SHAREHOLDERS

Date, Time and Place

The special meeting of BVH’s shareholders will be held on January 11, 2024 at 10:00 a.m., Eastern Time. In order to provide access to BVH’s shareholders regardless of geographic location, the special meeting will be held in a virtual format only, via webcast at www.virtualshareholdermeeting.com/BVH2024SM.

While there will not be a physical meeting location and BVH’s shareholders will not be able to attend the special meeting in person, BVH’s shareholders may attend the special meeting virtually via the Internet at the website set forth above. You will be required to enter your control number in order to access the virtual special meeting and, if you are a shareholder of record or have a valid proxy to vote your shares, vote online. Shareholders who hold their shares in “street name” through a broker, bank or other nominee can use the control number set forth on the voting instruction form received from their broker, bank or other nominee in order to access the special meeting. It is recommended that you log on to the meeting site beginning at least fifteen minutes prior to the start of the meeting to leave ample time for check-in.

If you attend the special meeting virtually, you will be able to submit questions on the virtual meeting site. Any questions must be confined to the specific matters to be considered at the special meeting. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. The question and answer session may be subject to time constraints.

Purpose of the Special Meeting

The special meeting is being held to consider and vote upon the following proposals:

•

Proposal 1—the merger agreement proposal: to approve and adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement and the material provisions of which are summarized in the section of this proxy statement entitled “The Merger Agreement,” and the transactions contemplated thereby; and

•

Proposal 2—the advisory compensation proposal: as required by the rules and regulations of the SEC, to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to BVH “named executive officers” that is based on or otherwise relates to the merger, which is disclosed in the “Golden Parachute Compensation” table in the section of this proxy statement entitled “The Merger—Interests of BVH’s Directors and Executive Officers in the Merger.”

BVH’S SHAREHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT PROPOSAL AND THE ADVISORY COMPENSATION PROPOSAL.

No business other than the items set forth above will be transacted at the special meeting.

Recommendation of the BVH Board of Directors

The BVH board of directors unanimously recommends that BVH’s shareholders vote:

•	“FOR” the merger agreement proposal; and

•	“FOR” the advisory compensation proposal.

For additional information on the recommendation of the BVH board of directors and its reasons for the merger, see the section entitled “The Merger—Recommendation of the BVH Board and Reasons for the Merger.”

Record Date; Shareholders Entitled to Vote

Only record holders of BVH’s Class A Common Stock and record holders of BVH’s Class B Common Stock, in each case as of the close of business on December 8, 2023, the record date for the special meeting, may vote at the special meeting.

As of the close of business on the record date, 13,387,599 shares of BVH’s Class A Common Stock and 3,650,184 shares of BVH’s Class B Common Stock were outstanding and, thus, will be eligible to vote at the special meeting.

Holders of BVH’s Class A Common Stock are entitled to one vote per share on each matter, with all such shares having in the aggregate 22% of the general voting power. The number of votes represented by each share of BVH’s Class B Common Stock, which represents in the aggregate 78% of the general voting power, is calculated in accordance with BVH’s Articles of Incorporation. Based on the number of shares of BVH’s Class A Common Stock and Class B Common Stock outstanding as of the close of business on the record date, each outstanding share of BVH’s Class B Common Stock will be entitled to 13 votes on each proposal at the special meeting. The holders of BVH’s Class B Common Stock are also entitled to a separate class vote on the merger agreement proposal. With respect to this separate class vote, each share of BVH’s Class B Common Stock will be entitled to one vote per share.

Quorum; Abstentions

The presence at the special meeting, virtually or by proxy, of the holders of shares representing a majority of the aggregate voting power (as described above) of BVH’s Class A Common Stock and Class B Common Stock and the holders of a majority of the shares of BVH’s Class B Common Stock, in each case, outstanding as of the close of business on the record date will constitute a quorum. Abstentions will be counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote for Approval

•

The merger agreement proposal. The merger agreement is required to be approved by (i) holders of shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the total number of votes entitled to be cast on the merger agreement in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of BVH’s Class B Common Stock as a separate class. Abstentions, failures to vote and broker non-votes, if any, will have the same effect as a vote against the merger agreement proposal.

•

The advisory compensation proposal. The advisory compensation proposal will be approved, on a non-binding, advisory basis, if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions, failures to vote and broker non-votes, if any, will have no impact on the advisory compensation proposal. The vote on the advisory compensation proposal is advisory only and will not be binding upon BVH or its board of directors, and approval of this proposal is not a condition to completion of the merger. In addition, because the underlying arrangements regarding the compensation payable in connection with the merger are contractual in nature and not, by their terms, subject to shareholder approval, the right of BVH’s named executive officers to receive such compensation if the merger is consummated will not be affected by the outcome of the advisory vote.

Methods of Voting

Record shareholders. If you are a shareholder of record, you can give a proxy to be voted at the special meeting by completing and mailing the enclosed proxy card. If you return your proxy card by mail, please ensure you leave enough time for your proxy card to be mailed and received prior to the special meeting. If you execute and mail in your proxy card but do not specify on your proxy card how you want to vote your shares, your shares will be voted “FOR” the approval of the merger agreement proposal and “FOR” the approval of the advisory compensation proposal. Shareholders of record may also vote by telephone or the Internet as described on the enclosed proxy card. In addition, shareholders of record may attend the special meeting virtually (as described above) and vote their shares electronically during the meeting up until the closing of the polls. Even if you plan to attend the special meeting, you are encouraged to vote in advance as soon as possible so that your vote will be counted if you later decide not to, or are otherwise unable to, attend the special meeting.

“Street name” holders. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee, together with directions as to how to vote your shares or submit instructions to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee. If you return your voting instruction form by mail, please ensure you leave enough time for your voting instruction form to be received by the deadline provided by your broker, bank or other nominee. If you are a “street name” holder, you may vote the shares beneficially held by you through your broker, bank or other nominee electronically at the special meeting only if you attend the special meeting virtually (as described above) and obtain a legal proxy from your broker, bank or other nominee giving you the legal right to vote the shares at the special meeting.

Shares Held by BVH’s Directors and Executive Officers

BVH’s directors and executive officers may be deemed to collectively own and have the power to vote 45% shares of BVH’s Class A Common Stock and 97% shares of BVH’s Class B Common Stock. These shares represent in the aggregate approximately 82% of the total voting power of BVH and 97% of the outstanding shares of BVH’s Class B Common Stock.

As described in further detail under “Voting and Support Agreements” below, Alan B. Levan, Chairman, Chief Executive Officer and President of BVH, and John E. Abdo, Vice Chairman of BVH have entered into voting and support agreements with HGV pursuant to which, among other things, and subject to the terms and conditions thereof, Mr. Levan and Mr. Abdo agreed to vote the shares of BVH’s Class A Common Stock and Class B Common Stock owned, directly or indirectly, by them (i) in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and (ii) against, among other related items, any competing acquisition proposal. The shares covered by the voting and support agreements represent in the aggregate approximately 66% of the aggregate voting power of BVH’s Class A Common Stock and Class B Common Stock and approximately 77% of the total number of outstanding shares of BVH’s Class B Common Stock.

Because, as described above, the approval of the merger agreement requires the affirmative vote of the holders of (i) shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of BVH’s Class B Common Stock as a separate class, the vote of Mr. Alan Levan and Mr. Abdo in favor of the merger agreement in accordance with the terms of the voting and support agreements will be sufficient to approve the merger agreement. However, the voting and support agreements will be terminated and Mr. Alan Levan and Mr. Abdo will not be required to vote their shares in favor of the merger agreement if BVH’s board of directors changes its recommendation with respect to the merger agreement and causes BVH to terminate the merger agreement in order to enter into a definitive acquisition agreement with respect to a superior proposal.

In addition to the shares covered by the voting and support agreements, directors Jarett S. Levan and Seth M. Wise collectively own 677,765 shares of BVH’s Class B Common Stock. Pursuant to shareholder agreements between Mr. Alan Levan and Mr. Jarett Levan and between Mr. Jarett Levan and Mr. Wise, these shares are required to be voted in the same manner as Mr. Alan Levan votes his shares. While it is anticipated that the other directors and executive officers of BVH will also vote the shares of BVH’s Class A Common Stock and Class B Common Stock owned by them in favor of the merger agreement, none of them have any binding commitment to do so.

Revocability of Proxies

If you are the record owner of your shares, you can revoke your proxy by sending a signed written notice to BVH’s Secretary stating that you would like to revoke your proxy. Record holders can change their vote by submitting a new valid proxy bearing a later date, transmitting new voting instructions by telephone or the Internet, or by attending and voting their shares electronically at the special meeting as described above. See “Methods of Voting” above. However, attendance at the special meeting will not, in and of itself, constitute revocation of a previously executed proxy.

If you are not the record owner of your shares and your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change your vote.

Proxy Solicitation Costs

BVH is soliciting proxies from its shareholders on behalf of BVH’s board of directors. The costs of soliciting proxies will be borne by BVH. In addition to solicitation by mail, BVH’s directors, officers and employees may, without compensation therefor, solicit proxies in person, by phone or by electronic means.

BVH will also reimburse brokers, banks and other nominee holders for their expenses incurred in forwarding the proxy solicitation materials to beneficial owners.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. BVH and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Equiniti Trust Company, LLC, BVH’s transfer agent, that they or BVH will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, BVH will deliver promptly upon written or oral request a separate copy of this proxy statement to a shareholder at a shared address to which a single proxy statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement, please notify your broker if your shares are held in a brokerage account or Equiniti Trust Company, LLC if you are the record holder of your shares. You can notify Equiniti Trust Company, LLC by sending a written request to Equiniti Trust Company, LLC, 6201 15th Avenue, 2nd Floor, Brooklyn, New York 11219, Attention: Customer Service. You can also contact Equiniti’s Customer Service department at (800) 937-5449.

Questions and Additional Information

If you have any additional questions about the special meeting, the merger or the other transactions contemplated by the merger agreement, would like additional copies of this proxy statement, or have questions regarding how to submit your proxy or otherwise vote your shares, you should contact BVH as follows:

Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Attention: Investor Relations

Phone: (954) 399-7193

Email: IR@BVHCorp.com

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be Held on January 11, 2024

This proxy statement and BVH’s Annual Report on Form 10-K for the year ended December 31, 2022 are available free of charge at https://materials.proxyvote.com/096308.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully and in its entirety as it is the legal document that governs the merger.

Parties to the Merger

BVH

Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Phone: (561) 912-8000

BVH, a Florida corporation, is a Florida-based holding company which owns 100% of Bluegreen, a leading vacation ownership company that markets and sells VOIs and manages resorts in popular leisure and urban destinations. Bluegreen’s resorts are primarily located in high-volume, “drive-to” vacation locations, including Orlando, Panama City Beach, Las Vegas, the Smoky Mountains, Myrtle Beach, Charleston, the Branson, Missouri area, and New Orleans, among others. The resorts in which Bluegreen markets, sells, and manages VOIs were either developed or acquired by Bluegreen, or were developed and are owned by third parties. Bluegreen earns fees for providing sales and marketing services to third party developers. Bluegreen also earns fees for providing management services to the Bluegreen Vacation Club and HOAs, mortgage servicing, VOI title services, reservation services, and construction design and development services. In addition, Bluegreen provides financing to qualified VOI purchasers, which generates significant interest income.

BVH’s Class A Common Stock is listed on the NYSE under the symbol “BVH.” BVH’s Class B Common Stock is traded on the OTCQX under the symbol “BVHBB.” If the merger is completed, BVH’s Class A Common Stock and Class B Common Stock will be deregistered under the Exchange Act, and will no longer be publicly traded.

HGV

Hilton Grand Vacations Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

Phone: (407) 613-3100

HGV, a Delaware corporation, is recognized as a leading global timeshare company and is the exclusive vacation ownership partner of Hilton. With headquarters in Orlando, Florida, HGV develops, markets, and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. HGV has a reputation for delivering a consistently exceptional standard of service, and unforgettable vacation experiences for guests and more than 525,000 club members. Membership with HGV provides best-in-class programs, exclusive services and maximum flexibility for its members around the world.

HGV’s common stock is listed on the NYSE under the ticker symbol “HGV.”

Merger Sub

Heat Merger Sub, Inc.

c/o Hilton Grand Vacations Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

Phone: (407) 613-3100

Merger Sub, a Florida corporation, is an indirect wholly-owned subsidiary of HGV. Merger Sub is newly formed and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

Transaction Structure

The merger agreement provides for the merger of Merger Sub with and into BVH, with BVH continuing as the surviving company of the merger and an indirect wholly-owned subsidiary of HGV.

Consideration to BVH’s Shareholders

Subject to the terms and conditions of the merger agreement, each share of BVH Class A Common Stock and Class B Common Stock outstanding at the effective time of the merger will be converted into the right to receive $75.00 in cash, without interest and less any applicable withholding taxes.

Excluded Shares

Notwithstanding anything to the contrary contained herein, pursuant to the merger agreement, shares of BVH Class A Common Stock and Class B Common Stock owned, directly or indirectly, by HGV, Merger Sub or any wholly-owned subsidiary of BVH immediately prior to the effective time, if any, will be cancelled in connection with the consummation of the merger without consideration therefor.

Treatment of Restricted Stock Awards

Holders of restricted stock awards of BVH’s Class A Common Stock will be entitled to receive the merger consideration in respect of each restricted share outstanding at the effective time. BVH does not have outstanding any options or other equity awards other than restricted stock awards of its Class A Common Stock.

Background of the Merger

As part of their ongoing review of BVH’s business, the BVH board of directors and management periodically review and evaluate BVH’s business and operations, long-term strategy, capital structure and requirements, competitive position, historical performance, future prospects and opportunities to increase shareholder value. These reviews have, from time to time, included discussions relating to alternative capital allocation approaches, whether to pursue various acquisitions or divestitures or a sale of BVH, considering whether any such potential alternatives would enhance shareholder value as well as the potential benefits and risks of any potential alternative. In furtherance of that, BVH has in the past had discussions with various third parties, including discussions between Mr. Alan Levan, who serves as BVH’s Chairman, Chief Executive Officer and President, and Mr. Mark D. Wang, HGV’s Chief Executive Officer and President.

On January 20, 2023, Credit Suisse met with Chairman Levan. From time to time, management of BVH and representatives of Credit Suisse have met to discuss the state of the timeshare industry generally. At this meeting, Credit Suisse provided Chairman Levan with information about BVH and other industry participants and discussed that it may be an advantageous time to pursue strategic alternatives.

During the BVH board of directors meeting on February 15, 2023, Chairman Levan raised the topic of exploring strategic alternatives. After a discussion of the potential considerations involved in exploring strategic alternatives, including the board of directors’ fiduciary duties and the need for maintaining the confidentiality of the process, BVH’s board of directors authorized BVH’s management to commence the exploration of strategic alternatives, and authorized management to engage Credit Suisse to assist BVH. BVH management subsequently formally engaged Credit Suisse as a financial advisor to BVH in connection with the exploration of strategic alternatives. Following the BVH board of directors meeting on February 15, 2023, Credit Suisse, at the direction of BVH, commenced outreach to three potentially interested parties that operate in the timeshare industry: (i) HGV; (ii) a company referred to herein as “Party A”; and (iii) a company referred to herein as “Party B”.

On February 22, 2023, Credit Suisse and BVH sent a non-disclosure agreement to HGV; however, HGV subsequently advised Credit Suisse that while it was interested in pursuing a transaction, it would not be entering into a non-disclosure agreement at that point in time and would instead move forward based on publicly available information.

On February 23, 2023, Credit Suisse contacted Party A to discuss a potential transaction with BVH. Credit Suisse informed Party A that a non-disclosure agreement would be required to obtain access to diligence materials. On March 6, 2023, Credit Suisse sent a non-disclosure agreement to Party A and on March 17, 2023, BVH and Party A entered into a non-disclosure agreement.

During the BVH board of directors meeting on April 19, 2023, Chairman Levan updated BVH’s board of directors on the status of the discussions that Credit Suisse had held with HGV and Party A regarding a possible strategic transaction.

On May 10, 2023, Credit Suisse, acting at the direction of BVH’s management, spoke with HGV’s Chief Financial Officer, Mr. Dan Mathewes, but no indication of value was given during that conversation. Mr. Mathewes indicated that HGV had several diligence questions with respect to BVH and subsequently on May 17, 2023, HGV sent Credit Suisse an initial list of diligence questions based solely on HGV’s review of publicly available information.

On May 19, 2023, Party A orally provided an expression of interest to acquire BVH in an all-cash transaction for an enterprise value of $1.6 billion, and, thereafter, BVH met with Party A and provided information and supplemental diligence materials.

On June 6, 2023, Credit Suisse contacted Party B to discuss a potential transaction with BVH. Party B, however, did not engage in further discussions regarding a potential transaction with BVH.

On June 13, 2023, the financial advisor of Party A orally provided a revised expression of interest with an indicative enterprise value for BVH of $1.65 billion, which was further revised orally on June 19, 2023 to an indicative enterprise value of $1.7 billion, in both cases based on its initial due diligence.

On June 16, 2023, HGV through its financial advisor, BofA Securities (“BofA”), delivered to BVH a written, non-binding preliminary indication of interest to acquire BVH, subject to completion of diligence, proposing total consideration between $55.00 - $60.00 per share, representing an implied equity value between $937 million and $1.022 billion and an implied enterprise value between $1.254 billion and $1.339 billion. The consideration proposed would be payable in a combination of HGV common stock and cash.

During the BVH board of directors meeting on June 21, 2023, Chairman Levan reviewed with BVH’s board of directors the preliminary indication of interest delivered by HGV on June 16, 2023 and the oral expression of interest of Party A as revised on June 19, 2023. He noted that neither party had completed its due diligence on BVH and reminded the board that as of such date HGV had not signed a non-disclosure agreement and had based its preliminary indication of interest on the basis of BVH’s SEC filings and publicly available analyst reports. BVH’s board of directors then discussed the differences between the two expressions of interest and it was determined that BVH should continue discussions with both HGV and Party A.

On July 10, 2023, BofA, on behalf of HGV, delivered to BVH a revised preliminary indication of interest, subject to completion of diligence, of between $75.00 - $77.00 per share with an implied enterprise value of between $1.595 billion and $1.629 billion. The revised indication contemplated an even split between cash and stock consideration.

On July 17, 2023, BofA, on behalf of HGV, delivered to the BVH board of directors a revised, written non-binding proposal, subject to the completion of due diligence, with the following revised terms: total consideration between $77.00 and $83.25 per share, representing an implied equity value between $1.312 billion and $1.418 billion and an implied enterprise value between $1.629 billion and $1.735 billion.

During the BVH board of directors meeting on July 19, 2023, Chairman Levan updated BVH’s board of directors on the status of discussions with HGV and Party A. BVH’s board of directors was advised that HGV still had not executed a non-disclosure agreement and that a virtual data room was not yet available to either HGV or Party A.

On July 24, 2023, Party A delivered a written, non-binding expression of interest, subject to the completion of due diligence, with various conditions and assumptions, including assumptions regarding corporate debt and cash, with an indicative value of between $1.7 billion - $1.8 billion, representing an implied price per share of $87.66, on a cash-free and debt-free basis. On July 28, 2023, Party A was provided access to the virtual data room.

On August 4, 2023, HGV executed a non-disclosure agreement, following which HGV was provided access to the virtual data room to begin the diligence process, and on August 8, 2023, HGV delivered to Credit Suisse an updated diligence request based on its initial review of the data room.

On August 10, 2023, BVH and Credit Suisse met with HGV and BofA and BVH made a management presentation to HGV. During the next month, Credit Suisse, BVH and HGV held numerous diligence calls discussing, among other things, IT systems, processes and strategy, sales processes, regulatory matters, financing, labor, employment, benefits and compensation matters, resort management, litigation, accounting, taxes and other related topics. HGV also conducted site visits across multiple BVH properties throughout Wisconsin, Missouri, Arizona, Texas, Tennessee, Louisiana, South Carolina, Pennsylvania, Virginia and New Hampshire.

On August 11, 2023, Party C, another company in the timeshare industry (“Party C”), contacted Credit Suisse to express interest in a potential transaction with BVH. After discussions with BVH, Credit Suisse informed Party C that it was unlikely that BVH would be interested in a transaction with Party C based on the uncertainty of the proposed transaction structure, Party C’s need for financing and questions relating to whether one of BVH’s strategic partners would be willing to work with Party C.

On August 15, 2023, Party A was advised by BVH that BVH was unable to arrange a meeting requested by Party A between Party A and one of BVH’s strategic partners and, based on feedback received from such strategic partner during the attempts to arrange such a meeting, that it was unlikely that the strategic partner would be willing to extend certain commercial relationships it has with BVH in the event of an acquisition of BVH by Party A. Thereafter, while Party A continued to have access to a virtual data room and conducted two diligence calls during early September, following such diligence calls Party A did not request further substantive diligence sessions and did not engage in further discussions regarding a potential transaction with BVH.

On August 25, 2023, Simpson Thacher & Bartlett LLP, legal counsel for HGV (“Simpson”), sent an initial draft of the merger agreement to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., legal counsel for BVH (“SWM”). The initial draft contemplated the merger consideration would be paid partially in cash and partially in HGV common stock. Over the following weeks, SWM, Simpson and Alston & Bird, HGV’s regular outside legal counsel (“Alston”), discussed the transaction structure and other open items in the draft merger agreement as HGV continued its diligence.

During the BVH board of directors meeting on September 20, 2023, Chairman Levan updated BVH’s board of directors on the status of the discussions with potential counterparties regarding the acquisition of BVH. He also reported to the board on HGV’s discussions with one of BVH’s strategic partners prior to commencing discussions with BVH and the strategic partner’s willingness to extend BVH’s marketing agreement if BVH were to consummate a transaction with HGV, but not with certain other potential counterparties. Chairman Levan further indicated that HGV would require Chairman Levan and Mr. Abdo to sign voting and support agreements in favor of any proposed transaction with HGV.

On September 21, 2023, HGV provided BVH with an update on its diligence and provided BVH with a valuation model which indicated a transaction value of $70 per share that was based on certain methodologies and assumptions. Mr. Raymond Lopez, BVH’s Chief Financial Officer, noted that certain of the information and assumptions in the model needed to be updated and refined and offered to meet with HGV to provide additional information for use in the model. BVH and HGV agreed that representatives of the parties should meet to discuss further.

At a meeting of BVH’s board of directors held on September 22, 2023, Chairman Levan updated the board on the status of the HGV discussions. Chairman Levan advised the board that he and Mr. Lopez had spoken with HGV management and HGV’s financial advisors on September 21, 2023 and that HGV had shared information with them relating to its valuation model which suggested a value of $70 per share. He advised the board that that Mr. Lopez was currently engaged in discussions with HGV to refine the assumptions used in the model and that he would be having additional discussions with HGV regarding the economic terms of the transaction consistent with the prior discussions of the board.

On September 21 and 22, 2023, Mr. Lopez reviewed with representatives of HGV the assumptions and information used in HGV’s valuation model and provided additional information for HGV’s consideration, which the parties determined supported a $75 per share price.

On September 28, 2023, Mr. Mark Wang and Chairman Levan held discussions regarding preliminary transaction parameters, which included (i) consideration of $75.00 per share and (ii) payment of such consideration to consist of forty percent (40%) in HGV common stock and sixty percent (60%) in cash.

At a meeting of BVH’s board of directors held on October 2, 2023, Chairman Levan advised BVH’s board of directors of the September 28, 2023 discussions with HGV and the board determined to proceed with negotiating the terms of a definitive agreement with HGV based on transaction parameters which would provide BVH’s shareholders a value of $75 per share. Chairman Levan noted that HGV’s proposal remained subject to the completion of due diligence and negotiation of the terms of a definitive agreement and voting and support agreements. Chairman Levan further reminded the board that any definitive agreement would be subject to the board’s approval after receipt of a fairness opinion from Credit Suisse. Chairman Levan then discussed the expected timing of a closing and the conditions to closing.

During the next BVH board of directors meeting on October 18, 2023, Chairman Levan reviewed with the board the status of BVH’s discussions with HGV. Subject to the resolution of outstanding issues and satisfactory completion of HGV’s due diligence, Chairman Levan advised the directors that a definitive agreement was expected to be finalized in approximately two weeks. Chairman Levan then reviewed with the board certain issues that needed to be resolved prior to signing, including the resolution of the extension of the Bass Pro marketing agreement and receipt of approval from Hilton Worldwide, HGV’s licensor. Chairman Levan then discussed the proposed terms of the transaction, and that the consideration was contemplated to be paid 40% in HGV common stock and 60% in cash. Mr. Raymond Lopez then provided the board with additional detail relating to the status of the Bass Pro marketing agreement and joint venture and discussions with Choice Hotels.

On October 26, 2023, management of HGV called management of BVH and advised BVH that HGV’s board was prepared to move forward but only on the basis of an all-cash transaction due to the recent lower trading prices of HGV’s common stock.

That same day, BVH engaged Wells Fargo Securities, LLC (“Wells Fargo”) when Michael Kamras, who had the principal Credit Suisse relationship with BVH, transitioned his employment from Credit Suisse to Wells Fargo, and based on Wells Fargo’s qualifications, expertise, reputation and knowledge of BVH’s business and the vacation ownership industry. Pursuant to the engagement agreement, Wells Fargo will receive a transaction fee of $15.0 million from BVH upon consummation of the merger. BVH also agreed to reimburse Wells Fargo for certain expenses and to indemnify it and its related parties for certain liabilities arising out of or related to its engagement.

After evaluating the updated form of consideration and consultation with BVH’s advisors, management of BVH informed HGV on October 29, 2023 that BVH would be willing to move forward on the basis of an all cash transaction subject to board approval.

On October 31, 2023, Simpson sent SWM a revised draft of the merger agreement, which contemplated the merger consideration being paid entirely in cash. Over the next week, the parties engaged in negotiations aimed at resolving all open items in the merger agreement and the finalization of BVH’s confidential disclosure letter as well as the voting and support agreements.

On November 3, 2023, a meeting of BVH’s board of directors was held for the purpose of advising the board that a definitive agreement was substantially in agreed form, including the equity value of $75 per share. Credit Suisse and Wells Fargo participated in the meeting and reviewed with the board the history of the process in pursuing the transaction and Credit Suisse reviewed with the board the details of Credit Suisse’s financial analyses regarding the financial terms of the transaction. SWM participated in the meeting and reviewed the material terms, conditions and provisions of the merger agreement and the voting and support agreements and also reviewed with the board its fiduciary duties in considering whether to approve the transaction as currently proposed. The contemplated timeline for finalizing and entering into the merger agreement was also discussed.

BVH’s board of directors then held a meeting on November 5, 2023 to review the terms of the merger agreement and the ancillary agreements, including the voting and support agreements. SWM participated in the meeting at the request of BVH’s board of directors and discussed the board’s fiduciary duties in the context of the transaction. The proposed final draft of the merger agreement was discussed and considered by BVH’s board of directors. Credit Suisse then reviewed and discussed its financial analyses with respect to the proposed merger. Thereafter, Credit Suisse rendered to BVH’s board of directors its oral opinion (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date) to the effect that, as of November 5, 2023, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the merger consideration of $75.00 in cash per share of BVH’s Class A Common Stock and Class B Common Stock to be received by the holders of BVH’s Class A Common Stock and Class B Common Stock (other than HGV and its affiliates and Alan B. Levan and John E. Abdo and their respective affiliates) in the merger pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. After discussions and deliberations, including a discussion of potential benefits and potential risks and uncertainties of the proposed merger, BVH’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, BVH’s shareholders and adopted resolutions approving the merger agreement and the merger, and recommended that BVH’s shareholders also approve the merger agreement and the transactions contemplated thereby.

The merger agreement was entered into on Sunday, November 5, 2023 and publicly announced on Monday, November 6, 2023 prior to the opening of the market.

Recommendation of the BVH Board and its Reasons for the Merger

At a meeting of the BVH board of directors held on November 5, 2023, BVH’s board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of, BVH’s shareholders and approved the merger agreement and the transactions contemplated thereby and made the determination to recommend that BVH’s shareholders vote “FOR” the merger agreement proposal at the special meeting.

In arriving at its determination, BVH’s board of directors considered a number of factors, including those described below, and consulted with BVH’s senior management and its outside legal counsel with respect to legal and regulatory matters and with its financial advisors with respect to financial aspects of the merger.

BVH’s board of directors believes that factors weighing in favor of the merger proposal include the following (not necessarily in order of relative importance):

•

The closing price of BVH’s Class A Common Stock and Class B Common Stock on November 3, 2023, the last trading day prior to the announcement of the merger agreement, was $35.52 per share and $34.01 per share, respectively. Accordingly, the merger consideration of $75.00 per share represented a 112% premium compared to the closing price of BVH’s Class A Common Stock on such date and a 121% premium compared to the closing price of BVH’s Class B Common Stock on such date.

•

The highest closing sales price of BVH’s Class A Common Stock and Class B Common Stock over the two-year period ending on November 3, 2023 was $39.09 per share and $42.25 per share, respectively, and that absent the proposed merger being consummated, BVH’s board believes that it is unlikely that BVH’s shareholders would, in the near term, be able to obtain a sales price at or above the merger consideration of $75.00 per share.

•	BVH’s book value as of September 30, 2023 was $17.95 per share. Accordingly, the merger consideration of $75.00 per share represented a 318% premium compared to such per share book value.

•

BVH’s board of directors received an opinion from its financial advisor, Credit Suisse, as to the fairness, from a financial point of view, to BVH’s shareholders of the merger consideration to be received by the shareholders other than HGV and its affiliates, Alan B. Levan and his affiliates, and John E. Abdo and his affiliates. See “The Merger–Opinion of Credit Suisse” below for additional information regarding Credit Suisse’s opinion.

•

BVH’s exclusive marketing agreement with Bass Pro, Inc. and its affiliates (“Bass Pro”), is scheduled to expire in 2024 and there was no assurance that the agreement would have been renewed or extended on terms acceptable to BVH or at all. VOI sales to prospects and leads generated by the marketing arrangement with Bass Pro accounted for 17% and 19% of Bluegreen’s VOI sales volume during the year ended December 31, 2022 and December 31, 2021, respectively. BVH’s board of directors believed that the expiration of the Bass Pro marketing agreement could be a material impediment to consummating a sale of BVH or adversely impact the price that a prospective purchaser would be willing to pay for BVH.

•

The stock market has been volatile and the current economic environment is uncertain, and the geopolitical environment and rising interest rates could adversely impact both the behavior and available discretionary spending of consumers and BVH’s operations and results. The consideration to be received by BVH’s shareholders in the merger consists entirely of cash which provides certainty of value measured against the ongoing business and financial execution risks of BVH’s business plan, and allows BVH’s shareholders to realize that value immediately upon the closing of the merger. The merger consideration of $75.00 per share is fixed and will not be reduced even if the share price of BVH’s Class A Common Stock or Class B Common Stock declines prior to the effective time.

•

The terms of the merger agreement, including the merger consideration, reflected extensive negotiations between BVH and HGV and their respective advisors, and BVH’s board of directors believes that the merger consideration represents the best proposal and economic value available to BVH’s shareholders.

•

The terms of the merger agreement provide BVH’s board of directors with the right, subject to specified limitations, to respond to and engage in discussions and negotiations regarding unsolicited third-party acquisition proposals under certain circumstances and the right, prior to shareholder approval of the merger agreement after complying with certain covenants, to change its recommendation to BVH’s shareholders to vote in favor of the merger agreement or to terminate the merger agreement to enter into a definitive agreement for a superior proposal if BVH’s board of directors determines in good faith after consultation with BVH’s outside legal counsel and financial advisors that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

BVH’s board of directors also considered the following potential risks and uncertainties related to the merger (not necessarily in order of relative importance):

•

The possibility that the conditions to closing the merger may not be satisfied, including, without limitation, as a result of the failure to obtain required approvals under the HSR Act or a failure by a party to perform its obligations under the merger agreement.

•

The risk that the merger may not otherwise be consummated on the contemplated terms, or at all, and that substantial costs will be incurred in connection with the merger, including transaction expenses arising from the merger, whether or not the merger is consummated.

•	The risk relating to any shareholder litigation which may be brought with respect to the merger.

•

Risks associated with disruptions to BVH’s operations and management distractions that could arise during the pendency of the merger, including the impact of uncertainty about the effect of the merger, regardless of whether the merger is completed, on BVH’s employees, customers and other parties and on BVH’s ability to attract, retain or motivate employees and customers.

•

The limitations generally imposed by the merger agreement on the solicitation or consideration by BVH of alternative transactions, subject to the exceptions described above, and the risks associated with the requirement that BVH will be required to pay HGV a termination fee in specified circumstances in which the merger agreement is terminated as a result of a superior proposal and the fact that the termination fee could potentially discourage a third party’s interest in making a competing proposal to acquire BVH.

•

The nature of the merger as a cash transaction means that BVH’s shareholders will not participate in any future earnings or growth of BVH or HGV, and the receipt of the merger consideration will be a taxable transaction for many of BVH’s shareholders, including U.S. Holders of BVH’s Class A Common Stock and Class B Common Stock.

•

The fact that, under the terms of the merger agreement, prior to the completion of the merger or termination of the merger agreement, BVH is generally required to conduct its business in the ordinary course and is subject to certain restrictions on its ability to conduct its business, as described in further detail under “The Merger Agreement – Conduct of Business Before Completion of the Merger.”

In the judgment of BVH’s board of directors, however, the potential risks of the transaction were outweighed by the factors favoring the merger, including those discussed above.

The foregoing discussion of the information and factors considered by BVH’s board of directors is not intended to be exhaustive, but includes the material factors that BVH’s board of directors considered. In view of the wide variety of factors considered and the complexity of these matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, BVH’s board of directors did not quantify, rank or assign any relative weights to the factors considered. In addition, individual directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. BVH’s board of directors considered all these factors as a whole, and overall considered the factors to be favorable to the merger agreement and the transactions contemplated thereby.

In considering the recommendation of BVH’s board of directors to approve the merger agreement and the transactions contemplated thereby, BVH’s shareholders should be aware that the executive officers and directors of BVH have certain interests in the merger that may be different from, or in addition to, the interests of BVH’s shareholders generally, as more fully described below under the section captioned “The Merger—Interests of BVH’s Directors and Executive Officers in the Merger.” BVH’s board of directors was aware of these interests and considered them when approving, and recommending that BVH’s shareholders approve, the merger agreement and the transactions contemplated thereby.

Portions of this explanation of BVH’s reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Projected Financial Information

BVH does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts because of the unpredictability and uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the merger, BVH’s financial advisors were provided with certain non-public financial forecasts that were prepared by BVH’s management.

The following financial forecasts are not being included in this proxy statement to influence your decision as to whether to vote for or against the proposal to approve the merger agreement and the transactions contemplated thereby, but rather are being included because, as described above, the financial forecasts were made available to BVH’s financial advisors. The inclusion of this information should not be regarded as an indication that BVH, its financial advisors or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. The internal financial forecasts of BVH’s management, upon which the following financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, which we refer to as U.S. GAAP, the published guidelines of the SEC regarding projections and the use of non-U.S. GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither BVH’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond BVH’s control. BVH believes the assumptions that its management used as a basis for the projected financial information were reasonable at the time the financial forecasts were prepared. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to BVH’s business, general business and economic conditions, industry performance, the regulatory environment, and other factors, including those described or referenced in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.” In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for BVH’s business, changes in general business or economic conditions, industry performance, the regulatory environment or any transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that BVH’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any shareholder regarding the information included in the financial forecasts set forth below. You are cautioned that some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. BVH has not updated, and does not intend to update or otherwise revise, the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based differ from actual events or circumstances. BVH has made no representation to HGV or Merger Sub concerning these financial forecasts.

The financial forecasts are forward-looking statements. See the section of the proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The following financial forecasts were provided to Credit Suisse, who used such information as it determined to be appropriate, including utilizing methodologies and based on assumptions reviewed, discussed and approved for Credit Suisse’s use by BVH’s management. The primary assumptions underlying the projected financial information set forth below include continued strong leisure travel and related spending, VOI sales growth at a compound annual growth rate of 5% per year and tour growth rate of 3% per year, the renewal of the Bass Pro marketing agreement, expansion of the Choice call transfer program and the return of mini-vacation package usage rates to historical levels. The following table sets forth projections with respect to BVH’s Revenue, Adjusted EBITDA and Unlevered free cash flow for the fourth quarter ending December 31, 2023 and each of the fiscal years 2024 through 2027, subject to the above-described assumptions and other factors which may affect these projections.

($ in millions)	Q4 2023E	2024E	2025E	2026E	2027E
Revenue(1)	$211	$850	$901	$944	$988
Adj. EBITDA(2)	$47	$188	$200	$215	$230
Unlevered free cash flow(3)	$10	$106	$146	$93	$107

(1)	“Revenue” includes vacation ownership interest sales, service and membership related fees, rental and ancillary service fees and consumer financing fees.
(2)

“Adj. EBITDA” is defined as adjusted earnings before interest, taxes, depreciation and amortization and includes earnings attributable to non-controlling interests and are unburdened by stock-based compensation expense.

(3)

“Unlevered free cash flow” is defined as Adj. EBITDA less stock-based compensation which is treated as a cash expense, less taxes, change in net working capital, and capital expenditures plus provisions for credit losses.

Opinion of Credit Suisse

On November 5, 2023, Credit Suisse rendered its oral opinion to BVH’s board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date) to the effect that, as of November 5, 2023, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the merger consideration to be received by the holders of BVH’s Class A Common Stock and Class B Common Stock (other than HGV and its affiliates and Alan B. Levan and John E. Abdo and their respective affiliates) in the merger pursuant to the merger agreement was fair, from a financial point of view, to such shareholders.

Credit Suisse’s opinion was directed to BVH’s board of directors, and only addressed, as of November 5, 2023, the fairness, from a financial point of view, to the holders of BVH’s Class A Common Stock and Class B Common Stock (other than HGV and its affiliates and Alan B. Levan and John E. Abdo and their respective affiliates) of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, a copy of which is attached as Annex D hereto and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit

Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft of the merger agreement, dated as of November 4, 2023, and certain related agreements;

•	reviewed certain publicly available business and financial information relating to BVH;

•

reviewed certain other information relating to BVH, including financial forecasts, provided to or discussed with Credit Suisse by BVH and met with BVH’s management to discuss the business and prospects of BVH;

•	considered certain financial and stock market data of BVH, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of BVH;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had recently been effected; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for BVH, the management of BVH advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on the bases reflecting the best currently available estimates and judgments of BVH’s management as to the future financial performance of BVH.

Credit Suisse also assumed, with the consent of BVH’s board of directors, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on BVH and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. For the purposes of Credit Suisse’s opinion, Credit Suisse also assumed, in all respects material to its opinion, that the final executed merger agreement would not differ from the draft merger agreement that Credit Suisse reviewed.

In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BVH, nor was Credit Suisse furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of BVH’s Class A Common Stock and Class B Common Stock (other than HGV and its affiliates and Alan B. Levan and John E. Abdo and their respective affiliates) of the merger consideration to be received by such shareholders in the merger pursuant to the terms of the merger agreement, without regard to differences, including as to relative voting rights, trading volumes, trading value and premiums or otherwise, between BVH’s Class A Common Stock and Class B Common Stock, from a financial point of view, of the merger consideration. Credit Suisse’s opinion did not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise, or as to the relative fairness of the merger consideration as between holders of BVH’s Class A Common Stock and Class B Common Stock. Without limiting the foregoing, Credit Suisse’s opinion did not address the fairness of the amount or nature of, or any other aspect relating to, the merger consideration to be received by Alan B.

Levan, John E. Abdo or their respective affiliates. Furthermore, Credit Suisse did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice. Credit Suisse assumed that such opinions, counsel, interpretations or advice had been or would have been obtained from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse’s opinion did not address the merits of the merger as compared to alternative transactions or strategies that might have been available to BVH nor did it address BVH’s underlying decision to proceed with the merger.

Credit Suisse’s opinion was for the information of BVH’s board of directors in connection with its consideration of the merger and did not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger.

Credit Suisse’s opinion and analyses were for the information of BVH’s board of directors (in its capacity as such) in connection with its consideration of the merger and were among many factors considered by BVH’s board of directors in evaluating the merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of BVH’s board of directors with respect to the merger.

In preparing its opinion to BVH’s board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses, analytic methods and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to BVH or the merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of BVH and Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Financial Analyses

The following is a summary of the material financial analyses performed in connection with the preparation of Credit Suisse’s opinion rendered to BVH’s board of directors on November 5, 2023. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•

Enterprise Value—generally the value, as of a specified date, of the relevant company’s outstanding equity securities (taking into account its options and other outstanding dilutive securities) and adjusting for net debt (the value of its outstanding indebtedness less the amount of cash and cash equivalents) and non-controlling interests.

•

Adjusted EBITDA—generally the amount, for a specified time period, of the relevant company’s earnings before interest, taxes, depreciation and amortization, adjusted to include earnings attributable to non-controlling interests and exclude, as applicable, the impact of stock-based compensation expense and one-time charges.

Selected Companies Analysis

Credit Suisse considered certain financial data for BVH and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to BVH in one or more respects (based on Credit Suisse’s experience and professional judgment). Stock prices for the selected companies used in the selected companies analysis described below were as of November 3, 2023. The estimates of BVH’s future financial performance for calendar years 2023, 2024 and 2025 used in the selected companies analysis described below were based on BVH’s management forecasts and consensus estimates. Estimates of the future financial performance of the selected companies listed below for calendar years 2023, 2024 and 2025 were based on publicly available research analyst estimates for the fiscal years of those companies.

The financial data reviewed consisted of:

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for calendar year 2023 (“Enterprise Value / CY 2023E Adj. EBITDA”);

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for calendar year 2024 (“Enterprise Value / CY 2024E Adj. EBITDA”); and

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for calendar year 2025 (“Enterprise Value / CY 2025E Adj. EBITDA”).

The companies selected by Credit Suisse and the corresponding multiples considered by Credit Suisse in its analysis were:

ENTERPRISE VALUE
	Enterprise Value / CY 2023E Adj. EBITDA	Enterprise Value / CY 2024E Adj. EBITDA	Enterprise Value / CY 2025E Adj. EBITDA
Marriott Vacations Worldwide Corporation	7.3x	6.7x	6.3x
Hilton Grand Vacations, Inc.	6.5x	6.3x	6.1x
Travel + Leisure Co.	6.8x	6.5x	6.1x

Taking into account the results of the selected companies analysis, Credit Suisse applied calendar year 2023 estimated Adjusted EBITDA multiples of 5.5x to 7.5x, calendar year 2024 estimated Adjusted EBITDA multiples of 5.0x to 7.0x and calendar year 2025 estimated Adjusted EBITDA multiples of 5.0x to 6.5x derived from the selected publicly traded companies to BVH’s calendar year 2023, calendar year 2024 and calendar year 2025 estimated Adjusted EBITDA, respectively. This analysis indicated an implied per share equity value reference range of $35.85 to $58.89 for BVH’s Class A Common Stock and Class B Common Stock, as compared to the value of the merger consideration of $75 per share of BVH’s Vacations Class A Common Stock and Class B Common Stock.

Discounted Cash Flow Analysis

Credit Suisse also performed a discounted cash flow analysis with respect to BVH by calculating the estimated net present value of the projected after-tax, unlevered free cash flows of BVH, treating stock-based compensation as a cash expense, based on BVH’s management forecasts, as described in the section of the proxy statement entitled “Projected Financial Information”. Credit Suisse applied, based on its experience and professional judgment, a range of terminal value multiples of 6.0x to 8.0x to the BVH’s Adjusted EBITDA estimate for calendar year 2028 and discount rates ranging from 9.0% to 11.0%. This analysis, based on BVH’s management forecasts, indicated an implied per share equity value reference range of $57.62 to $82.68 for BVH’s Class A Common Stock and Class B Common Stock, as compared to the value of the merger consideration of $75 per share of BVH’s Class A Common Stock and Class B Common Stock.

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to BVH in one or more respects (based on Credit Suisse’s experience and professional judgment). Financial data for the selected transactions were based on public filings and other publicly available information. Financial data for BVH was based on BVH’s management forecasts.

The financial data for the selected transactions reviewed by Credit Suisse consisted of Enterprise Value implied by the consideration proposed or paid in the selected transactions, as a multiple of the target companies’ last twelve months Adjusted EBITDA prior to the date of announcement of the relevant transaction (“LTM Adj. EBITDA”).

The transactions selected by Credit Suisse and the corresponding multiples considered by Credit Suisse in its analysis were:

Date Announced	Acquirer	Target	Enterprise Value / LTM Adj. EBITDA
March 10, 2021	Hilton Grand Vacations Inc.	Diamond Resorts International, Inc.	9.8x
April 30, 2018	Marriott Vacations Worldwide Corporation	ILG, Inc.	14.5x
June 29, 2016	Apollo Global Management	Diamond Resorts International, Inc.	7.1x
October 28, 2015	Interval Leisure Group	Vistana Signature Experiences	12.0x

Taking into account the results of the selected transactions analysis, Credit Suisse applied LTM Adj. EBITDA multiples of 8.0x to 11.0x derived from the selected transactions to BVH’s LTM Adj. EBITDA prior to September 30, 2023. This analysis indicated an implied per share equity value reference range of $59.26 to $88.69 for BVH’s Class A Common Stock and Class B Common Stock, as compared to the value of the merger consideration of $75 per share of BVH’s Class A Common Stock and Class B Common Stock.

Other Matters Relating to Credit Suisse’s Opinion

BVH engaged Credit Suisse to serve as BVH’s financial advisor in connection with the merger based on its qualifications, expertise, reputation and knowledge of BVH’s business and the vacation ownership industry. Credit Suisse is entitled to receive a transaction fee of $15.0 million from BVH upon the consummation of the merger, $3.0 million of which became payable upon the rendering of Credit Suisse’s opinion on November 5, 2023. In addition, BVH agreed to reimburse Credit Suisse for certain of its expenses and to indemnify it and certain related parties for certain liabilities and other items arising out of or related to Credit Suisse’s engagement.

Credit Suisse and its affiliates have in the past provided, and in the future may provide, investment banking and other financial advice and services to BVH, HGV and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation, including having acted as joint bookrunner in connection with the initial term loan facility and revolving credit facility provided to Hilton Grand Vacations Borrower LLC, an affiliate of HGV (the “Borrower”), under the credit agreement, dated as of August 2, 2021, as amended on December 16, 2021, May 31, 2023 and October 6, 2023 (the “Credit Agreement”), and is currently a lender to the Borrower under the Credit Agreement.

Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of BVH, HGV and any other company that may be involved in the merger, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

Regulatory Approvals

Under the HSR Act and the rules and regulations promulgated thereunder and the terms of the merger agreement, the merger may not be completed until HGV and BVH have each filed a Notification and Report Form with the Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the “DOJ”), and a 30-calendar-day waiting period following such filings has expired or been terminated earlier by the FTC and DOJ. Notwithstanding the foregoing, if necessary, HGV, in consultation with BHV, may extend the waiting period by an additional 30 calendar days pursuant to applicable law, and if the FTC or DOJ issues a request for additional information and documents (which we refer to as a “second request”) prior to the expiration of the waiting period, then the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

HGV and BVH each filed a Notification and Report Form with the FTC and DOJ on November 14, 2023. The waiting period is scheduled to expire December 14, 2023, which is thirty days following the date of filing, unless extended or earlier terminated.

At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ, or any state department or agency, could take such actions as it deems necessary under applicable antitrust laws, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Interests of BVH’s Directors and Executive Officers in the Merger

In considering the recommendation of BVH’s board of directors that you vote to approve the merger agreement and the transactions contemplated thereby, you should be aware that, as described below, BVH’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of BVH’s shareholders generally. BVH’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in approving, and recommending that BVH’s shareholders approve, the merger agreement and the transactions contemplated thereby.

Treatment of Restricted Stock Awards

BVH does not have outstanding any options or other equity awards other than restricted stock awards for its Class A Common Stock. Pursuant to the merger agreement, holders of restricted shares of BVH’s Class A Common Stock will be entitled to receive the merger consideration in respect of each restricted share outstanding at the effective time. The following table sets forth the number of restricted shares of BVH’s Class A Common Stock held by BVH’s directors and executive officers.

Name(1)	Number of Restricted Shares of Class A Common Stock
Alan B. Levan	173,025
Chanse Rivera	32,974
Dustin Tonkin	247,274
John E. Abdo	173,025
Jorge de la Osa	32,974
Raymond S. Lopez	131,166
Susan Saturday	32,974

(1)	Other than Messrs. Levan and Abdo, no other director holds any restricted shares of BVH’s Class A Common Stock.

It is expected that the vesting of certain of the restricted shares held by the foregoing executives will be accelerated in 2023 in anticipation of the merger.

LTIP Liquidity Event and Special Bonuses and Other Severance Payments

Participants in BVH’s Long-Term Incentive Plan (“LTIP”) are entitled to a liquidity event bonus in connection with the merger, which constitutes a liquidity event under the LTIP. In addition, certain executives will receive severance payments in connection with the merger pursuant to other arrangements with BVH or its subsidiaries, including Bluegreen. Certain of BVH’s executives are also entitled to payments in respect of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The following table sets forth the LTIP liquidity event and special bonuses, severance payments and COBRA payments expected, subject to receipt of any required compensation committee approval, to be paid to BVH’s executive officers in connection with the merger.

Name	LTIP Liquidity Event and Special Bonuses	Severance Payments	COBRA Payments
Alan B. Levan	—	$7,800,106	—
Chanse Rivera	$2,355,667	$999,615	—
Dustin Tonkin	—	$3,303,989	$24,490
John E. Abdo	—	$7,800,106	—
Jorge de la Osa	—	$1,014,975	$27,760
Raymond S. Lopez	$12,444,584	$5,844,681	$28,072
Susan Saturday	$2,944,584	$1,316,160	$20,460

Chairman Levan, Mr. Abdo and Mr. Lopez will be entitled to a pro-rata bonus for the period of 2024 elapsed prior to closing.

While certain of the severance payments set forth in the table above were calculated based on the amounts that such executives would have been entitled to receive in connection with a qualifying termination of employment following a change in control of BVH, the parties to the merger agreement agreed that such amounts would be paid in full regardless of whether the executive remained employed by the surviving company following the merger.

The severance payments will be conditioned upon the applicable executive entering into a separation agreement and release of HGV in the form negotiated by the parties in connection with their entry into the separation agreement. Such agreements will also contain customary restrictive covenants on the executives, including confidentiality obligations and non-solicitation and non-disparagement covenants. In addition, Mr. Lopez’s separation agreement will include a non-competition covenant. These restrictive covenants will be in lieu of any restrictive covenants which such executives would have otherwise been bound by pursuant to agreements with BVH or its subsidiaries.

See “Named Executive Officer Merger-Related Compensation” below for additional information with respect to such arrangements with BVH’s named executive officers.

Other

Pursuant to the merger agreement, management has discretion to allocate an additional $5.5 million as it determines to be appropriate. It is anticipated that a portion will be allocated to the directors as indicated below and that the balance will be allocated as management may determine, provided, that, no such amount will be further allocated to BVH’s executive officers or directors.

It is anticipated that the independent members of BVH’s board of directors will receive $125,000 in consideration for their past service on the board.

Insurance and Indemnification of Directors and Executive Officers

Pursuant to the terms of the merger agreement, directors and officers of BVH will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this proxy statement entitled “The Merger Agreement—Directors’ and Officers’ Indemnification, Exculpation and Insurance.”

Post-Closing Compensation Arrangements with HGV

Any of BVH’s executive officers or other employees who become officers or employees of HGV or any of its subsidiaries, including the surviving company, or who otherwise are retained to provide services to HGV or any of its subsidiaries, including the surviving company, following the effective time of the merger may enter into new compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by HGV. As of the date hereof, no compensation arrangements between such persons and HGV or its affiliates have been established. However, the merger agreement contains certain obligations of HGV with respect to the compensation and benefits to be provided to employees of BVH or its subsidiaries who continue employment with HGV or any of its subsidiaries, including the surviving company, following the effective time of the merger. For additional information, see the section of this proxy statement entitled “The Merger Agreement—Employee Matters.”

Named Executive Officer Merger-Related Compensation

The information set forth below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure regarding the compensation that may be paid or become payable to BVH’s named executive officers that is based on or otherwise relates to the merger. The amounts set forth in the following table are estimates based on multiple assumptions, including that none of the named executive officers receives any additional equity-based awards following the date hereof and each of the named executive officers has properly executed any required separation agreement and releases necessary in order to receive the applicable payments and benefits. The actual amounts received may differ from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits($)(3)	Total ($)
Alan B. Levan	$7,800,106	$12,976,875		$20,776,981
John E. Abdo	$7,800,106	$12,976,875		$20,776,981
Dustin Tonkin	$3,303,989	$18,545,550	$24,490	$21,874,029

(1)

Pursuant to their respective employment agreements with BVH and the agreement with HGV respect to payment of severance compensation described above, this column includes (a) for each of Mr. Alan Levan and Mr. Abdo, an amount equal to 2.99 times the sum of his annual base salary and annual bonus opportunity ($7,699,250 each), and (b) for Mr. Tonkin, an amount equal to the sum of (i) his annual base salary plus (ii) 1.5 times the average annual incentive bonus paid to him during the past two years. In addition, the amount for each of Mr. Levan and Mr. Abdo includes the expected pro rata portion of his annual bonus for 2024 ($100,856). The payment to each named executive officer is a “single trigger” payment to be paid in one lump sum in connection with the closing of the merger.

(2)

Pursuant to the merger agreement, holders of restricted shares of BVH’s Class A Common Stock will be entitled to receive the merger consideration in respect of each outstanding restricted share outstanding at the effective time. The amount set forth in this column for each named executive officer represents the product of $75.00, which is the per share merger consideration, multiplied by the total number of restricted shares of BVH’s Class A Common Stock held by each named executive officer, as set forth under “Treatment of Restricted Stock Awards” above. The payment to each named executive officer is a “single trigger” payment to be paid in connection with the closing of the merger.

(3)	The amount for Mr. Tonkin represents the payments expected to be made to him or on his behalf in respect of premiums under COBRA.

BVH’s shareholders will be asked at the special meeting to vote, on a non-binding advisory basis, on the compensation that may be paid or become payable to BVH’s named executive officers that is based on or otherwise relates to the merger, as set forth above. Such vote will be advisory only and will not be binding upon BVH or its board of directors and approval of the advisory compensation proposal is not a condition to completion of the merger. In addition, because the underlying arrangements regarding the compensation payable in connection with the merger are contractual in nature and not, by their terms, subject to shareholder approval, the right of BVH’s named executive officers to receive such compensation if the merger is consummated will not be affected by the outcome of the advisory vote.

Delisting and Deregistration of BVH’s Common Stock

If the merger is completed, BVH’s Class A Common Stock and Class B Common Stock will be deregistered under the Exchange Act and will no longer be publicly traded, and BVH will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

Financing of the Merger

The total amount of funds necessary to consummate the merger and related transactions, including payment of related fees and expenses, is expected to be approximately $1.4 billion. HGV has represented in the merger agreement that, at the effective time, it will have sufficient sources of immediately available funds to consummate the transactions contemplated by the merger, including payment of the merger consideration and all other amounts required to be paid by HGV pursuant to the merger agreement, and to pay all related fees and expenses. On November 6, 2023, HGV disclosed that it has received financing commitments from Bank of America, Deutsche Bank, Barclays and J.P. Morgan to consummate the merger, which are subject to customary conditions.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) in connection with the conversion of their shares of BVH’s Class A Common Stock and Class B Common Stock into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of BVH’s Class A Common Stock and Class B Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•

tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations, partnerships and any other entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; holders who hold their common stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•

tax consequences to holders who received their shares of BVH’s Class A Common Stock or Class B Common Stock in a compensatory transaction or pursuant to the exercise of options or warrants or whose common stock is subject to employment-based vesting;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•

tax consequences to holders who hold shares of BVH’s Class A Common Stock and Class B Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences arising from the Medicare tax on net investment income;

•

tax consequences to holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of our common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any; or

•	any territory, state, local or non-U.S. tax consequences.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of BVH’s Class A Common Stock or Class B Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of BVH’s Class A Common Stock or Class B Common Stock and partners therein should consult their tax advisors regarding the consequences of the merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY TERRITORY, STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of BVH’s Class A Common Stock or Class B Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code; or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of BVH’s Class A Common Stock or Class B Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of shares of BVH’s Class A Common Stock or Class B Common Stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of BVH’s Class A Common Stock and Class B Common Stock.

Non-U.S. Holders

General

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of BVH’s Class A Common Stock or Class B Common Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes. Subject to the discussion below relating to FATCA, any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•

such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the completion of the merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•

BVH is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of BVH’s Class A Common Stock or Class B Common Stock (the “relevant period”) and, if shares of BVH’s Class A Common Stock or Class B Common Stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than 5% of such stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, U.S. real property interests generally include land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if BVH is a USRPHC.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (which we refer to as “FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. The Treasury Department released in 2018 proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of shares of BVH’s stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Holders of BVH’s Class A Common Stock and Class B Common Stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of shares pursuant to the merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a current rate of 24%) may apply to the proceeds received by a holder pursuant to the merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form); or (2) a Non-U.S. Holder that (a) provides a certification of such Non-U.S. Holder’s non-U.S. status on the appropriate series of IRS Form W-8 (or a substitute or successor form); or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGER AND IS NOT, AND IS NOT INTENDED TO BE, LEGAL OR TAX ADVICE. ALL SHAREHOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL TAX LAWS, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS.

Potential Litigation Relating to the Merger

BVH’s shareholders may file lawsuits challenging or otherwise relating to the merger. Litigation is inherently uncertain. A judgment for monetary damages could have an adverse effect on BVH. Further, a preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger.

No Appraisal Rights

Under the Florida Business Corporation Act (the “FBCA”), appraisal rights are not available to holders of shares of an acquired company that are “covered securities” under Section 18(b)(1)(A) or (B) of the Securities Act. Both BVH’s Class A Common Stock and Class B Common Stock are covered securities because BVH’s Class A Common Stock is listed on the NYSE and BVH’s Class B Common Stock ranks equal to BVH’s Class A Common Stock. Accordingly, BVH’s shareholders are not entitled to appraisal rights in connection with the merger.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. A copy of the merger agreement is attached hereto as Annex A and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

The following summary of the merger agreement and the copy of the merger agreement attached to this proxy statement has been included to provide shareholders with information regarding the terms of the merger agreement. It is not intended to provide any other factual information about BVH, HGV or Merger Sub. The representations, warranties and covenants made by BVH in the merger agreement are qualified by information contained in BVH’s confidential disclosure letter delivered to HGV in connection with the execution of the merger agreement and by filings that BVH has made with the SEC since December 31, 2021 and publicly available before the date of the merger agreement. The representations and warranties made by HGV and Merger Sub in the merger agreement are qualified by information contained in HGV’s confidential disclosure letter delivered to BVH in connection with the execution of the merger agreement and by filings that HGV has made with the SEC since December 31, 2021 and publicly available before the date of the merger agreement. The representations, warranties and covenants of each party in the merger agreement were made only for the purposes of, and were and are solely for the benefit of the parties to, the merger agreement, were made as of specific dates, may be subject to limitations agreed upon by the contracting parties, including, as described above, being qualified by the confidential disclosure letters of the parties, which were made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to BVH’s shareholders. Accordingly, the representations and warranties may not describe the actual state of affairs as of the date of the merger agreement or at any other time, and BVH’s shareholders should not rely on them as statements of fact. The parties’ respective confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the merger agreement. BVH’s shareholders are not third-party beneficiaries of these representations, warranties and covenants under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of BVH or any of its affiliates or of HGV or any of its affiliates.

The Merger

The merger agreement provides for the merger of Merger Sub with and into BVH, with BVH continuing as the surviving company of the merger and becoming an indirect wholly-owned subsidiary of HGV.

Completion and Effectiveness of the Merger

Under the merger agreement, the closing of the merger will take place on the third business day following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to closing the merger (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), unless another date is agreed to in writing by HGV and BVH; provided, that if the marketing period has not ended at least three business days prior to the time the closing would have otherwise been required to occur, the closing will be delayed until the earlier to occur of (x) any business day before, during or after the marketing period as may be specified by HGV on no less than three business days’ prior written notice to BVH and (y) three business days following the final day of the marketing period, subject in each case to the satisfaction or waiver of all of the conditions to closing the merger

(other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver thereof at the closing). We refer to the date on which the completion of the merger occurs as the “closing date.”

Under the merger agreement, “marketing period” means the first period of fifteen consecutive business days commencing on or after the date of the merger agreement throughout which and on the last day of which (i) HGV has received the required information (as defined in the merger agreement) which is compliant (as defined in the merger agreement) and remains compliant throughout the marketing period and (ii) the conditions to closing the merger are and remain satisfied throughout the marketing period (or, to the extent permitted, waived by HGV in its sole discretion) assuming the closing were to be scheduled for any time during the marketing period (excluding conditions that by their nature are to be satisfied at the closing, but provided that throughout the marketing period such conditions are and remain capable of being satisfied); provided that (x) the marketing period shall not be required to be consecutive to the extent it would include November 23, 2023, November 24, 2023, January 15, 2024, February 19, 2024, March 29, 2024, May 24, 2024, May 27, 2024 or July 3, 2024 through July 6, 2024 (any such day to be excluded for purposes of, but shall not reset, the marketing period), (y) notwithstanding anything in this definition to the contrary (other than clause (z) below), if the marketing period has not ended on or prior to December 22, 2023, the marketing period will not commence earlier than January 2, 2024, and (z) the marketing period will be deemed to have been complied with and automatically end on any earlier date on which the debt financing is funded; provided further, that if BVH in good faith reasonably believes that it has provided the required information and that such required information is compliant, it may deliver to HGV a written notice to that effect (stating the date upon which it believes it completed such delivery of required information that is compliant), in which case BVH will be deemed to have complied with such obligation to deliver required information that is compliant, and such fifteen consecutive business day period will be deemed to have commenced on the date such notice is delivered to HGV, unless HGV in good faith reasonably believes BVH has not completed delivery of required information that is compliant and, within three business days after the delivery of such notice by HGV, delivers a written notice to BVH to that effect (stating in good faith and with reasonable specificity which items of required information BVH has not delivered or are not compliant). Notwithstanding anything in this definition to the contrary, the marketing period shall not be deemed to have commenced if, prior to the completion of the marketing period, the required information ceases to be compliant for any reason, in which case the marketing period will not be deemed to commence until HGV has received all of the required information which is compliant, at which time the marketing period will be deemed to have restarted and all of the required information is and shall remain compliant throughout the marketing period.

On the closing date, the parties will file articles of merger in accordance with the relevant provisions of the FBCA. The merger will become effective upon filing of the articles of merger, or at such other date or time as HGV and BVH agree in writing and specify in the articles of merger. At the effective time, all the property (or any interest therein), rights, privileges, powers and franchises of BVH and Merger Sub will vest in BVH as the surviving company, without reversion or impairment, and all debts, liabilities and duties of BVH and Merger Sub will become the debts, liabilities and duties of the surviving company.

Merger Consideration

Subject to the terms and conditions of the merger agreement, at the effective time, by virtue of the merger and without any action on the part of the holder thereof, each share of BVH Class A Common Stock and Class B Common Stock outstanding will be converted into the right to receive $75.00 in cash, without interest and less any applicable withholding taxes. All such shares, when so converted at the effective time, will cease to be outstanding and will automatically be cancelled and cease to exist. Each holder of a share of BVH Class A Common Stock and Class B Common Stock that was outstanding immediately prior to the effective time will cease to have any rights with respect thereto, except the right to receive the merger consideration to which such holder is entitled by virtue of the merger.

Notwithstanding the foregoing, each share of BVH Class A Common Stock and Class B Common Stock owned, directly or indirectly, by HGV, Merger Sub or any wholly-owned subsidiary of BVH immediately prior to the effective time will be cancelled without consideration therefor.

Restricted Stock Awards in the Merger

Holders of restricted stock awards of BVH’s Class A Common Stock will be entitled to receive the merger consideration in respect of each restricted share outstanding at the effective time. BVH does not have outstanding any options or other equity awards other than restricted stock awards of its Class A Common Stock.

Exchange of BVH Common Stock for the Merger Consideration

Paying Agent

Prior to the effective time, Merger Sub will enter into an agreement with BVH’s transfer agent to act as paying agent for BVH’s shareholders to receive the merger consideration in connection with the merger. At or immediately after the effective time, HGV will deposit with the paying agent cash in an amount sufficient to pay the aggregate merger consideration payable in the merger.

If you are a holder of one or more certificates representing shares of BVH’s Class A Common Stock or Class B Common Stock, then promptly (and in any event within three business days) after the effective time, the paying agent will mail to you a letter of transmittal and instructions for use in effecting the surrender of your certificates in exchange for the merger consideration to which you are entitled in respect of those shares. Upon receipt by the paying agent of your certificates and a duly completed and validly executed letter of transmittal, and such other documents as may be required pursuant to the instructions in the letter of transmittal and otherwise by the paying agent, the paying agent will deliver to you the merger consideration to which you are entitled in respect of your certificated shares.

If you are a holder of book-entry shares of BVH’s Class A Common Stock or Class B Common Stock, you will not be required to deliver a certificate or letter of transmittal to receive the merger consideration to which you are entitled in respect of those shares. Rather, promptly (and in any event within two business days) after the effective time, the paying agent will pay and issue to you the merger consideration to which you are entitled in respect of the book-entry shares.

No Interest

No interest will be paid or will accrue on any portion of the merger consideration payable in respect of any share of BVH Class A Common Stock or Class B Common Stock.

Termination of Rights

At the effective time, the stock transfer books of BVH will be closed, and there will be no further registration of transfers on the stock transfer books of BVH of the shares of BVH’s Class A Common Stock or Class B Common Stock that were outstanding immediately prior to the effective time. After the effective time, each share of BVH’s Class A Common Stock and Class B Common Stock that has not been surrendered will represent only the right to receive, upon such surrender, the merger consideration to which such holder is entitled by virtue of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of BVH with respect to: organization and qualification; capitalization;

subsidiaries; corporate authority relative to the merger agreement; due execution, delivery and enforceability of the merger agreement; the absence of conflicts and violations; required consents and approvals; SEC reports and filings; financial statements; internal controls and procedures; the absence of undisclosed liabilities; information supplied for merger-related SEC filings; the absence of certain changes or events; litigation; compliance with laws; employee benefit plans; labor matters; environmental matters; tax matters; material contracts; insurance; real property and other assets; timeshare matters; receivables-backed facilities; intellectual property; IT systems, privacy and data protection; absence of leakage; state takeover statutes; affiliate transactions; finders and brokers; and the opinion of its financial advisor.

The merger agreement also contains customary representations and warranties of HGV and Merger Sub, including with respect to: organization and qualification; authority relative to the merger agreement; due execution, delivery and enforceability of the merger agreement; the absence of conflicts and violations; required consents and approvals; SEC reports and filings; financial statements; information supplied for merger-related SEC filings; litigation; activity of Merger Sub; financing; ownership of BVH’s stock; solvency; and finders and brokers.

The representations and warranties of the parties in the merger agreement will expire at the effective time.

Material Adverse Effect

Many of the representations and warranties in the merger agreement are qualified by a “material adverse effect” standard.

A “material adverse effect” with respect to BVH means any event, change, occurrence, circumstance or effect that (A) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of BVH and its subsidiaries, taken as a whole, or (B) materially impairs the ability of BVH to consummate the merger or any of the other transactions contemplated by the merger agreement which are to occur at or prior to the closing of the merger; provided, that the determination of whether or not a “material adverse effect” has occurred with respect to BVH shall not take into account any event, change, occurrence, circumstances or effect that, directly or indirectly, constitutes or that results from:

(1) United States, regional, global or international economic conditions (or changes therein), including those affecting financial, credit, foreign exchange or capital market conditions (including changes in interest rates), or other changes generally affecting the timeshare or vacation ownership industry, or the economy or financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory, political, geopolitical or legislative conditions,

(2) any hurricane, flood, tornado, earthquake, cyberattack, epidemic, pandemic or disease outbreak or other natural disasters or force majeure events,

(3) changes in any applicable laws or GAAP or interpretations thereof by any governmental entity,

(4) any failure by BVH to meet any published analyst estimates or expectations of BVH’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by BVH to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or any changes in any analysts’ recommendations or ratings with respect to BVH or any of its subsidiaries, in and of itself, (provided, that the facts or occurrences giving rise to or contributing to such failure or change that are not otherwise excluded from the definition of “material adverse effect” shall be taken into account in determining whether there has been a “material adverse effect” with respect to BVH),

(5) any outbreak or escalation of hostilities, any acts of war (whether or not declared) or terrorism or sabotage, in each case arising or occurring after the date of the merger agreement, including any material worsening of such conditions after the date thereof,

(6) the execution and delivery of the merger agreement, the identity of HGV or any subsidiary of HGV, the pendency or consummation of the merger agreement, the merger or any of the other transactions contemplated thereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of the merger agreement or the merger or other transactions contemplated thereby, including any litigation arising out of or relating to the merger agreement or the merger or other transactions contemplated thereby,

(7) the resolution of any legal or regulatory proceedings set forth in BVH’s SEC filings or in BVH’s confidential disclosure letter,

(8) any action taken by BVH which is expressly required by the merger agreement, and

(9) any actions taken (or omitted to be taken) by BVH at the written request of HGV; provided, that, with respect to clauses (1), (2), (3) and (5), if such event, change, occurrence, circumstance or effect has had a disproportionate adverse effect on BVH and its subsidiaries relative to other companies operating in the timeshare and vacation ownership industry then only the incremental disproportionate adverse effect of such event, change, occurrence, circumstance or effect shall be taken into account for the purpose of determining whether a “material adverse effect” with respect to BVH exists or has occurred.

A “material adverse effect,” or “Parent material adverse effect,” with respect to HGV or Merger Sub means any event, change, occurrence, circumstance, or effect that (A) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of HGV and its subsidiaries, taken as a whole, or (B) materially impairs the ability of HGV to consummate the merger or any of the other transactions contemplated by the merger agreement which are to occur at or prior to the closing of the merger; provided, that the determination of whether or not a “material adverse effect” has occurred with respect to HGV or Merger Sub shall not take into account any event, change, occurrence, circumstance, or effect that directly or indirectly, constitutes or that results from:

(1) United States, regional, global or international economic conditions (or changes therein), including those affecting financial, credit, foreign exchange or capital market conditions (including changes in interest rates), or other changes generally affecting the timeshare or vacation ownership industry, or the economy or financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory, political, geopolitical or legislative conditions,

(2) any hurricane, flood, tornado, earthquake, cyberattack, epidemic, pandemic or disease outbreak or other natural disasters or force majeure events,

(3) changes in any applicable laws or GAAP or interpretations thereof by any governmental entity,

(4) any failure by HGV to meet any published analyst estimates or expectations of HGV’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by HGV to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, or any changes in any analysts’ recommendations or ratings with respect to HGV or any of its subsidiaries, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure or change that are not otherwise excluded from this definition of “material adverse effect” shall be taken into account in determining whether there has been a “material adverse effect” with respect to HGV or Merger Sub),

(5) any outbreak or escalation of hostilities, any acts of war (whether or not declared) or terrorism or sabotage, in each case arising or occurring after the date of the merger agreement, including any material worsening of such conditions after the date thereof,

(6) the execution and delivery of the merger agreement, the identity of BVH or any subsidiary of BVH, the pendency or consummation of the merger agreement, the merger or any of the other transactions contemplated thereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of the merger agreement or the merger or other transactions contemplated thereby, including any litigation arising out of or relating to the merger agreement or the merger or other transactions contemplated hereby,

(7) any action taken by HGV which is expressly required by the merger agreement, and

(8) any actions taken (or omitted to be taken) by HGV at the written request of BVH; provided, that, with respect to clauses (1), (2), (3) and (5), if such event, change, occurrence, circumstance, or effect has had a disproportionate adverse effect on HGV and its subsidiaries relative to other companies operating in the timeshare and vacation ownership industry then only the incremental disproportionate adverse effect of such event, change, occurrence, circumstance, or effect shall be taken into account for the purpose of determining whether a “material adverse effect” with respect to HGV or Merger Sub exists or has occurred.

Conduct of Business Before Completion of the Merger

Restrictions on BVH’s Operations

The merger agreement provides for certain restrictions on BVH’s and its subsidiaries’ activities until the earlier of the effective time or the date (if any) that the merger agreement is terminated. In general, except as specifically permitted in the merger agreement, as disclosed in BVH’s confidential disclosure letter, as required by applicable law or as consented to in writing by HGV (which will not be unreasonably withheld, conditioned or delayed), BVH and each of its subsidiaries agreed to conduct its business in the ordinary course of business consistent with past practice in all material respects and use its commercially reasonable best efforts to (1) maintain its material assets and properties in their current condition (subject to normal wear and tear) and (2) preserve substantially intact its business organization and preserve its present relationships with customers, suppliers and other persons with which it has material business relations. In addition, except as specifically permitted or required by the merger agreement, as disclosed in BVH’s confidential disclosure letter, as required by applicable law or as consented to in writing by HGV (which may not be unreasonably withheld or conditioned and which consent may be deemed given if notice is given of the proposed action and HGV does not oppose the action in writing within five business days of BVH providing proper notice to HGV in accordance with the merger agreement), BVH may not, and agreed to cause each of its subsidiaries not to:

•	amend, adopt any amendment to or otherwise change or modify its articles of incorporation or bylaws or any similar governing instruments;

•

issue, deliver, sell, pledge, dispose of, encumber or enter into any contract (whether oral or written) with respect to the voting of, any shares of capital stock of BVH (including, for the avoidance of doubt, any shares of BVH’s Class A Common Stock or Class B Common Stock) or of any of its subsidiaries, or grant to any person or entity any right to acquire any shares of its capital stock, except pursuant to restricted stock awards outstanding as of the date of the merger agreement (or permitted thereunder to be granted after the date thereof) and in accordance with the terms of such instruments;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (including with respect to BVH, for the avoidance of doubt, any shares of BVH’s Class A Common Stock or Class B Common Stock), except for regular quarterly cash dividends consistent with past practice and any dividend or distribution by a subsidiary of BVH to BVH or to other subsidiaries of BVH;

•

adjust, split, redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of BVH (except in connection with the vesting of BVH restricted stock awards and related required tax withholdings or settlement of other awards or obligations outstanding as of the date of the merger agreement or permitted to be granted after the date thereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

•

adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or other recapitalization, or make any other change with respect to its capital structure;

•

acquire, directly or indirectly, (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $3,000,000 individually or $6,000,000 in the aggregate, other than purchases pursuant to existing contracts;

•

sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, mortgage, pledge, hypothecate, grant any security interest in, grant an easement with respect to, or otherwise encumber or restrict any real property owned in fee by BVH or any of its subsidiaries or the use thereof (including securitizations), or incur or create any lien (other than certain permitted liens) on, or dispose of, in a single transaction or series of transactions, any material assets (including any owned real property and vacation ownership interests), rights or properties, in each case, other than (A) sales or dispositions of inventory (including vacation ownership interests) in the ordinary course of business; (B) sales or dispositions in an amount that does not exceed $3,000,000 individually or $6,000,000 in the aggregate; (C) non-exclusive licenses in the ordinary course of business; (D) dispositions, transfers, assignments, substitutions or removals of vacation ownership interests from or into any multisite trust; (E) sales, pledges, contributions or other transfers of any loans, receivables or other assets in connection with a BVH receivables-backed facility and in accordance with the terms of the related BVH receivables-backed facility instrument; (F) in connection with certain permitted BVH receivables-backed facilities activity; and (G) sales and dispositions pursuant to existing contracts set forth in BVH’s confidential disclosure letter;

•

other than in the ordinary course of business consistent with past practice, enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement;

•

(A) amend, renew, extend, modify, supplement or waive, or assign, convey, encumber or otherwise transfer in whole or in part, material rights or interests pursuant to or in, certain contracts (regardless of whether in the ordinary course of business consistent with past practice or such contract constitutes a material contract) set forth in BVH’s confidential disclosure letter, or (B) enter into any contract which is substantially similar to any such contracts or which otherwise relates to or involves (in the case of the following clauses (1) and (2)), or is with (in the case of the following clauses (3) and (4)), (1) co-branded credit card, alternative payment or similar payment arrangements, (2) formation or creation of any new joint venture, partnership, or similar arrangements with any third party, (3) a counterparty that is primarily engaged in the hotel, timeshare or lodging business other than ordinary course marketing and sales agreements that are terminable upon 30 days’ or less notice or (4) any “related person” as defined in Item 404 of Regulation S-K;

•

(A) materially amend or terminate any material contract (including any BVH real property lease), (B) materially amend, modify, supplement or waive, or assign, convey, encumber or otherwise transfer in whole or in part, material rights or interests pursuant to or in, any material contract (other than (i) assignments between or among BVH or any of its wholly-owned subsidiaries that would not be adverse to HGV or Merger Sub (ii) in connection with any permitted BVH receivables-backed facilities activity) or (C) materially amend, supplement or modify any material contract (including any real property lease) for the purposes of giving, obtaining or effecting any third-party consents; however, subject to BVH’s compliance with other provisions in the merger agreement, this provision shall not prevent BVH or any of its subsidiaries from renewing and/or extending any contract (subject to certain limited exceptions), including, without limitation, any material contract, on substantially the same terms as in effect as of the date of the merger agreement or otherwise in the ordinary course of business, provided BVH shall give notice of the proposed renewal or extension to HGV and HGV shall have consented to the renewal or extension (which may not be unreasonably withheld, conditioned or delayed, and which shall be deemed given if HGV does not object to the renewal or extension within five business days of BVH providing proper notice to HGV in accordance with the merger agreement);

•	other than in the ordinary course of business consistent with past practice, enter into any real property lease, or terminate any leased real property;

•

make or authorize any material new capital expenditures which are, in the aggregate, in excess of BVH’s capital expenditure budget set forth in BVH’s confidential disclosure letter, other than such capital expenditures that do not exceed such budget by more than $2,500,000 individually or $10,000,000 in the aggregate;

•

(A) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than a subsidiary of BVH), (B) incur any indebtedness for borrowed money or issue any debt securities, (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person or entity (other than a guaranty by BVH on behalf of its subsidiaries), or (D) cancel, modify or waive any debts or claims held by or owed to BVH or any of its subsidiaries, in each case, in excess of $10,000,000 individually or $20,000,000 in the aggregate, except for with respect to clause (B), indebtedness incurred (i) under BVH’s or its subsidiary’s existing credit facilities or BVH’s receivables-backed facilities, in each case, in the ordinary course of business in an aggregate principal amount not to exceed the existing commitments under such facilities available to be drawn as of the date of the merger agreement, (ii) between or among BVH and/or any of its subsidiaries in the ordinary course of business or (iii) to replace, renew, extend or refinance any existing indebtedness of BVH or its subsidiaries on terms and conditions that are not materially less favorable to BVH and its subsidiaries, taken as a whole, than the terms or conditions of the replaced, renewed, extended or refinanced debt, provided, that clause (iii) shall only apply to existing indebtedness that is replaced, renewed, extended or refinanced (as applicable) and that can be repaid, redeemed or repurchased on or prior to the closing of the merger without any premium or prepayment penalty;

•

except to the extent required by applicable law (including Section 409A of the Code) or to the extent required pursuant to the terms of any BVH employee benefit plan in effect as of the date of the merger agreement or as contemplated by the merger agreement, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any current or former BVH employee, director or independent contractor, other than for increases in connection with internal promotions and merit-based increases, in each case with respect to each such employee, director or independent contractor whose annualized base compensation and incentive compensation opportunity does not exceed $300,000 but specifically excluding any increase that would broadly impact any designated class of BVH employees, directors or independent contractors, such as variable compensation eligible employees and annual bonus eligible employees (other than specific temporary incentives, including but not limited to, sales performance incentive funds (SPIFF)), (B) become a party to, establish, adopt, amend, commence participation in or terminate any BVH employee benefit plan or any arrangement that would have been a BVH employee benefit plan had it been entered into prior to the date of the merger agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any BVH employee benefit plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any BVH employee benefit plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any BVH employee benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans to any current or former BVH employee, director or independent contractor (other than routine travel or other business advances issued in the ordinary course of business) or (G) hire or terminate (without cause) any executive officer, trustee or director of BVH or any subsidiary of BVH or promote or appoint any person to a position of executive officer, trustee or director of BVH or any subsidiary of BVH;

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accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, in each case, except in the ordinary course of business;

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(A) to the extent GAAP applies to the maintenance of such books and records, fail to maintain the applicable financial books and records in accordance with GAAP in all material respects, or (B) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, or deviate in any material respect from its standard schedule for preparation of audited financial statements with respect to the audited financial statements for the year ending December 31, 2023;

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(A) adopt or make any change to any material method of tax accounting or annual tax accounting period, except as required by GAAP, (B) make, change or revoke any material tax election, (C) surrender, agree, settle or compromise any tax audit, examination or proceeding, (D) to extend the statute of limitations in respect of any material amount of taxes (other than pursuant to extensions of the due date for the filing of an income tax return that do not require consent of a taxing authority), (E) file or cause to be filed any amended material tax return, (F) initiate any voluntary disclosure with, or request any ruling from, a taxing authority with respect to a material amount of taxes, (G) enter into any closing agreement with any taxing authority with respect to any material tax, or (H) surrender any right to claim a material tax refund;

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compromise, settle or agree to settle any action or other proceeding (including any action or other proceeding relating to the merger agreement or the transactions contemplated thereby) or agree to the tolling of the statute of limitations with respect to any potential action or other proceeding, or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages (A) not in excess of $500,000 individually or $1,000,000 in the aggregate or (B) materially consistent with the reserves reflected in BVH’s balance sheet at June 30, 2023;

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allow any material permit held by BVH or any of its subsidiaries to expire or lapse, or take any action (or fail to take any action) that would reasonably be expected to terminate, invalidate, impair or be a breach of, any material permit held by BVH or any of its subsidiaries (including any material permit of any governmental entity);

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cause any material amendment to any BVH offering documents of any vacation club association, vacation club or vacation ownership property (other than with respect to any amendments that do not materially increase the obligations or waive or release any material rights of BVH or its subsidiaries under such documents);

•	allow any registrations of a vacation club to lapse, or fail to keep such registrations current in accordance with applicable law;

•	after December 31, 2023, offer to customers a 100% equity roll with no additional cash down collected by BVH;

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take any action or exercise any of their votes, or fail to take any action or fail to exercise any of their votes, within a non-profit vacation club association or a non-profit vacation ownership association that would reasonably be expected to materially and adversely affect the rights, control, powers, and privileges of BVH or its subsidiaries under BVH’s offering documents or a BVH management agreement, whether by statute or otherwise; or

•	agree, resolve, authorize or commit to do or take any of the foregoing actions.

Restrictions on HGV’s Operations

The merger agreement provides for certain restrictions on HGV’s and its subsidiaries’ activities until the earlier of the effective time or the date (if any) that the merger agreement is terminated. In general, except as specifically permitted in the merger agreement, as required by applicable law or as consented to in writing by BVH (which consent shall not be unreasonably withheld, conditioned or delayed), HGV and each of its subsidiaries will conduct its business in the ordinary course of business consistent with past practice in all material respects and use commercially reasonable best efforts to (1) maintain its material assets and properties in their current condition (subject to normal wear and tear) and (2) preserve substantially intact its business organization and to preserve its present relationships with customers, suppliers and other persons and entities with which it has material business relations. In addition, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by BVH, HGV has agreed not to, and to cause its subsidiaries not to, take any action, or knowingly fail to take any action, that would reasonably be expected to prevent or materially impair or materially delay the merger or otherwise materially adversely affect the satisfaction of the conditions to consummating the merger set forth in the merger agreement or the ability of HGV to perform its obligations pursuant to the merger agreement (including HGV’s obligation to pay the merger consideration and other amounts payable by it pursuant to the merger agreement); or agree, resolve, authorize or commit to do or take any action described above.

Restriction on Solicitation of Other Offers by BVH

Under the terms of the merger agreement, subject to certain exceptions described below, BVH will not and will cause its subsidiaries, and its and their respective officers and directors not to, and BVH will use reasonable best efforts to cause its and its subsidiaries’ other representatives to not, directly or indirectly:

•	initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an acquisition proposal;

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engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to BVH or any of its subsidiaries in connection with, an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

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approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal; or

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fail to include the BVH board of directors’ recommendation that the BVH shareholders approve the transactions, including the merger, and adopt the merger agreement and approve the transactions contemplated thereby in the proxy statement.

In addition, under the merger agreement, BVH has agreed that it will and will cause its subsidiaries, and its and their respective officers and directors to, and BVH will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, (i) cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties that constitute or could reasonably be expected to lead to an acquisition proposal, (ii) terminate any such third party’s access to any physical or electronic data rooms with respect to an acquisition proposal and (iii) request that any such third party and its representatives promptly (A) destroy or return all confidential information concerning BVH or any of its subsidiaries furnished by or on behalf of BVH or any of its subsidiaries and (B) destroy all analyses and other materials prepared by or on behalf of such person that contain, reflect or analyze such confidential information.

Notwithstanding the prohibitions described above, if prior to shareholder approval of the merger agreement, BVH receives an unsolicited bona fide written acquisition proposal that did not result from a breach of BVH’s non-solicitation obligations, and BVH’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (i) such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal and (ii) failure to take either of the following actions would be inconsistent with BVH’s board of directors’ exercise of its fiduciary duties under Florida law, then BVH may

(a) furnish information with respect to BVH and its subsidiaries to the person making such acquisition proposal and (b) participate in discussions or negotiations with such person and its representatives regarding such acquisition proposal; provided, however, that BVH will provide or make available to HGV any material non-public information concerning BVH or any of its subsidiaries that is provided to the person making such acquisition proposal or its representatives which was not previously provided or made available to HGV at the same time as such information is made available to such person or its representatives.

For purposes of this proxy statement and the merger agreement:

•

“acquisition proposal” means any inquiry, proposal or offer from any person or group of persons other than HGV or one of its subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of BVH (or any subsidiary or subsidiaries of BVH whose business constitutes 50% or more of the net revenues, net income or assets of BVH and its subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 50% of the equity securities or consolidated total assets of BVH and its subsidiaries, in each case other than the merger; and

•

“superior proposal” means any acquisition proposal (A) on terms which the BVH board of directors determines in good faith, after consultation with BVH’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of BVH’s Class A Common Stock and Class B Common Stock than the merger, taking into account all the terms and conditions of such proposal, and the merger agreement and (B) that the BVH board of directors believes is reasonably capable of being completed in accordance with the material terms thereof substantially within the timeframe contemplated by such proposal, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of this definition of “superior proposal,” the references to “50%” in the definition of “acquisition proposal” shall be deemed to be references to “75%.”

Adverse Recommendation Change

Notwithstanding the foregoing, prior to shareholder approval of the merger agreement, BVH’s board of directors may (i) withdraw or modify in a manner adverse to HGV or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to HGV or Merger Sub, its recommendation of the merger agreement or the merger, or approve or recommend, or publicly propose to approve or recommend, any acquisition proposal (any of such actions, an “adverse recommendation change”), or (ii) cause BVH to enter into an alternative acquisition agreement with respect to a superior proposal and terminate the merger agreement (any action described in clause (i) or (ii) being a “fundamental action”) if (A) an unsolicited, bona fide written acquisition proposal that did not result from a material breach of BVH’s non-solicitation obligations is received by BVH, and (B) BVH’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (w) such acquisition proposal constitutes a superior proposal and (x) a failure to effect a fundamental action in response to such acquisition proposal would be inconsistent with the directors’ fiduciary duties under applicable law.

Prior to taking a fundamental action, BVH must provide HGV with four business days’ prior written notice, which notice must set forth in writing whether BVH’s board of directors intends to take such fundamental action and include, if applicable, the then-current draft of such alternative acquisition agreement. In addition, to the extent requested by HGV, BVH will, and will cause its representatives to, negotiate in good faith with HGV to revise the merger agreement in a manner that would eliminate the need for BVH’s board of directors to take such fundamental action, and BVH’s board of directors must make the required determination regarding its fiduciary duties again at the end of such four business day negotiation period (after taking into account in good faith the amendments to the merger agreement proposed by HGV, if any).

For purposes of this proxy statement and the merger agreement, “alternative acquisition agreement” means, other than a permitted confidentiality agreement, any acquisition agreement, merger agreement, arrangement agreement, option agreement, joint venture agreement, partnership agreement, license agreement, legally binding letter of intent, legally binding memorandum of understanding, agreement in principle or any other similar legally binding agreement or document relating to any acquisition proposal.

Special Meeting

BVH agreed to hold a special meeting of its shareholder as soon as reasonably practicable following the clearance of this proxy statement by the SEC for the purpose of voting on the merger agreement and the transactions contemplated thereby.

Efforts to Complete the Merger; HSR Approval

Under the merger agreement, HGV and BVH are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement at the earliest practical date, including using reasonable best efforts to cause the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act, except to the extent any such action would reasonably be expected to, individually or in the aggregate, materially reduce the reasonably anticipated benefits to HGV of the transactions contemplated by the merger agreement or impact HGV, BVH or their respective subsidiaries in a manner or amount that is material relative to the value of BVH and its subsidiaries, taken as a whole. HGV and BVH each agreed to prepare and file as promptly as practicable, and in any event by no later than ten business days from the date of the merger agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Each party filed its Notification and Report Form on November 14, 2023.

Employee Matters

From and after the closing date until December 31, 2024, HGV will provide or cause its affiliates to provide to each employee of BVH or any of its subsidiaries who continues employment with HGV or any of its affiliates, including the surviving company and its subsidiaries, following the effective time (each, a “continuing employee”) with (i) cash compensation, including salary (or wage) and bonus, and (ii) except as otherwise provided in below, employee benefits (excluding, however, all equity plans) that are substantially comparable, in the aggregate, to the cash compensation and benefit plans provided to similarly situated employees of HGV or its affiliates.

HGV will provide, or cause its affiliates to provide, each continuing employee who is terminated without cause by HGV or its affiliates during the eighteen month period immediately following the effective time with the greater of (1) the severance set forth in BVH’s confidential disclosure letter and (2) severance which is substantially comparable in the aggregate to the severance provided by HGV and its affiliates to their own similarly-situated employees, and, in either case, plus the amount of any accrued and unpaid compensation, including salary (or wages) and bonuses; provided, however, that for purposes of determining years of service, each continuing employee will be credited with (i) the service with which he or she was credited for severance purposes with BVH or the subsidiary employing the continuing employee as of the effective time, plus (ii) his or her service with HGV and its affiliates after the effective time; provided, however, that such benefit payments will be conditioned on execution of a customary release of claims in a form reasonably satisfactory to HGV and applicable to similarly situated employees of HGV or its affiliate; provided, further, that, for any terminated continuing employee with the position of director or above, any such release will only contain a non-competition covenant if reasonably determined to be necessary by HGV and the non-compete period will be the shorter of one year and the applicable severance pay period.

With respect to any employee benefit plan of HGV or any of its affiliates in which any continuing employee becomes eligible to participate on or after the effective time, HGV will, or will cause its affiliates to, use commercially reasonable efforts to, amend such plan, or cause the plan administrator of such plan, to exercise administrative discretion to, (i) waive preexisting conditions limitations, actively at work requirements, and exclusion and waiting periods with respect to participation and coverage requirements to the extent they were inapplicable to, or were satisfied under, any BVH employee benefit plan in which such continuing employee participated prior to the effective time; and (ii) cause each continuing employee to receive full credit for periods of service with BVH (including eligibility to participate, vesting, vacation entitlement and severance benefits) under each HGV employee benefit plan in which such continuing employee becomes or may become a participant. As of the effective time, HGV will credit to continuing employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement as of the effective time (which will be the amount accrued from year end through the effective time). With respect to each HGV employee benefit plan that is a health plan, HGV will use commercially reasonable efforts to amend such HGV employee benefit plan, or cause the plan administrator of such plan to exercise administrative discretion, where permitted, to (i) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan; and (ii) cause each continuing employee to be given credit under such health plan with respect to the plan year in which the effective time occurs for amounts (such as deductibles, co-payments, out-of-pocket maximums or similar items) paid under any similar employee benefit plan by such continuing employee, and for which verification is provided by the insurer or third party administrator of such plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable HGV employee benefit plan.

BVH agreed to terminate its 401(k) Plan effective the day prior to the effective time (subject to the consummation of the merger), on terms reasonably acceptable to HGV and to simultaneously amend the 401(k) Plan to the extent necessary to comply with all applicable laws to the extent not previously amended. Such termination will provide that all participants in the 401(k) Plan will be fully vested in their account balances thereunder; and BVH will notify the 401(k) Plan participants and beneficiaries of such termination prior to the effective time pursuant to the requirements of applicable law. HGV has agreed to use commercially reasonable efforts to permit all continuing employees who were eligible to participate in BVH’s 401(k) Plan immediately prior to its termination to participate in a defined contribution retirement plan of HGV with a 401(k) feature and permit continuing employees to elect the rollover of 401(k) plan assets in cash and with respect to loans, in kind, to such 401(k) plan of HGV. HGV agreed to take such actions as may be reasonably necessary or advisable in furtherance thereof following the closing.

HGV also agreed to assume and be responsible for the payment of certain amounts to the executive officers of BVH, as set forth in the section of this proxy statement entitled “The Merger–Interests of BVH’s Directors and Executive Officers in the Merger.”

Directors’ and Officers’ Indemnification, Exculpation and Insurance

The merger agreement requires HGV, for a period of six years following the closing, to indemnify and hold harmless each present and former officer, director, manager or fiduciary of BVH or any of its subsidiaries and acting in such capacity (the “indemnified parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any action or other proceeding arising out of or pertaining to matters existing or occurring at or prior to the effective time (including the merger agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the effective time and advance expenses to indemnified parties in connection therewith, to the fullest extent permitted under BVH’s or such subsidiaries’ organizational documents as in effect on the date of the merger agreement.

The merger agreement also requires HGV to maintain for six years following the closing either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by BVH and its subsidiaries or cause to be provided substitute policies or purchase or cause the surviving company to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the effective time; provided, however, that after the effective time, HGV will not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by BVH prior to the date of the merger agreement in respect of the coverage required to be obtained pursuant thereto, but in such case will purchase as much coverage as reasonably practicable for such amount; provided further, that if the surviving company purchases a six year “tail policy” and the coverage thereunder costs more than 600% of such last annual premium, the surviving company will purchase the maximum amount of coverage that can be obtained for 600% of such last annual premium.

Financing

HGV and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain debt financing for the merger as promptly as practicable, but in any event on or prior to the closing. HGV has agreed to keep BVH informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange, consummate and obtain the debt financing for the merger.

Prior to the closing or the earlier expiration or termination of the marketing period, BVH and each of its direct and indirect subsidiaries will, and will use reasonable best efforts to cause their respective officers, directors, employees and representatives to, at HGV’s sole cost and expense, provide customary cooperation to HGV in connection with such debt financing as may be reasonably requested by HGV, including by:

•

furnishing HGV and the debt financing sources with the required information (as defined in the merger agreement), any updates to any required information as may be necessary for such required information to remain compliant (as defined in the merger agreement) throughout the marketing period and such other historical financial information and other pertinent information regarding BVH and its subsidiaries as may be reasonably requested by HGV and that is customarily needed for Rule 144A-for-life debt offerings;

•

participating (and causing senior management and using reasonable best efforts to cause representatives and advisors to participate) in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, the debt financing), presentations, road shows, drafting sessions, due diligence sessions (including using reasonable best efforts to cause its independent auditors to participate therein) and sessions with ratings agencies, in each case in connection with any of such debt financing and with reasonable advance notice and at dates, times and locations as may be mutually agreed;

•

upon reasonable prior written notice, assisting HGV and the debt financing sources in the preparation of (a) confidential information memoranda, lender presentations and similar marketing documents, (b) investor presentations (including “roadshow” or investor meeting slides), (c) offering memoranda and private placement memoranda (including under Rule 144A) and (d) materials for rating agency presentations, in each case, solely to the extent involving information about BVH and/or its subsidiaries;

•

executing and delivering (or assisting HGV in obtaining from legal counsel (including local counsel) to BVH and its advisors) any customary guarantee, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by HGV and as may be necessary and customary in connection with the debt financing (including a solvency certificate of the chief financial officer of BVH) and otherwise facilitating the obtaining of guarantees; provided, that all such guarantees and other documents with respect to BVH and its subsidiaries and their respective assets will be authorized and become effective subject to, and only at, or as of, the closing; provided, further, that, for the avoidance of doubt, neither BVH, any subsidiary of BVH nor any counsel to BVH or any such subsidiary will be required to provide any legal opinion in connection with the debt financing;

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taking all corporate actions, subject to the occurrence of the closing, reasonably requested by HGV that are necessary to permit the consummation of the debt financing and to permit the proceeds thereof, together with the cash at BVH and its subsidiaries, if any (not needed for other purposes), to be made available on the closing date to consummate the closing and the other transactions contemplated by the merger agreement;

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providing customary authorization and representation letters to the debt financing sources, executed by or on behalf of BVH, authorizing the distribution of information to prospective lenders or investors and containing customary representations to the debt financing sources regarding the accuracy and completeness of the information contained therein with respect to BVH and its subsidiaries and, with respect to any “public version” of such materials, the absence of any material non-public information with respect to BVH and its subsidiaries therein and that such written factual information (other than customary exceptions), when taken as a whole, to the extent provided by BVH or any of its subsidiaries does not contain a material misstatement or omission that would make the statements contained therein materially misleading in light of the circumstances under which they are made;

•

assisting with HGV’s preparation of pro forma financial statements for HGV in compliance with Article 11 of Regulation S-X under the Securities Act as reasonably required or customarily included in offering materials for transactions involving the private placement of non-convertible high-yield bonds in connection with the debt financing provided, that (a) HGV will be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated in the merger agreement and (b) BVH’s assistance will relate solely to the financial information and data derived from BVH’s historical books and records;

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using reasonable best efforts to cause the independent auditors of BVH to provide reasonable and customary assistance and cooperation in connection with the debt financing, including using reasonable best efforts to cause such independent auditors to provide consents to the use of their audit reports and deliver customary “comfort letters” (which will provide customary “negative assurance” and change period comfort) for a Rule 144A placement of securities (and to provide drafts of such comfort letters in advance of the commencement of the marketing of the debt financing) with respect to financial information contained in the offering materials relating to the debt financing (and using reasonable best efforts to provide customary representations to such independent auditors in connection with the foregoing);

•	cooperating with the debt financing sources’ due diligence in connection with the debt financing, to the extent customary and reasonable; and

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providing, at least four business days prior to the closing date, all documentation and other information as is required by applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations including the USA Patriot Act to the extent requested at least eight business days prior to the closing date;

provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of BVH and its subsidiaries and no such cooperation will require (a) BVH or any of its subsidiaries to incur any liability or pay any fee or expense in connection with the debt financing prior to the closing, (b) BVH or any of its subsidiaries (i) in the case of individuals, to deliver, or be required to deliver, any certificate or instrument or take any action that would reasonably be expected to result in any personal liability or (ii) to make any representation, warranty or certification which BVH or such subsidiary has determined in good faith is not true, (c) the pre-closing board of directors or managers (or other managing person or group) of BVH or any of its subsidiaries or any committee thereof to adopt a consent or resolutions approving the agreements, documents and instruments pursuant to which the debt financing is obtained or incur any personal liability, (d) BVH or any of its subsidiaries to execute prior to the closing any financing documents that will be effective prior to the closing, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the debt financing, other than as may be expressly set forth above, (e) BVH or any of its subsidiaries to take any corporate or similar actions that will be effective prior to the closing to permit the consummation of the debt financing, (f) BVH or any of its subsidiaries to provide cooperation that BVH or such subsidiary reasonably believes would (i) conflict with or violate, result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any applicable law or material contract (but BVH will take reasonable steps to provide such information or cooperation in a manner that does not violate any such applicable law or material contract), (ii) result in the loss of attorney-client privilege or other similar legal privilege (but BVH will take reasonable steps to provide such information or cooperation in a manner that does not violate any such privilege) or (iii) cause any of BVH’s representations or warranties in the merger agreement to be breached or any condition precedent set forth in the merger agreement to fail to be satisfied, (g) BVH or any of its subsidiaries to consent to the pre filing of UCC-1s or the grant of liens BVH’s or any of its subsidiaries’ assets prior to the closing, or (h) require BVH or any of its subsidiaries to prepare or deliver any financial statements or financial information in a form not customarily prepared by BVH or any financial information with respect to a fiscal period that has not yet ended, or for which the applicable quarterly or annual report has not been filed with the SEC or the delivery of projections, pro forma financial information or any other forward-looking information, in each case, other than the required information.

HGV and Merger Sub agreed to indemnify, defend and hold harmless BVH, its subsidiaries’ and its and their respective shareholders, managers, members, officers, directors, employees, other affiliates, agents and representatives from and against any and all losses in connection with any such assistance and any information used in connection therewith (subject to certain exceptions). HGV has agreed to promptly upon BVH’s request reimburse BVH for all reasonable out-of-pocket and documented costs and expenses incurred by BVH and its subsidiaries in connection with such cooperation.

On November 6, 2023, HGV disclosed that it has received financing commitments from Bank of America, Deutsche Bank, Barclays and J.P. Morgan to consummate the merger, which are subject to customary conditions.

Indebtedness

BVH has agreed to use reasonable best efforts to obtain an amendment to the loan obtained by it in connection with its acquisition of a resort in Panama City Beach, Florida to allow BVH to prepay all amounts outstanding on the loan at closing. BVH also agreed to deliver, or cause to be delivered to HGV, executed copies of customary payoff letters from the agent, lenders and/or creditors for certain other indebtedness of BVH, together with certain other related documents. HGV has agreed to pay off or cause to be paid off at or as promptly as practicable after the effective time, but in any event on the closing date, the total amount required to be paid to pay off and satisfy such funded indebtedness in full and use reasonable best efforts to provide all customary cooperation as may be reasonably requested by BVH to assist BVH in connection with these obligations.

BVH has agreed to use reasonable best efforts to obtain and deliver, or cause to be delivered, to HGV, commitment letters pursuant to which lenders under certain of BVH’s receivables-backed facilities agree to provide any necessary consents or waivers to a change of control resulting from the merger and amend certain provisions under the facilities, including, but not limited to, modify the change of control provisions to permit BVH and its subsidiaries to complete the transactions contemplated by the merger agreement, the financial covenants and financial reporting obligations to conform in all material respects to the financial covenants and financial reporting obligations applicable to HGV or its subsidiaries under its or their comparable facilities, and, with respect to one of such facilities, the prepayment provisions to allow for an earlier optional or voluntary prepayment, in full or in part, than is currently contemplated. BVH has also agreed to us reasonable best efforts to obtain amendments to certain other facilities to modify the financial covenants and financial reporting obligations set forth therein to conform in all material respects to the financial covenants and financial reporting obligations applicable to HGV or its subsidiaries under its or their comparable facilities.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	confidentiality and access by each party to certain information about the other party during the period before the effective time;

•	the payment of fees, costs and expenses incurred in connection with the merger;

•	notifications of any notice or other material communication from governmental entities or any actions commenced or threatened in connection with the merger;

•	cooperation between HGV and Merger Sub, on the one hand, and BVH, on the other hand, in connection with public announcements;

•	HGV obtaining a representations and warranties insurance policy in connection with the transactions contemplated by the merger agreement; and

•	cooperation between HGV and BVH in the defense or settlement of any shareholder litigation relating to the merger.

Conditions to the Merger

The obligations of HGV, Merger Sub and BVH to effect the merger will be subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by HGV, Merger Sub and BVH, as the case may be, to the extent permitted by applicable law:

•

BVH Shareholder Approval. The approval of the merger and the adoption of the merger agreement by the holders of (i) shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of BVH’s Class B Common Stock as a separate class.

•

No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect as of immediately prior to the effective time, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that is in effect as of immediately prior to the effective time, and, in any case, prohibits or makes illegal the consummation of the merger.

•	HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by the merger agreement shall have expired or been terminated.

The obligations of BVH to consummate the merger will be further subject to the satisfaction or waiver of the following conditions:

•

The representations and warranties of HGV and Merger Sub relating to organization, standing, corporate power, authority and brokers being true and correct in all but de minimis respects as of the date of the merger agreement and as of the closing as though made as of the closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

•

Each other representation and warranty of HGV and Merger Sub being true and correct as of the date of the merger agreement and as of the closing as though made as of the closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “material adverse effect” and similar qualifiers set forth in such representations and warranties will be disregarded).

•	HGV and Merger Sub will have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time.

•	The receipt by BVH of a certificate signed by an executive officer of HGV certifying that the conditions set forth above have been satisfied.

The obligations of HGV and Merger Sub to consummate the merger will be further subject to the satisfaction or waiver of the following conditions:

•

The representations and warranties of BVH relating to organization, standing, corporate power, capital stock, authority, inapplicability of state anti-takeover statutes, and brokers being true and correct in all but de minimis respects as of the date of the merger agreement and as of the closing as though made as of the closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

•

Each other representation and warranty of BVH being true and correct as of the date of the merger agreement and as of the closing as though made as of the closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “material adverse effect” and similar qualifiers set forth in such representations and warranties will be disregarded).

•	BVH will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time.

•	There not having occurred any material adverse effect with respect to BVH since the date of the merger agreement, and that is continuing as of immediately prior to the closing.

•	The receipt by HGV of a certificate signed by an executive officer of BVH certifying that the conditions set forth above have been satisfied.

Termination of the Merger Agreement

Termination by HGV or BVH

The parties may mutually agree to terminate the merger agreement before completing the merger. In addition, either HGV or BVH may terminate the merger agreement:

•

if the merger is not consummated on or before the Outside Date, provided that the Outside Date will be extended by three months if all closing conditions other than the closing conditions related to the HSR Act and the absence of any law or order making illegal or prohibiting the merger have been or are capable of being satisfied (or, if permitted, waived by the applicable party) as of such date and provided further that the marketing period has commenced but not been completed by three business days before the Outside Date, then the Outside Date will be extended for purposes of allowing the marketing period to be completed until the third business day after the completion of the marketing period, provided further that the right to terminate the merger agreement under this circumstance will not be available to any party if such party’s action or failure to take action shall have been the cause of or resulted in the failure of the merger to be consummated and such action or failure of action constitutes a breach of the merger agreement;

•

if any court of competent jurisdiction or other governmental entity shall have enacted any law, or issued any judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such law, judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided further that this termination right shall not be available to a party if the issuance of such law, judgement, order, injunction, rule, decree or taking of such action was due to the failure of such party to perform any of its obligations under the merger agreement, provided that the right to terminate the merger agreement under this circumstance will not be available to any party if such party’s action or failure to take action shall have been the cause of or resulted in the failure of the merger to be consummated and such action or failure of action constitutes a breach of the merger agreement; or

•	if the BVH shareholder approval is not obtained at the special meeting.

Termination by BVH

In addition, BVH may terminate the merger agreement:

•

if HGV or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach of failure to perform (a) would result in the failure of a mutual or BVH condition to consummate the closing of the merger and (b) cannot be cured by the May 4, 2024; provided, that BVH shall have given HGV written notice, delivered at least 25 days prior to such termination, stating BVH’s intention to terminate the merger agreement and the basis for such termination; provided further, that BVH shall not have this termination right if it is then in material breach of any of its covenants or agreements set forth in the merger agreement; or

•

at any time prior to obtaining the BVH shareholder approval, in order to enter into an alternative acquisition agreement that is a superior proposal in compliance with the merger agreement, if prior to or concurrently with such termination, BVH pays the termination fee due and BVH has not materially breached the “no-shop” restrictions set forth in the merger agreement in respect of such acquisition proposal.

Termination by HGV

In addition, HGV may terminate the merger agreement:

•

if BVH shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach of failure to perform (a) would result in the failure of a mutual or HGV condition to consummate the closing of the merger and (b) cannot be cured by May 4, 2024; provided, that HGV shall have given BVH written notice, delivered at least 25 days prior to such termination, stating HGV’s intention to terminate the merger agreement and the basis for such termination; provided further, that HGV shall not have this termination right if HGV or Merger Sub is then in material breach of any of its covenants or agreements set forth in the merger agreement; or

•	at any time prior to obtaining the BVH shareholder approval, BVH’s board of directors shall have effected an adverse recommendation change.

Termination Fee and Remedies

If, prior to shareholder approval of the merger agreement, BVH terminates the merger agreement to allow BVH to enter into a definitive agreement for a superior proposal or HGV terminates the merger agreement following BVH’s board of directors making an adverse recommendation change, BVH will be required to pay HGV a termination fee of $41,500,000. The termination fee will also be payable if (i) the merger agreement is terminated by BVH or HGV due to the merger agreement not being approved by BVH’s shareholders, (ii) a competing acquisition proposal has been publicly announced after the date of the merger agreement and not withdrawn prior to the merger agreement not being approved by BVH’s shareholders and (iii) BVH enters into, or its board of directors approves or recommends to BVH’s shareholders, a definitive agreement providing for a competing acquisition proposal within twelve months after the date of termination and such transaction is subsequently consummated, in which case the termination fee will be payable by BVH upon the completion of such transaction. In no event will BVH be required to pay the termination fee on more than one occasion.

Each party may also be liable for any damages resulting from a pre-termination breach of the merger agreement.

In addition to money damages, the merger agreement provides that the parties shall be entitled to specific performance, including an injunction to prevent breaches of the merger agreement and to enforce specifically the obligations of the parties under the merger agreement in accordance with its terms

Fees and Expenses

Except as expressly set forth in the merger agreement, including with respect to the required filing under the HSR Act and the reasonable out-of-pocket expenses of BVH in connection with its cooperation with HGV regarding its financing of the merger (the expenses of which in each case shall be borne by HGV), all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses.

Delisting and Deregistration of BVH’s Common Stock

Prior to the effective time, BVH will cooperate with HGV and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable on its part to cause the termination of trading of BVH’s Class A Common Stock and Class B Common Stock on the NYSE and the OTCQX, respectively, and the deregistration of shares of BVH’s Class A Common Stock and Class B Common Stock under the Exchange Act, in each case, as promptly as practicable after the effective time.

Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

The merger agreement and all matters and transactions contemplated thereby or related thereto will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction, provided, that provisions respecting the consummation, effect and consequences of the merger under the FBCA shall be interpreted, construed and governed by and in accordance with the FBCA, and provided further that any disputes related to any actions or proceedings against or involving any debt financing source (as defined in the merger agreement), the performance thereof of the financings contemplated thereby or the transactions contemplated hereby shall be governed by the laws of the State of New York (except for the interpretation of any provision in the merger agreement) without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principals of New York.

The parties have irrevocably agreed to submit themselves to the personal jurisdiction of the Delaware Court of Chancery in connection with any matter based upon or arising out of the merger agreement or any of the transactions contemplated by the merger agreement or the actions of HGV, Merger Sub or BVH in the negotiation, execution or performance of the merger agreement (or, in the event the Delaware Court of Chancery lacks jurisdiction over such matter, the other state or federal court within the State of Delaware), with customary exceptions relating to debt financing.

Each party has further acknowledged and agreed that any controversy which may be connected with, arise out of or otherwise relate to the merger agreement, any instrument or other document delivered pursuant to the merger agreement or the transactions contemplated by the merger agreement is expected to involve complicated and difficult issues, and therefore each party has irrevocably and unconditionally waived to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any proceeding, directly or indirectly, connected with, arising out of or otherwise relating to the merger agreement, any instrument or other document delivered pursuant to the merger agreement or the transactions contemplated by the merger agreement.

Amendments and Modification

The merger agreement may be amended, modified or supplemented by mutual agreement of the parties at any time prior to the effective time; provided, however, that after shareholder approval of the merger agreement, no amendment may be made that pursuant to applicable law requires further approval or adoption by BVH’s shareholders without such further approval or adoption. In addition, certain provisions may not be amended in a manner that is materially adverse to HGV’s debt financing sources without their prior written consent.

Extensions and Waivers

At any time prior to the effective time, the parties may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in the merger agreement or any document delivered pursuant thereto or (c) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after shareholder approval of the merger agreement, no waiver may be made that pursuant to applicable law requires further approval or adoption by BVH’s shareholders without such further approval or adoption; provided, further, that certain provisions may not be waived in a manner that is materially adverse to HGV’s debt financing sources without their prior written consent.

PROPOSAL 1: MERGER AGREEMENT PROPOSAL

At the special meeting, BVH’s shareholders will be asked to consider and vote upon the merger agreement and the transactions contemplated thereby, including the merger, all as described in greater detail elsewhere in this proxy statement, including the sections entitled “The Merger” and “The Merger Agreement” above. The approval of the merger agreement and the transactions contemplated thereby is one of the conditions to closing the merger.

Approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of holders of (i) shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of BVH’s Class B Common Stock as a separate class.

You may vote for or against, or abstain from voting on, the merger agreement and the transactions contemplated thereby. Any abstentions or failures to vote, including broker non-votes, if any, will have the same effect as a vote against the merger agreement and the transactions contemplated thereby.

The vote on the merger agreement and the transactions contemplated thereby is a vote separate and apart from the vote on the advisory compensation proposal.

As discussed in the section of this proxy statement entitled “Recommendation of the BVH Board and its Reasons for the Merger,” BVH’s board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, BVH’s shareholders and, accordingly, approved the merger agreement and the transactions contemplated thereby.

BVH’s board of directors unanimously recommends that BVH’s shareholders vote “FOR”

the approval of the merger agreement proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that BVH’s shareholders be provided with the opportunity at the special meeting to vote, on a non-binding advisory basis, on the compensation that may be paid or become payable to BVH’s named executive officers that is based on or otherwise relates to the merger, which is disclosed in the section of this proxy statement entitled “The Merger – Interests of BVH’s Directors and Executive Officers in the Merger – Named Executive Officer Merger-Related Compensation.”

Accordingly, BVH’s shareholders will be asked to approve the following resolution at the special meeting:

“RESOLVED, that the shareholders of BVH approve, on a nonbinding, advisory basis, the compensation that will or may become payable to BVH’s named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement for the special meeting entitled “The Merger – Interests of BVH’s Directors and Executive Officers in the Merger – Named Executive Officer Merger-Related Compensation.”

The advisory compensation proposal will be approved, on a non-binding, advisory basis, if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and failures to vote, including broker non-votes, if any, will have no impact on the advisory compensation proposal.

The vote on the advisory compensation proposal is a vote separate and apart from the vote on the merger agreement and the transactions contemplated thereby.

The vote on the advisory compensation proposal is advisory only and will not be binding upon BVH or its board of directors and approval of the advisory compensation proposal is not a condition to completion of the merger. In addition, because the underlying arrangements regarding the compensation payable in connection with the merger are contractual in nature and not, by their terms, subject to shareholder approval, the right of BVH’s named executive officers to receive such compensation if the merger is consummated will not be affected by the outcome of the advisory vote.

BVH’s board of directors unanimously recommends that BVH’s shareholders vote “FOR”

the approval of the advisory compensation proposal.

THE VOTING AND SUPPORT AGREEMENTS

The following summary describes certain material provisions of the voting and support agreements entered into by Alan B. Levan and John E. Abdo in connection with BVH’s entry into the merger agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the voting and support agreements of Alan B. Levan and John E. Abdo, copies of which are attached to this proxy statement as Annex B and Annex C, respectively, and are incorporated by reference into this proxy statement. The rights and obligations of the parties to the voting and support agreements are governed by the express terms and conditions of such agreements and not by this summary or any other information contained in this proxy statement. You are urged to read the voting and supports agreements carefully and in their entirety.

As a condition and inducement to HGV’s entry into the merger agreement, concurrently with the execution of the merger agreement, Alan B. Levan and John E. Abdo entered into voting and support agreements with HGV. Subject to the terms and conditions of the voting and support agreements, Mr. Alan Levan and Mr. Abdo agreed, among other things, to vote the shares of BVH’s Class A Common Stock and Class B Common Stock owned, directly or indirectly, by them in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby and against any action or agreement that would reasonably be expected to result in any condition to the consummation of the merger not being satisfied, any acquisition proposal or any related proposal in furtherance thereof, and any proposal or action that would reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the merger and the other transactions contemplated by the merger agreement. However, in the event that BVH’s board of directors changes its recommendation to shareholders with respect to the merger agreement and causes BVH to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, Mr. Alan Levan and Mr. Abdo will no longer be bound by any of their respective obligations under the voting and support agreements.

As previously described, the approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of (i) shares of BVH’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast in the aggregate by all holders of BVH’s Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of BVH’s Class B Common Stock as a separate class. The shares covered by the voting and support agreements represent in the aggregate approximately 66% of the aggregate voting power of BVH’s Class A Common Stock and Class B Common Stock and approximately 77% of the total number of outstanding shares of BVH’s Class B Common Stock. Accordingly, the vote of the shares covered by the voting and support agreements in favor of the merger agreement and the transactions contemplated thereby would be sufficient to approve the merger agreement and the transactions contemplated thereby on behalf of BVH’s shareholders without the affirmative vote of any other shareholder of BVH.

In addition to their voting obligations, Mr. Alan Levan and Mr. Abdo have agreed in the voting and support agreements (a) not to transfer any of the shares covered by the voting agreement or any shares of BVH’s Class A Common Stock or Class B Common Stock acquired, directly or indirectly, by them following the date of the voting and support agreements, (b) not to, directly or indirectly, engage in any stockholder activism with respect to HGV adverse to the HGV’s board of directors for a period of one year following the effective time of the merger, (c) to (and to cause the holders of the shares covered by the voting and support agreements and use his reasonable best efforts to cause his and their respective representatives to) comply with the “no-shop” obligations applicable to the representatives of BVH pursuant to the merger agreement as if each of them was a party thereto, and (d) to terminate, or cause to be terminated, agreements between each of them and certain of their respective affiliates, on the one hand, and BVH or any of its subsidiaries, on the other hand, effective not later than the closing of the merger. Each voting and support agreement also contains a mutual non-disparagement provision. Each of Mr. Levan and Mr. Abdo has granted an irrevocable proxy coupled with an interest to vote the shares covered by his voting and support agreement in accordance with the terms thereof in the event of his death or incapacity.

Each voting and support agreement will expire if the merger is not consummated by August 5, 2024, subject to earlier termination as indicated above.

MARKET PRICE OF BVH’S COMMON STOCK

BVH’s Class A Common Stock is listed on the NYSE under the symbol “BVH.” BVH’s Class B Common Stock is traded on the OTCQX under the symbol “BVHBB.” The following table shows, for the periods indicated, the range of high and low per share sales prices for BVH’s Class A Common Stock and Class B Common Stock as quoted on the NYSE and the OTCQX, respectively.

	Price per Share of Class A Common Stock		Price per Share of Class B Common Stock
	High	Low	High	Low
Year Ended December 31, 2021
First Quarter	$20.01	$12.52	$17.95	$14.50
Second Quarter	$21.79	$16.74	$21.00	$19.05
Third Quarter	$26.73	$16.06	$27.00	$16.35
Fourth Quarter	$35.73	$23.53	$35.00	$27.25
Year Ended December 31, 2022
First Quarter	$35.21	$25.10	$33.50	$28.00
Second Quarter	$30.21	$23.89	$29.05	$24.00
Third Quarter	$26.58	$16.52	$20.79	$18.00
Fourth Quarter	$24.96	$16.35	$25.00	$16.20
Year Ending December 31, 2023
First Quarter	$34.56	$23.99	$31.00	$27.55
Second Quarter	$35.65	$24.79	$30.25	$28.00
Third Quarter	$39.09	$34.16	$42.25	$34.51
Fourth Quarter (through November 3, 2023*)	$37.33	$31.65	$34.51	$34.01

*	The last trading day prior to the announcement of the merger agreement.

On November 3, 2023, the last trading day prior to the announcement of the merger agreement, the closing price of BVH’s Class A Common Stock was $35.52 and the closing price of BVH’s Class B Common Stock was $34.01. On December 8 , 2023, the last practicable trading day prior to the date of this proxy statement, the closing price of BVH’s Class A Common Stock was $74.17 and the closing price of BVH’s Class B Common Stock was $72.00. Shareholders are encouraged to obtain current market quotations for BVH’s Class A Common Stock and Class B Common Stock in connection with their decision of how to vote their shares. Shareholders are cautioned, however, that the trading price of BVH’s Class A Common Stock and Class B Common Stock has been, and during the pendency of the merger is expected to continue to be, impacted by the fact that BVH has entered into the merger agreement and investor speculation as to the likelihood and anticipated timing of the closing of the merger.

BVH has paid regular quarterly cash dividends on its Class A Common Stock and Class B Common Stock since the second quarter of 2022. The regular quarterly cash dividend was in the amount of $0.15 per share during each of the second, third and fourth quarter of 2022 and $0.20 per share during each quarter of 2023. The dividend for the fourth quarter of 2023 is payable in December 2023. Under the terms of the merger agreement, during the pendency of the merger BVH is permitted, in the discretion of its board of directors, to continue paying regular quarterly cash dividends on its Class A Common Stock and Class B Common Stock consistent with past practice but is otherwise prohibited from paying dividends on its capital stock. If the merger is consummated, BVH’s shareholders will no longer receive dividends from BVH as BVH will be an indirect wholly-owned subsidiary of HGV and there will be no further market for BVH’s Class A Common Stock or Class B Common Stock.

SECURITY OWNERSHIP OF CERTAIN OF BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth, as of December 8, 2023, certain information as to persons known by BVH to own in excess of 5% of the outstanding shares of BVH’s Class A Common Stock and/or Class B Common Stock. In addition, the table includes information regarding the shares of BVH’s Class A Common Stock and Class B Common Stock beneficially owned by (i) each named executive officer of BVH, (ii) each of BVH’s directors and (iii) BVH’s directors and executive officers as a group. Management knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of BVH’s Class A Common Stock or Class B Common Stock as of December 8, 2023. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and BVH pursuant to the Exchange Act. For purposes of the following table, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares which such person has or shares, directly or indirectly, voting or investment power, or which such person has the right to acquire beneficial ownership of at any time within 60 days after December 8, 2023. As used herein, “voting power” is the power to vote, or direct the voting of, shares, and “investment power” includes the power to dispose of, or direct the disposition of, such shares. Unless otherwise noted, each person listed in the table below has sole voting and investment power over the shares beneficially owned by such person and the address of each person listed in the table below is c/o Bluegreen Vacations Holding Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431.

Name of Beneficial Owner	Notes	Class A Common Stock Ownership	Class B Common Stock Ownership	Percent of Class A Common Stock	Percent of Class B Common Stock
Levan BFC Stock Partners LP	1,2,3,6	—	336,915	2.5%	9.2%
Levan Partners LLC	1,2,3,6	986,197	141,577	8.3%	3.9%
Alan B. Levan	1,2,3,4,5,6,8	3,530,396	3,516,234	41.7%	96.3%
John E. Abdo	1,2,3,4,8	1,330,187	1,495,311	19.0%	41.0%
Jarett S. Levan	1,2,3,4,5,6	195,220	342,607	6.2%	18.6%
Seth M. Wise	1,2,3,6,7	201,270	335,158	3.9%	9.2%
Dustin Tonkin		285,956	—	2.1%	0.0%
Norman H. Becker		1,204	—	*	0.0%
Darwin Dornbush		10,083	—	*	0.0%
Joel Levy		13,077	—	*	0.0%
William R. Nicholson		12,000	—	*	0.0%
Lawrence A. Cirillo		—	—	0.0%	0.0%
Arnold Sevell		7,395	—	*	0.0%
James R. Allmand III		510	—	*	0.0%
Mark A. Nerenhausen		1,200	—	*	0.0%
Orlando Sharpe		1,785	—	*	0.0%
All directors and executive officers as a group (18 persons)	1,8	4,121,442	3,539,666	45.3%	97.0%

*	Less than 1 percent.
(1)

Shares of Class B Common Stock are convertible on a share-for-share basis into shares of Class A Common Stock at any time in the holder’s discretion. The number of shares of Class B Common Stock held by each beneficial owner is not separately included in the “Class A Common Stock Ownership” column, but is included for the purpose of calculating the percent of Class A Common Stock held by each beneficial owner.

(2)

BVH may be deemed to be controlled by Messrs. Alan Levan, Abdo, Jarett Levan and Wise, who collectively may be deemed to have an aggregate beneficial ownership of shares of BVH’s Class A Common Stock and Class B Common Stock representing approximately 81% of BVH’s total voting power.

(3)

Mr. Alan Levan’s beneficial holdings include the 986,197 shares of Class A Common Stock and 141,577 shares of Class B Common Stock owned by Levan Partners LLC and the 336,915 shares of Class B Common Stock owned by Levan BFC Stock Partners LP. Mr. Alan Levan’s beneficial holdings also include 2,341 shares of Class A Common Stock and 240 shares of Class B Common Stock held of record by his wife, 7,344 shares of Class A Common Stock held through trusts for the benefit of his children and 78,700 of Class A Common Stock held by the Susie and Alan B. Levan Family Foundation. In addition, Mr. Alan Levan’s beneficial holdings of Class B Common Stock include the shares of Class B Common Stock held by Mr. Abdo, Mr. Jarett Levan and Mr. Wise, as described below.

(4)

Mr. Alan Levan and Mr. Abdo are parties to an agreement pursuant to which Mr. Abdo has granted to Mr. Alan Levan a proxy to vote the shares of our Class B Common Stock that Mr. Abdo beneficially owns. As a result, the shares of Class B Common Stock beneficially owned by Mr. Abdo are included in Mr. Alan Levan’s beneficial holdings in the table. Mr. Abdo has also agreed not to sell any of his shares of Class B Common Stock without first converting those shares into shares of Class A Common Stock. Pursuant to the agreement, Mr. Alan Levan and Mr. Abdo have also agreed to vote their shares of Class B Common Stock in favor of the election of the other to BVH’s board of directors for so long as they are willing and able to serve as directors of BVH. The agreement also provides for Mr. Jarett Levan to succeed to Mr. Alan Levan’s rights under the agreement in the event of Mr. Alan Levan’s death or disability.

(5)

Mr. Alan Levan and Mr. Jarett Levan are parties to an agreement pursuant to which Mr. Jarett Levan has agreed to vote the shares of Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Alan Levan votes his shares of Class B Common Stock. As a result, the shares of Class B Common Stock beneficially owned by Mr. Jarett Levan are included in Mr. Alan Levan’s beneficial holdings in the table. Mr. Jarett Levan has also agreed, subject to certain exceptions, not to transfer certain of his shares of Class B Common Stock and to obtain the consent of Mr. Alan Levan prior to the conversion of certain of his shares of Class B Common Stock into shares of Class A Common Stock. Pursuant to the agreement, Mr. Alan Levan and Mr. Jarett Levan have also agreed to vote their shares of Class B Common Stock in favor of the election of the other to BVH’s board of directors for so long as they are willing and able to serve as directors of BVH.

(6)

Mr. Jarett Levan and Mr. Wise are parties to an agreement pursuant to which Mr. Wise has agreed to vote the shares of Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Jarett Levan’s shares of Class B Common Stock are voted. As a result of this agreement and the above-described agreement between Mr. Alan Levan and Mr. Jarett Levan, the shares of Class B Common Stock beneficially owned by Mr. Wise are included in Mr. Alan Levan’s beneficial holdings in the table. Mr. Wise has also agreed, subject to certain exceptions, not to transfer certain of his shares of Class B Common Stock or convert such shares of Class B Common Stock into shares of Class A Common Stock, in each case, without first offering Mr. Jarett Levan the right to purchase such shares. Pursuant to the agreement, Mr. Jarett Levan and Mr. Wise has have agreed to vote, or cause to be voted, their shares of Class B Common Stock in favor of the election of the other to BVH’s board of directors for so long as they are willing and able to serve as directors of BVH.

(7)	Mr. Wise’s holdings of BVH’s Class A Common Stock include 50 shares held in his spouse’s IRA which he may be deemed to beneficially own.
(8)

The Class A Common Stock holdings for Mr. Alan Levan, Mr. Abdo, Mr. Tonkin and BVH’s executive officers and directors as a group include 173,025 restricted shares, 173,025 restricted shares, 247,274 restricted shares and 823,412 restricted shares, respectively. Prior to vesting, the recipient of the restricted shares has the right to direct the voting of the shares but does not have the right to sell the shares.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, BVH will not hold subsequent annual meetings of its shareholders.

If the merger agreement is not completed for any reason, BVH will hold an annual meeting of its shareholders in 2024 and the following procedures will apply with respect to shareholder proposals for such annual meeting:

Under BVH’s bylaws (“BVH’s Bylaws”), no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the annual meeting of shareholders or is otherwise brought before the annual meeting of shareholders by or at the direction of BVH’s board of directors or by a shareholder entitled to vote who has delivered written notice to BVH’s Secretary (containing certain information specified in BVH’s Bylaws about the shareholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of BVH’s annual meeting of shareholders changes by more than 30 days from the date of the preceding year’s annual meeting of shareholders, written notice of the proposed business must be received by BVH within ten days after BVH first mails notice of or publicly discloses the date of the annual meeting of shareholders. For BVH’s 2024 Annual Meeting of Shareholders, if any, BVH must receive shareholder notice of a director nomination (i) between August 23, 2024 and September 22, 2024 or (ii) if BVH’s 2024 Annual Meeting of Shareholders, if any, is held more than 30 days before or after December 21, 2024, within ten days after BVH first mails notice of or publicly discloses the date of the meeting. In addition, any shareholder who wishes to submit a nomination to BVH’s board of directors must deliver written notice of the nomination within the applicable time period set forth above and comply with the information requirements in BVH’s Bylaws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in BVH’s proxy statement for its 2024 Annual Meeting of Shareholders, if any.

BVH’s Bylaws are filed as Exhibit 3.1 to BVH’s Current Report on Form 8-K filed with the SEC on October 21, 2019 and can be obtained on the SEC’s EDGAR website at www.sec.gov. Shareholders may also contact BVH’s Secretary at BVH’s principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Shareholders interested in submitting a proposal for inclusion in the proxy materials for BVH’s 2024 Annual Meeting of Shareholders, if any, may do so by following the procedures relating to shareholder proposals set forth in the rules and regulations promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by BVH’s Secretary at BVH’s principal executive offices by August 2, 2024 or, if BVH’s 2024 Annual Meeting of Shareholders, if any, is held more than 30 days before or after December 21, 2024, then by the deadline as set forth in a BVH filing with the SEC, which will be a reasonable time before BVH begins to print and send its proxy materials.

In addition to satisfying the requirements under BVH’s Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than BVH’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

BVH files annual, quarterly and current reports, proxy statements and other information with the SEC. BVH’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. You will also be able to obtain these documents, free of charge, on BVH’s website at www.ir.bvhcorp.com.

The SEC allows BVH to incorporate certain information into this proxy statement by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information that is superseded by information in this proxy statement or by more recent information incorporated by reference into this proxy statement. The documents that are incorporated by reference contain important information about BVH, and you should read this proxy statement together with the documents incorporated by reference herein.

This document incorporates by reference the following documents that have previously been filed with the SEC by BVH:

•	Annual Report on Form 10-K for the year ended December 31, 2022 (filed with the SEC on March 13, 2023);

•	Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2022 (filed with the SEC on April 24, 2023);

•

Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 (filed with the SEC on May 4, 2023), June  30, 2023 (filed with the SEC on August 2, 2023) and September  30, 2023 (filed with the SEC on November 6, 2023);

•	Current Reports on Form 8-K filed with the SEC on June 20, 2023, November 6, 2023, November 9, 2023 and November 15, 2023; and

•	Definitive Proxy Statement on Schedule 14A (filed with the SEC on November 27, 2023).

In addition, BVH incorporates by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement and prior to the date of the special meeting of BVH’s shareholders or the earlier termination of the merger agreement; provided, however, that BVH is not incorporating by reference any information furnished (but not filed), except as may be expressly set forth to the contrary.

You may obtain copies of any of the documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into those documents or this proxy statement), without charge, upon written or oral request to BVH as follows:

Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Attention: Investor Relations

(954) 399-7193

To obtain timely delivery of these documents before the special meeting of BVH’s shareholders, it is suggested that you request the information no later than January 4, 2024 (which is five business days before the date of the special meeting).

MISCELLANEOUS

BVH has supplied all information relating to BVH, and HGV has supplied, and BVH has not independently verified, all of the information relating to HGV and Merger Sub contained in this proxy statement.

You should rely only on the information contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. BVH has not authorized anyone to provide you with information that is different from that contained in or incorporated by reference herein. This proxy statement is dated December 11, 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document unless the information specifically indicates that another date applies. The mailing of this proxy statement to BVH’s shareholders will not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

HILTON GRAND VACATIONS INC.,

HEAT MERGER SUB, INC.

and

BLUEGREEN VACATIONS HOLDING CORPORATION

Dated as of November 5, 2023

A-ii

A-iii

INDEX OF DEFINED TERMS

Definition	Location
Acquisition Proposal	5.4(g)(i)
Action	3.9
Adverse Recommendation Change	5.4(c)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.4(g)(ii)
Antitrust Law	8.3(b)
Articles of Merger	1.3
Bass Pro	5.20
BBCV Receivables-Q 2010 LLC Purchase Facility	8.3(c)
Book-Entry Shares	2.1(a)
BRFC-Q 2010 LLC Purchase Facility	8.3(d)
Business Day	8.3(e)
Business Intellectual Property	3.20(a)
Certificate	2.1(a)
Choice	5.20
Class A Shares	3.2(a)
Class B Shares	3.2(a)
Closing	1.2
Closing Date	1.2
Code	8.3(f)
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	Article III
Company Employee	8.3(g)
Company Entity	8.3(h)
Company ERISA Affiliate	Section 3.11(b)(iii)
Company Incentive Plan	3.2(a)
Company Indemnitees	5.21(b)
Company Intellectual Property	8.3(i)
Company Management Agreement	Section 3.18(a)(viii)
Company Manager	Section 3.18(a)(viii)
Company Offering Documents	8.3(j)
Company Organizational Documents	3.1(b)
Company Plans	3.11(a)
Company Proprietary Software	8.3(k)
Company Real Property	3.17(b)
Company Real Property Lease	3.17(d)
Company Receivables Financings	8.3(p)
Company Receivables-Backed Facilities	8.3(l)
Company Receivables-Backed Facilities Commitment Letters	8.3(m)
Company Receivables-Backed Facility	8.3(n)
Company Receivables-Backed Facility Instrument	8.3(o)
Company Recommendation	3.3(b)
Company Registered IP	3.20(a)
Company Restricted Stock Award	2.2
Company SEC Documents	3.5(a)

A-iv

Definition	Location
Company Securitization Transaction	8.3(q)
Company Special Purpose Subsidiary	Section 8.3(r)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	5.6(a)
Company Third-Party Leases	3.17(c)
Company Timeshare Lender	3.18(e)(i)
Company Timeshare Receivables	3.18(e)
Compliant	Section 8.3(s)
Confidentiality Agreement	5.7(b)
Continuing Employee	5.9(a)
Contract	3.4(a)
control	Section 8.3(t)
Credit Suisse	3.25
Debt Financing	Section 8.3(u)
Debt Financing Parties	Section 8.3(v)
Debt Financing Sources	Section 8.3(w)
Debt Instruments	3.18(e)
EDGAR	Section 8.3(x)
Effective Time	1.3
Employment Matters	Section 8.3(y)
Environmental Laws	Section 8.3(z)
Environmental Permits	8.3(aa)
Equitable Principles	Section 8.3(bb)
ERISA	3.11(a)
Exchange Act	3.4(b)
Exchange Program	Section 8.3(cc)
Excluded Information	Section 8.3(dd)
Excluded Shares	2.1(b)
FBCA	Recitals
FFS Arrangements	8.3(ee)
FFS Developers	8.3(ff)
FFS Documents	8.3(gg)
Fifth Third Credit Facility	8.3(hh)
Fundamental Action	Section 5.4(d)
Funded Indebtedness	8.3(ii)
GAAP	8.3(jj)
Governmental Antitrust Authority	5.8(f)
Governmental Entity	8.3(kk)
Governmental Filings	8.3(ll)
HGV Warehouse Facility	8.3(mm)
Hilton	Recitals
Hilton Consent	Recitals
Hilton License Agreement	Recitals
HSR Act	3.4(b)
Indemnified Parties	5.12(a)
Intellectual Property	8.3(nn)
IRS	3.11(a)
IT Systems	Section 8.3(oo)
Key Stockholders	Section 8.3(pp)
knowledge	Section 8.3(qq)
Law	3.4(a)

A-v

Definition	Location
Leakage	Section 8.3(rr)
Leased Real Property	3.17(b)
Liberty Bank Facility	Section 8.3(ss)
Liens	3.2(a)
Marketing Period	Section 8.3(tt)
Material Adverse Effect	Section 8.3(uu)
Material Contracts	3.15(a)
Materials of Environmental Concern	Section 8.3(vv)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
NBA Receivables Facility	Section 8.3(ww)
Non-Profit VCA	Section 8.3(xx)
Non-Profit VOA	Section 8.3(yy)
Notice	5.4(d)
Notice Period	5.4(d)
NYSE	3.4(b)
Off-the-Shelf Software	Section 8.3(zz)
Open Source Software	Section 8.3(aaa)
Outside Date	7.1(b)(i)
Owned Real Property	3.17(b)
Pacific Western Facility	Section 8.3(bbb)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Section 8.3(ccc)
Parent Disclosure Letter	Article IV
Parent Employee Benefit Plan	5.9(c)
Parent Indemnity and Reimbursement Obligations	5.21(b)
Parent Material Adverse Effect	Section 8.3(ddd)
Parent Plan	Section 8.3(eee)
Parent SEC Documents	4.5(a)
Patents	8.3(nn)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
PCB Loan	Section 8.3(fff)
Permits	3.10
Permitted Company Receivables-Back Facilities Activity	Section 8.3(ggg)
Permitted Confidentiality Agreement	5.4(b)
Permitted Liens	Section 8.3(hhh)
Person	Section 8.3(iii)
Personal Data	Section 8.3(jjj)
Preferred Stock	3.2(a)
Prepayment Amendment	Section 5.22(a)
Privacy and Security Requirements	Section 8.3(kkk)
Processing	Section 8.3(lll)
Proxy Statement	3.7
R&W Policy	5.18
Representatives	5.4(a)
Required Information	Section 8.3(mmm)
Rule 144A	8.3(s)

A-vi

Definition	Location
Sarbanes-Oxley Act	3.5(a)
SEC	3.5(a)
Securities Act	3.4(b)
Securities Laws	3.5(a)
Security Incident	Section 8.3(nnn)
Shares	2.1(a)
Software	Section 8.3(ooo)
Special Purpose Subsidiary	Section 8.3(qqq)
Stearns Weaver Miller	Section 8.12
Subordinated Indentures	Section 8.3(ppp)
Subsidiary	Section 8.3(rrr)
Superior Proposal	5.4(g)(iii)
Surviving Company	Recitals
Syndicated Warehouse Facility	Section 8.3(sss)
Takeover Laws	3.23
Tax or Taxes	Section 8.3(ttt)
Tax Returns	Section 8.3(uuu)
Taxing Authority	Section 8.3(vvv)
Termination Fee	7.3(d)(i)
Third-Party Consents	5.8(a)
Trademarks	8.3(nn)
Trust Agreement	Section 8.3(www)
Vacation Club	Section 8.3(xxx)
Vacation Club Association	Section 8.3(yyy)
Vacation Ownership Association	Section 8.3(zzz)
Vacation Ownership Interests	Section 8.3(aaaa)
Vacation Ownership Property	Section 8.3(bbbb)
Vacation Ownership Unit	Section 8.3(cccc)
Vote Down	Section 7.1(b)(iii)
Voting Agreement	Recitals
Willful Breach	Section 8.3(dddd)

A-vii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 5, 2023, is made by and among Hilton Grand Vacations Inc., a Delaware corporation (“Parent”), Heat Merger Sub, Inc., a Florida corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and Bluegreen Vacations Holding Corporation, a Florida corporation (the “Company”).

RECITALS

WHEREAS, the parties hereto intend for Parent to acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger (sometimes referred to in such capacity as the “Surviving Company”) and becoming an indirect wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Florida Business Corporation Act, Florida Statutes, Chapter 607 (as amended, the “FBCA”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”), the Board of Directors of Merger Sub (the “Merger Sub Board”), and the Board of Directors of the Company (the “Company Board”) have each determined that an acquisition of the Company by Parent is in the best interests of their respective companies and stockholders or members and, accordingly, have each authorized and approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and determined it advisable and in the best interests of Parent, Merger Sub, the Company and each of their respective stockholders and members, as applicable;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Key Stockholders is entering into a voting and support agreement in substantially the form attached hereto as Exhibit A (each, a “Voting Agreement”), pursuant to which each such Key Stockholder has, subject to the terms and conditions thereof agreed, among other things, to vote its Shares in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger;

WHEREAS, the parties hereto have received in writing the consent of Hilton Worldwide Holdings Inc., a Delaware corporation (“Hilton”), approving and adopting this Agreement and the transactions contemplated by this Agreement, including the Merger, pursuant to, and for all purposes under, that certain License Agreement, dated as of January 2, 2017, by and between Hilton and Parent (the “Hilton License Agreement” and such consent, the “Hilton Consent”), and Parent has provided to the Company a copy of the Hilton Consent;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Merger, Parent and Hilton have entered into an amendment to the Hilton License Agreement, which will become effective as of the Effective Time; and

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the pricing and other terms and subject to the conditions set forth in this Agreement and in accordance with the FBCA, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company. Upon the effectiveness of the Merger at the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger and become an indirect wholly-owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), remotely by the electronic exchange of closing deliverables and the taking of the closing actions contemplated herein, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that if the Marketing Period has not ended at least three (3) Business Days prior to the time the Closing would have otherwise been required to occur pursuant to the foregoing, the Closing shall be delayed until the earlier to occur of (x) any Business Day before, during or after the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (y) three (3) Business Days following the final day of the Marketing Period, subject in each case to the satisfaction or waiver of all of the conditions to the Closing set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, on the Closing Date, the Company shall file articles of merger complying with the requirements of the FBCA (the “Articles of Merger”) with the Florida Department of State, which shall be executed by Merger Sub and the Company in accordance with the relevant provisions of the FBCA. The Merger shall become effective at such time as the Articles of Merger have been duly filed pursuant to the FBCA with the Florida Department of State, or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the FBCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property (or any interest therein), rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, without reversion or impairment, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5 Organizational Documents.

(a) At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended and restated, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with their terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be amended and restated so that they read in their entirety as set forth in Exhibit C hereto, and, as so amended and restated, shall be the bylaws of the Surviving Company until thereafter amended in accordance with its terms, the articles of incorporation of the Surviving Company and as provided by applicable Law.

Section 1.6 Directors. Unless otherwise determined by Parent prior to the Effective Time (it being understood, for the avoidance of doubt, that no individual serving as a director of, or in any other capacity for, the Company prior to the Effective Time shall be required to become a director of the Surviving Company without such individual’s consent), the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. Unless otherwise determined by Parent prior to the Effective Time (it being understood, for the avoidance of doubt, that no individual serving as an officer of, or in any other capacity for, the Company prior to the Effective Time shall be required to become an officer of the Surviving Company without such individual’s consent), the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Subject to the other provisions of this Article II, each Class A Share and Class B Share (as hereinafter defined) of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive (subject to deduction for any required withholding Tax) $75.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and uncertificated Shares represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any Shares (each, a “Certificate”) shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest.

(b) Each Share owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement, including Section 5.1.

Section 2.2 Treatment of Restricted Stock Awards. Each award of one or more restricted Shares granted under the Company Incentive Plan (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall immediately vest and without any action on the part of Parent, the Company or the holder thereof, be canceled, with the holder of such Company Restricted Stock Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Share subject to such Company Restricted Stock Award immediately prior to the Effective Time.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article II. At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration payable in the Merger to all holders of Shares immediately prior to the Effective Time (other than with respect to Excluded Shares) (such cash provided to the Paying Agent the “Payment Fund”). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement.

(b) Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of one or more Certificates that immediately prior to the Effective Time represented Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent or the Paying Agent, an indemnity bond) to the Paying Agent, and shall contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent or the Paying Agent, an indemnity bond) to the Paying Agent, together with such letter of transmittal, and such other documents as the Paying Agent may reasonably require, in each case duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange for the Shares formerly represented by such Certificate (other than Excluded Shares) the Merger Consideration for each such Share (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1 in respect of such Book-Entry Shares without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof pursuant to this Article II without any interest thereon.

(e) The cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, (i) all holders of Certificates or Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the Shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.3(b), without interest and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f) The Paying Agent may invest any cash included in the Payment Fund as directed by Parent. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall inure to the benefit of Parent.

(g) At any time following the date that is 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Company (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable (without interest) upon due surrender of their Certificate or Book-Entry Shares.

(h) None of Parent, the Company, the Surviving Company, Merger Sub, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against Parent or the Surviving Company with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Parent, Merger Sub, the Company, the Surviving Company and the Paying Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Shares (including with respect to accelerated Company Restricted Stock Awards), or otherwise pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed with, or furnished to, the SEC since December 31, 2021 and publicly available prior to the date of this Agreement ((i) including any exhibits and other information incorporated by reference therein, but (ii) excluding any disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case of this clause (ii), other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has filed with the SEC or otherwise previously made available to Parent true and complete copies of the Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws” and, with the Company Charter, the “Company Organizational Documents”,) and the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Shares”), (ii) 4,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B Shares”) and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the date of this Agreement, (i) 12,204,200 Class A Shares (which does not include the Class A Shares subject to or otherwise deliverable in connection with outstanding Company Restricted Stock Awards as set forth in clause (iv) below) and 3,664,117 Class B Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable and were free of preemptive rights, (ii) no Class A Shares, Class B Shares or shares of Preferred Stock were held in treasury, (iii) no shares of Preferred Stock were outstanding, (iv) 1,169,466 Class A Shares were subject to or otherwise deliverable in connection with outstanding Company Restricted Stock Awards issued pursuant to the Company’s 2021 Incentive Plan (the “Company Incentive Plan”), and (v) no Class B Shares were subject to or otherwise deliverable in connection with outstanding Company Restricted Stock Awards. Each Class B Share is convertible on a share-for-share basis into a Class A Share at any time in the discretion of the holder of the Class B Share. No wholly-owned Subsidiary of the Company owns any of the Shares. Except as set forth above and except for changes resulting from the vesting of any Company Restricted Stock Awards outstanding on the date hereof, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (3) options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries, (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries and (C) there are no other options, calls, warrants or other similar rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. No shares of capital stock of the Company are owned by any Subsidiary of the Company. Each of the outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, all such shares or other equity interests are owned by the Company or a wholly-owned Subsidiary of the Company (except as set forth on Section 3.2(a) of the Company Disclosure Letter), and all such shares or other equity interests owned by the Company or a wholly-owned Subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for Permitted Liens or where any such failure to own any such shares or other equity interests free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders of Company Restricted Stock Awards, and the number and class of shares underlying the Company Restricted Stock Awards held by each such holder, as of the date of this Agreement.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries or as set forth on Section 3.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or has any obligation to acquire, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person (other than to any other wholly-owned Subsidiary of the Company).

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Subject to the adoption and approval of this Agreement by the holders of (i) at least a majority in combined voting power of the outstanding Shares and (ii) at least a majority of the outstanding Class B Shares (the approvals in clauses (i) and (ii) collectively, the “Company Stockholder Approval”), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any Subsidiary of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable Equitable Principles).

(b) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby (the “Company Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.4.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary contained herein, Parent and Merger Sub acknowledge that, in addition to the Company Stockholder Approval, the holders of Shares will be required by applicable Securities Laws to vote, on a non-binding advisory basis, on the compensation payable to the Company’s Named Executive Officers (as defined under Item 402 of Regulation S-K promulgated by the SEC) in connection with the Merger.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and, subject to the receipt of the Company Stockholder Approval will not, (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except as set forth on Section 3.4 of the Company Disclosure Letter and except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, including, without limitation, the mailing of the Proxy Statement, and under state securities, takeover and “blue sky” laws, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange (the “NYSE”), (iv) the filing with the Florida Department of State of the Articles of Merger, as required by the FBCA and the filing of any appropriate documents as required by the business organization Laws of the jurisdictions where the Company is qualified to do business as a foreign corporation and (v) such other consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has, since December 31, 2021, filed with or furnished to (as applicable) the Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, statements, certifications and other material documents (including all material exhibits, amendments and supplements thereto) required to be filed with or furnished by the Company under the Exchange Act or the Securities Act (the “Securities Laws”), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (all such forms, reports, statements, certificates and other documents filed since December 31, 2021 and prior to the date hereof, including all material exhibits, amendments and supplements thereto, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Laws, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company are, or have been at any time since December 31, 2021, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules thereto) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations and comprehensive income, equity and cash flows of the Company included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules thereto) fairly presents in all material respects the consolidated results of operations, income, equity and cash flows, as the case may be, of the Company for the periods set forth therein, in each case in conformity with GAAP and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Company SEC Documents, and except, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities. The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 3.5(c) of the Company Disclosure Letter. As of the date of this Agreement, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made complete and correct in all material respects.

(d) Since December 31, 2021, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers or directors to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comments or investigation.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate or BBX Capital, Inc., including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) The Company is in compliance, and since December 31, 2021, has been in compliance, in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(h) Other than Bluegreen Vacations Corporation and each related trust on behalf of which it files Forms ABS-15G with the SEC, no Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.6 No Undisclosed Liabilities. There are no liabilities of the Company or any Subsidiary of the Company that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, other than liabilities (a) reflected, disclosed, reserved against or provided for on the balance sheet of the Company dated as of June 30, 2023 (including the notes thereto), (b) incurred under this Agreement or in connection with the transactions contemplated hereby, (c) incurred in the ordinary course of business, consistent with past practice, subsequent to June 30, 2023, or (d) individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Subsidiary of the Company or other information supplied by or on behalf of the Company or any Subsidiary of the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. Notwithstanding the foregoing provisions of this Section 3.7, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement or any other document filed with the SEC or any other Governmental Entity as contemplated hereby, which information or statements were not supplied by or on behalf of the Company or were based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 3.8 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement and the transactions contemplated hereby, since June 30, 2023 through the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice; (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9 Litigation. Except as set forth in Section 3.9 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no, and since December 31, 2022 there has been no, action, suit, claim, arbitration, mediation or investigation, inquiry or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, by or before any Governmental Entity and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction or decree of any Governmental Entity.

Section 3.10 Compliance with Laws. Except as set forth in Section 3.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries are, and, at all times since December 31, 2021 have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since December 31, 2022, written notice from any Governmental Entity alleging a material violation of any Law applicable to their businesses, operations, properties or assets. The Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets, as well as originate loans secured by the assets and to service loans secured by the assets, and to carry on their businesses and operations as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) The Company has provided to Parent a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37) or 4001(a)(3) or other similar Law), and all stock purchase, phantom stock or other equity-based plan, stock option, severance, employment, collective bargaining, change-in-control, fringe benefit, cafeteria, Section 125, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their spouses, dependents, beneficiaries, or alternate payees) has any present or future right to compensation or benefits from the Company or its Subsidiaries, or the Company or its Subsidiaries has any present or future liability or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy (including any amendments) of the executed formal plan documents thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) the current summary plan description (including any summaries of material modifications) and other written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan, (iv) all current written administrative services, investment management, and similar agreements, (v) any material correspondence within the past five years with the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or any other federal, state, local or other governmental agency or regulatory body, and (vi) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation and funding reports, (D) attorney’s response to an auditor’s request for information, (E) any formal notices or disclosures including without limitation redacted samples of forms 1094-C, 1095-C, and similar returns, and (F) applicable nondiscrimination and compliance testing results.

(b) With respect to the Company Plans and except as would not have a Material Adverse Effect:

(i) each Company Plan has been established, operated, and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and any other applicable law, and no breach of fiduciary duty, no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan);

(iii) except as set forth in Section 3.11(b) of the Company Disclosure Letter, neither the Company nor any Company ERISA Affiliate has ever sponsored, maintained, contributed to, or been obligated under ERISA or other applicable Law or any agreement or otherwise to contribute to, or otherwise have any current or potential liability with respect to, any (i) “defined benefit plan” (as defined in ERISA Section 3(35), Section 414(j) of the Code, or other similar Law), (ii) “multiemployer plan” (as defined in ERISA Sections 3(37) or 4001(a)(3) or other similar Law), (iii) “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 210, 4063 or 4064 or Section 413(c) of the Code or other similar Law) or (iv) “multiple employment welfare arrangement,” (as defined under Section 3(40) of ERISA (without regard to Section 514(b)(6)(B) of ERISA) or other similar Law), and, to the knowledge of the Company, no circumstances exist under which the Company could reasonably be expected to incur any liability under Title IV of ERISA or Section 412 of the Code or other similar Law. For the purposes of this paragraph, “Company ERISA Affiliate” means any person, entity, trade, or business entities (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (in each case, other than routine claims for benefits) nor, to the knowledge of the Company, are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(v) except as set forth in Section 3.11(b) of the Company Disclosure Letter, no Company Plan provides for post-employment or post-termination or retiree health or life insurance other than continuation coverage pursuant to Section 4980B of the Code or any similar Law;

(vi) none of the Company and its Subsidiaries or members of the Company’s controlled group of corporations has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such liability;

(vii) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation; and

(viii) except as set forth in Section 3.11(b) of the Company Disclosure Letter, none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(d) None of the Company or any of the Subsidiaries of the Company has any obligation to gross up, indemnify or otherwise reimburse any current or former officer, director, trustee, employee or consultant of the Company or any of the Subsidiaries of the Company for any Taxes incurred by such individual pursuant to Section 409A or 280G of the Code.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Letter, no payment made or to be made (whether in cash, in property, or in the form of benefits) to any current or former employee or director of the Company or any of its Subsidiaries by reason of the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) No Company Plan has been established or maintained outside of the United States or provides benefits to individuals regularly residing outside of the United States.

Section 3.12 Labor Matters.

(a) The Company and its Subsidiaries are, and during the past five (5) years have been, in material compliance with all applicable Laws and applicable contractual obligations relating to Employment Matters. There are no, and since January 1, 2021 there have been no, material Actions pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries by or before any Governmental Entity relating to any Employment Matters.

(b) There is no, and since January 1, 2021 there has been no, labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries with any labor union or labor organization, nor is any such agreement or contract presently being negotiated. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees other than as has been disclosed by the Company to Parent.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened or (ii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement. There are no representation claims or petitions against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, to the knowledge of the Company, since January 1, 2021, (i) no allegations of harassment or discrimination have been made against any (A) director of the Company or its Subsidiaries, or (B) any employee of the Company or any of its Subsidiaries with a title of senior vice president or above; and (ii) the Company and its Subsidiaries have not entered into any settlement agreement related to allegations of harassment or discrimination by an employee with a title of senior vice president or above, director or officer of the Company or any of its Subsidiaries.

(f) Except as set forth in Section 3.12(f) of the Company Disclosure Letter, since January 1, 2021, neither the Company nor any of its Subsidiaries has (i) effectuated a “plant closing” or a “mass layoff” (both as defined under the Worker Adjustment and Retraining Notification Act); or (ii) engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

(g) Neither the Company nor any of its Subsidiaries is subject to any affirmative action obligations under any applicable Law or is a government contractor or subcontractor for the purposes of any Law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage Laws.

Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are, and for the past five (5) years have been, in compliance with all, and have not violated any, applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) there has been no release of any Materials of Environmental Concern by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) no Materials of Environmental Concern have been managed, disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries, or corporate or legal predecessors, or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Materials of Environmental Concern are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; and (v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or to the knowledge of the Company are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 3.14 Taxes. Except as set forth in Section 3.14 of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been duly and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct.

(b) All Taxes of the Company or any of its Subsidiaries that are due and payable have been duly and timely paid (whether or not shown as due and owing on any Tax Return). No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(c) There is no inquiry, audit, investigation, claim, examination or other proceeding now pending or currently in progress with any Taxing Authority with respect to taxability (nexus), Taxes or a Tax Return of the Company or any of its Subsidiaries, and to the knowledge of the Company no such audit, investigation, claim, examination or other proceeding is threatened in writing by any Taxing Authority. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that have not been paid in full or otherwise fully resolved.

(d) The Company and each of its Subsidiaries has withheld (or will withhold) from its present and former employees, independent contractors, creditors, equityholders, shareholders, and other Persons and timely paid (or will timely pay) to the appropriate Taxing Authority amounts for all taxable periods (and portions thereof) ending on or before the Closing Date that are required to have been withheld and paid in compliance with all Tax withholding and remitting provisions of applicable Laws.

(e) No extensions of the period for assessment of any Taxes are currently in effect with respect to the Company or any of its Subsidiaries (other than extensions of time to file income Tax Returns obtained in the ordinary course of business and that do not require the consent of a Taxing Authority). Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company and each of its Subsidiaries has collected all amounts of sales, use and occupancy Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales, use and occupancy Tax statutes and regulations.

(g) The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries do not file a specific type of Tax Return that the Company or any of its Subsidiaries are or may be required to file such Tax Returns in, or subject to taxation by, such jurisdiction, which claim has not been fully resolved.

(i) During the last two years, none of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock qualifying for or intended to qualify for tax-free treatment under Section 355 of the Code.

(j) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any (i) change in or incorrect method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of any state, local or foreign Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received or paid, or deferred revenue accrued, prior to the Closing; (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or in existence prior to the Closing (vi) gain recognition agreement entered into under Section 367 of the Code on or before the Closing Date or (vii) Taxes due under Section 951, 951A or 965(h) of the Code.

(k) None of the Company or any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or, otherwise has conducted a trade or business or had operations or an office or fixed place of business in, or is tax resident in, a jurisdiction other than the jurisdiction in which it is organized.

(l) None of the Company or any its Subsidiaries (i) is bound by any Tax sharing, Tax indemnification or Tax allocation agreement (other than any customary commercial agreement entered into in the ordinary course of business the primary purpose of which is not the sharing or allocation of Taxes), (ii) has ever been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns (other than the group the common parent of which is the Company), or (iii) is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise as a matter of Law.

(m) None of the Company or any its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) Neither the Company nor any of its Subsidiaries is subject to or has a request for a private letter ruling, a closing agreement, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Taxing Authority with respect to Taxes.

Section 3.15 Contracts.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Letter, as of the date of this Agreement neither the Company nor any Subsidiary of the Company is a party to, nor is it or its properties, rights or assets bound by, any Contract (other than this Agreement and any Company Plan) of the following nature (such Contracts as described in this Section 3.15(a), whether or not disclosed on Section 3.15 of the Company Disclosure Letter, being “Material Contracts”):

(i) all Contracts which are expected to involve payment or receipt by the Company or any Subsidiary of the Company of more than $1,000,000 in the aggregate for any individual Contract or series of related Contracts during the fiscal year ending December 31, 2023, that are not terminable by the Company or Subsidiary of the Company party thereto without material penalty on ninety (90) days’ or less notice, including any such Contracts with customers;

(ii) all Contracts (A) relating to the incurrence, assumption or guarantee of any indebtedness (including any Company Receivables-Backed Facilities) or imposing a Lien or security interest in or on any of the assets of the Company or any of its Subsidiaries, including any mortgages, deeds of trust or similar security instruments, indentures, guarantees, loan or credit agreements, in each case, in excess of $2,000,000 and (B) pursuant to which the Company or any Subsidiary of the Company provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person (other than a wholly-owned Subsidiary), including take-or-pay Contracts or keepwell agreements, in each case, in excess of $1,000,000;

(iii) any Contract that limits in any material respect the ability of the Company or any Subsidiary of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts in any material respect the right of the Company or any Subsidiary of the Company to sell to, or purchase from, any Person or to hire any Person (including any exclusivity provisions), or that grants the other party or any third Person “most favored nation” status;

(iv) all joint venture and other material partnership or similar Contracts;

(v) all co-branding, co-marketing or similar Contracts involving payments in excess of $1,000,000 annually;

(vi) any Contract with a counterparty that is primarily engaged in the hotel, timeshare, or lodging business;

(vii) any Contract related to co-branded credit card or alternative payment arrangements;

(viii) Contracts relating to capital expenditures or the acquisition of fixed assets, in each case, in excess of $3,000,000;

(ix) any Contract relating to the acquisition by the Company or any Subsidiary of the Company of any material operating business or the capital stock of any other Person that have ongoing obligations;

(x) Contracts providing for (A) the pending purchase, sale, assignment or ground leasing or disposition of any Owned Real Property or material tangible personal property or (B), except as set forth in any Company Real Property Lease, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right, or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which the Company or any Subsidiary of the Company could be required to purchase or sell the applicable equity interests of any Person, any real property or any other material asset to which such right relates;

(xi) any Company Real Property Lease;

(xii) Contracts relating to the lease of tangible personal property to or from any Person providing for lease payments in excess of $1,500,000 per year;

(xiii) Contracts providing for the provision of advertising services and involving the payment or receipt over the term of such Contract in excess of $1,000,000 by the Company or any Subsidiary of the Company;

(xiv) material Contracts relating to Intellectual Property, Personal Data or IT Systems, excluding (i) Off-the-Shelf Software licenses to the Company or any Subsidiary of the Company which involve payments in the current fiscal year of less than $1,000,000 and (ii) non-exclusive licenses granted by the Company or any Subsidiary of the Company to customers in the ordinary course of business;

(xv) any labor agreement, collective bargaining agreement, works council agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization;

(xvi) any non-ordinary course Contract providing for material indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company or any Subsidiary of the Company or any predecessor Person, other than Contracts entered into on substantially the same form as the Company and its Subsidiaries’ standard forms previously made available to Parent;

(xvii) any Contract with any officers or directors of the Company or any Subsidiary of the Company or with any Affiliate or a “related person” (as such term is defined in Item 404 of Regulation S-K) of the Company or any Subsidiary of the Company or any former officers or directors thereof;

(xviii) any material Contract between the Company or any Subsidiary of the Company and any Person providing an Exchange Program;

(xix) any Company Management Agreement; and

(xx) material Contracts with, or material licenses from, any Governmental Entity.

(b) Each Material Contract (other than any Material Contract that has expired in accordance with its terms) (i) is legal, valid and binding on, and enforceable against, the Company or the Subsidiary or Subsidiaries of the Company party thereto, and, to the knowledge of the Company, the counterparties thereto, and is in full force and effect (except to the extent that enforceability may be limited by applicable Equitable Principles) and (ii) subject to the delivery of the notices and receipt of the consents set forth on Section 3.15(b) of the Company Disclosure Letter or as otherwise contemplated hereby (including due to arrangements made by the parties in connection with the transactions contemplated hereby), shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, in each case, except where the failure thereof, individually or in the aggregate with any other such failures, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any Subsidiary of the Company received any written or, to the knowledge of the Company, oral, claim of any such breach, violation or default and no party to a Material Contract has given written or, to the knowledge of the Company, oral, notice of an intent to terminate or not to renew a Material Contract, except where such breach, violation, default, claim or notice, individually or in the aggregate with any other such breaches, violations, defaults, claims, or notices, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true and complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) as of the date of this Agreement.

Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies maintained by the Company or any of its Subsidiaries with respect to their respective properties, assets or businesses. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all such insurance policies are valid, in full force and effect and all premiums due thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of, or permit termination or modification of, any of such insurance policies.

Section 3.17 Properties.

(a) Except as set forth in Section 3.17(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property and interests in real property (excluding any Vacation Ownership Interests), including buildings and improvements thereon and easements appurtenant thereto owned in fee by the Company or any of its Subsidiaries (“Owned Real Property”) and the name of the Company Entity that owns each parcel of Owned Real Property and (ii) all property leased for the benefit of the Company or any of its Subsidiaries (“Leased Real Property” and, together with the Owned Real Property, the “Company Real Property”). The Company or its applicable Subsidiary has, in all material respects, (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. The Company has made available to Parent true, correct and complete copies (including any and all schedules, annexes, exhibits, endorsements, supplements and amendments) of all deeds and other instruments by which the Company or its Subsidiary, as applicable, acquired the Owned Real Property, and all title reports, title insurance policies, site plans, and surveys relating to the Owned Real Property in the possession of the Company or its Subsidiaries.

(c) There are no material leases, licenses or occupancy agreements pursuant to which any third party is granted the right to use of the Company Real Property other than transient rentals in the ordinary course of business or as set forth on Section 3.17(c) of the Company Disclosure Letter (“Company Third-Party Leases”). All Company Third-Party Leases and all amendments and modifications thereto are in full force and effect, and there exists no default under any such Company Third-Party Lease by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company Third-Party Leases shall be terminated or be terminable by the other party thereto, in each case as a result of the consummation of the Merger.

(d) All leases of Leased Real Property (each, a “Company Real Property Lease”) and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the leases of Leased Real Property shall be terminated or be terminable by the other party thereto, in each case as a result of the consummation of the Merger.

(e) The consummation of the transactions contemplated by this Agreement will not require the consent of any party to a Company Real Property Lease, will not result in a breach of or default under any Company Third-Party Lease and will not otherwise cause any Company Third-Party Lease or Company Real Property Lease to cease to be legal, valid, binding, enforceable (except to the extent that enforceability may be limited by applicable Equitable Principles) and in full force and effect on identical terms following the Effective Time.

(f) There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property in any material respect. There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

(g) Neither the Company nor any of its Subsidiaries has mortgaged, collaterally assigned or granted any other security interest in any Owned Real Property or any interest therein. Other than Company Third-Party

Leases, the Owned Real Property is not subject in any manner to any leases, licenses, rights of first refusal, rights of first offer, options to purchase or rights of occupancy in favor of any Person.

(h) The Company or the applicable Subsidiary has (i) obtained and maintained all material permits and approvals required for the current use and operation of the Owned Real Property, and (ii) complied with all conditions of such permits and approvals in all material respects. There is no current breach, default or violation of any such permit or approval.

(i) Neither the Company nor any of its Subsidiaries has received written notice of any material violation of any Laws affecting the Company Real Property that have not been cured in all material respects.

(j) No representation is made under this Section 3.17 with respect to any Intellectual Property or Intellectual Property rights, which are the subject of Section 3.20.

Section 3.18 Timeshare Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the (1) Company and its Subsidiaries, (2) Non-Profit VCA or (3) Non-Profit VOA, taken as a whole:

(i) Each Company Offering Document is in full force and effect, and, to the extent applicable, is valid and binding on the Company, Subsidiary of the Company, Non-Profit VCA or Non-Profit VOA party thereto, and since December 31, 2021, the Company, such Subsidiary of the Company, such Non-Profit VCA, or such Non-Profit VOA has performed all obligations required to be performed by it to date under each Company Offering Document and pursuant to all Laws applicable to it. True and correct copies of the Company Offering Documents for each Vacation Club and for each Vacation Ownership Property that is governed by a Non-Profit VOA have been delivered or made available to Parent.

(ii) Since December 31, 2021, none of the Company, any Subsidiary of the Company, any Non-Profit VCA, or any Non-Profit VOA has received written notice of, and to the knowledge of the Company there has not been, any violation or default under (nor, to the knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Offering Document.

(iii) Set forth on Section 3.18(a)(iii)(1) of the Company Disclosure Letter are all of the Vacation Ownership Interests or Vacation Ownership Unit(s) owned by the Company or any Subsidiary of the Company which are currently being offered for sale in the ordinary course of business and each jurisdiction in which each of those Vacation Ownership Interests are registered for the advertising, marketing or selling of Vacation Ownership Interests by the Company or any Subsidiary of the Company or the soliciting of consumers to visit a Vacation Ownership Property or a sales office by the Company or any Subsidiary of the Company. Set forth on Section 3.18(a)(iii)(2) of the Company Disclosure Letter are all of the Vacation Ownership Interests or Vacation Ownership Unit(s) owned by the Company or any Subsidiary of the Company which are not currently being offered for sale in the ordinary course of business by the Company or any Subsidiary of the Company. The Company and each of its Subsidiaries, as applicable, has good and marketable title to all unsold Vacation Ownership Interests set forth on Sections 3.18(a)(iii)(1) and (2) of the Company Disclosure Letter, free and clear of all Liens other than Permitted Liens. Set forth on Section 3.18(a)(iii)(3) of the Company Disclosure Letter are all of the Vacation Ownership Properties which are subjected to a Vacation Club that is currently offered or operated by the Company or any Subsidiary of the Company in the ordinary course of business.

(iv) Since December 31, 2021, all rental, exchange, financing, offering, marketing and sales of Vacation Ownership Interests or Exchange Program memberships by the Company and its Subsidiaries have been made in compliance with applicable Laws or applicable exemptions.

(v) Any consents necessary, and not otherwise waived under applicable Law, for the prior submittal of any Vacation Ownership Property, Vacation Ownership Units, or Vacation Ownership Interests to

any Vacation Club or Exchange Program of the Company have been obtained in accordance with the Company Offering Documents and applicable Law.

(vi) Since December 31, 2021, the Company and each of its Subsidiaries have duly complied with all obligations owed to the applicable Vacation Ownership Associations (including payment of assessments owed for any Vacation Ownership Interests owned by the Company or its Subsidiaries for which a subsidy agreement is not in effect) and to the knowledge of the Company, there are no circumstances that, if not remedied or modified, would prevent or interfere with such compliance in any manner.

(vii) No Vacation Club or Vacation Ownership Interests have been offered or operated by the Company or any of its Subsidiaries or Non-Profit VCA in a manner that would cause the total number of Vacation Ownership Interests offered by the Company or any of its Subsidiaries or Non-Profit VCA to exceed a “one-to-one use right to use right requirement ratio”.

(viii) Section 3.18(a)(viii) of the Company Disclosure Letter sets forth a true, correct, and complete list of each management agreement, sub-management agreement, hospitality agreement, on-site property management agreement, or similar agreement for the management or operation by the Company or any of its Subsidiaries of any Vacation Ownership Property, Vacation Club, condominium project, hotel or other properties (each, a “Company Management Agreement”) and the name of the applicable manager (each a “Company Manager”). Each Company Manager is properly licensed to the extent required by applicable Laws in the jurisdiction in which such real property is located.

(b) Non-Profit VCAs and Non-Profit VOAs. A majority of the members of the board of directors for each Non-Profit VCA and Non-Profit VOA are employees of or otherwise affiliated with the Company or one of its Subsidiaries. Section 3.18(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Non-Profit VCAs and Non-Profit VOAs. Section 3.18(b) of the Company Disclosure Letter provides a complete and accurate list of each Vacation Club and Vacation Ownership Association for which the Company or any of its Subsidiaries provides a subsidy. Since December 31, 2021, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) The books and records of each Non-Profit VCA and each Non-Profit VOA are complete, true and correct in all material respects, and all funds collected from Vacation Ownership Interest owners or any Vacation Club and others on behalf of the Non-Profit VCA and Non-Profit VOA have been properly accounted for in all material respects and expended in all material respects for such purposes as are authorized under the Company Offering Documents.

(ii) All material expenses charged to a Vacation Ownership Association or Non-Profit VCA or loans or advances of funds to a Vacation Ownership Association or Non-Profit VCA by the Company or any of its Subsidiaries are authorized by and are in compliance in all material respects with the Company Offering Documents and applicable Laws.

(c) Properties/Amenities. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, all Vacation Ownership Interests, Vacation Ownership Units, equipment, inventory, or furnishings located in or on a Vacation Ownership Property and promised or represented as available in the Company Offering Documents have in all material respects been substantially made available or provided as represented. All amenities described in the Company Offering Documents as completed are substantially complete. Each owner of a Vacation Ownership Interest has access to and use of all of the amenities of the applicable Vacation Ownership Properties in accordance with the applicable Company Offering Documents.

(d) Developer Rights. Except as set forth on Section 3.18(d) of the Company Disclosure Letter, the Company or one of its Subsidiaries currently holds all material rights of declarant, developer, and/or seller of a Vacation Club or Vacation Ownership Property, and the Company or its applicable Subsidiary has not assigned or expressly waived any such rights. Except as set forth on Section 3.18(d) of the Company Disclosure Letter, the period of declarant, developer, and/or seller control for a Vacation Club or Vacation Ownership Property as described in the Company Offering Documents has not terminated.

(e) Company Timeshare Receivables. With respect to each of the promissory notes, mortgages, deeds of trust, contracts for deed, installment sales contracts, conditional sales contracts, collateral assignments of beneficial interest or security agreements (collectively, the “Debt Instruments”) financed and held by the Company or one of its Subsidiaries and related to the offering or sale of Vacation Ownership Interests as of December 31, 2021 through the date of this Agreement, and receivables from obligors related thereto (the “Company Timeshare Receivables”) except as would not reasonably be expected to have a Material Adverse Effect:

(i) title of each such Company Timeshare Receivable is owned by the Company or its applicable Subsidiary free and clear of all Liens, other than Permitted Liens, and legal title is in the name of such entity or in the name of a nominee thereof (each, a “Company Timeshare Lender”) and such Company Timeshare Lender has full right and authority to enforce all documents and instruments evidencing or securing such Company Timeshare Receivables, and each such document or instrument is genuine and the legal, valid, and binding obligation of the applicable obligor in accordance with its terms, subject to Permitted Liens and except as such enforceability may be limited by applicable Equitable Principles;

(ii) to the knowledge of the Company, the Debt Instruments related to the Company Timeshare Receivables are in the possession of the Company or one of its Subsidiaries or its designated escrow agent, custodian, or such nominee as required under any Company Receivables-Backed Facility; and

(iii) to the knowledge of the Company, as of the date of this Agreement, each Debt Instrument evidencing any Company Timeshare Receivable has not been modified in any material respect other than in the ordinary course of business and permitted under the Company’s servicing and collection policies, and constitutes a valid first priority Lien encumbering the Vacation Ownership Interest described therein, as security for the repayment of all amounts and obligations arising under such Debt Instruments, subject to Permitted Liens.

(f) All sales and marketing activities, services, or the like provided or performed by the Company or its Subsidiaries in connection with the sale of Vacation Ownership Interests offered and sold on behalf of FFS Developers have been and are performed in all material respects in compliance with applicable FFS Documents and Laws. Except as set forth on Section 3.18(f) of the Company Disclosure Letter, the FFS Arrangement and FFS Documents of the Company do not include any change of control provisions or require any consents or approvals for assignment.

Section 3.19 Company Receivables-Backed Facilities.

(a) Section 3.19(a) of the Company Disclosure Letter lists all Company Receivables-Backed Facilities to which a Company Entity is a party with related approximate outstanding loan balances, securities and any securities retained by a Company Entity (by tranche or class, if applicable, for each such transaction), as applicable, and any applicable ratings and ratings actions (including any “shadow ratings,” “negative watch” status, evidence of any recently confirmed ratings and/or downgrades). The Company has made available to Parent true and correct copies of all Company Receivables-Backed Facility Instruments for the transactions referenced in the Company Disclosure Letter.

(b) Section 3.19(b) of the Company Disclosure Letter lists any material consents, approvals, waivers, notices, post-closing notice obligations or actions in connection with such Company Receivables-Backed Facility Instruments to which a Company Entity is a party that, if not satisfied or complied with, would reasonably be expected to result in a material liability to the Company Entities.

(c) All Company Receivables-Backed Facility Instruments to which a Company Entity is a party are (i) legal, valid and binding obligations, (ii) are in full force and effect and enforceable in accordance with their terms against the Company Entities party thereto (except to the extent that enforceability may be limited by applicable Equitable Principles) and (iii), except to the extent permitted as a Permitted Company Receivables-Backed Facilities Activity, shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement.

(d) The Company Entities are in compliance in all material respects with the terms of each Company Receivables-Backed Facility Instrument to which they are parties (including with respect to any such party’s role as servicer or performance guarantor) and no Company Entity has received any written or, to the knowledge of the Company, oral, claim of any such breach, violation or default and no party to a Company Receivables-Backed Facility Instruments to which a Company Entity is a party has given written or, to the knowledge of the Company, oral, notice of an intent to terminate such Company Receivables-Backed Facility Instrument.

(e) The Company has not received any notice or communication in writing from any person asserting (i) any event described in Section 3.19(d) or (ii) that any provision of a Company Receivables-Backed Facility Instruments to which a Company Entity is a party is not effective or is not a legally valid, binding and enforceable obligation of any party thereto (except to the extent that enforceability may be limited by applicable Equitable Principles).

(f) There is no Action pending or, to the knowledge of the Company, threatened against the Company Entities in respect of any Company Receivables-Backed Facility Instruments.

(g) With respect to the Company Receivables-Backed Facilities that are anticipated to remain outstanding on or after the Closing Date, other than the actions specified in Section 5.22(c), such Company Receivables-Backed Facilities after giving effect to the transactions contemplated hereby on the Closing Date (including the Merger), may remain outstanding in accordance with their terms and do not require any prior consents, waivers or approvals by any of the parties thereto, and there are no other agreements, side letters or arrangements to which any Company Entity is a party that modify the terms of, or that could reasonably be expected to adversely affect the availability or amount of funding under such Company Receivables-Backed Facilities.

(h) No Company Receivables-Backed Facility Default has occurred and is continuing.

(i) With respect to any receivables financings or securitizations that are not Company Securitization Transactions pursuant to which any of the Company Entities act as a third-party servicer, such Company Entities are in compliance in all material respects with the terms of the agreements relating to such receivables financings or securitizations, and no Company Entity has received any written, or, to the knowledge of the Company, oral, claim of any breach, violation or default with respect to such Company Entity obligations thereunder, and no party under any agreement relating to such receivables financings or securitizations has given written notice or, to the knowledge of the Company, oral, notice of an intent to terminate any Company Entity as a third party servicer thereunder.

Section 3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all (i) registered and applied for Company Intellectual Property, including all registered and applications to register trademarks, service marks and tradenames, patents, patent applications, registered copyrights, applications to register copyright and domain names (collectively, “Company Registered IP”), and (ii) Company Proprietary Software. All required fees and necessary actions and filings associated with maintaining any Company Registered IP have in all material respects been paid in full and made in a timely manner. Each item of Company Registered IP is valid, subsisting, enforceable, and in full force and effect, and has not been cancelled, expired, or abandoned. No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. All Company Intellectual Property is owned by the Company or one of its Subsidiaries free and clear of all Liens other than Permitted Liens and non-exclusive licenses granted by the Company or any Subsidiary of the Company to customers in the ordinary course of business. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved. No officer or employee of the Company or any of its Subsidiaries owns or, to the knowledge of the Company, claims any rights in (nor, to the knowledge of the Company, has any of them made application for) any Company Intellectual Property or Business Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole: (i) in each case in which the Company or any Subsidiary of the Company has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating or who otherwise developed and created any Company Intellectual Property for the Company or any Subsidiary of the Company, such employee, consultant or contractor entered into a written agreement with the Company or one of its Subsidiaries that assigned all right, title, and interest in that Company Intellectual Property to the Company or its Subsidiary or the Company or such Subsidiary of the Company otherwise obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all such Company Intellectual Property. The Company Intellectual Property and any other Intellectual Property used by the Company and its Subsidiaries is sufficient for their businesses as currently conducted (collectively, the “Business Intellectual Property”), and the Business Intellectual Property constitutes all Intellectual Property necessary for the Company and its Subsidiaries to operate their businesses as currently conducted. The Company or one of its Subsidiaries owns or has a valid and enforceable license or other right to use or possess, as applicable, all Business Intellectual Property.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries, including trade secrets, that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c) (i) Since January 1, 2021, the Company and its Subsidiaries have not infringed upon, misappropriated, or otherwise violated any Intellectual Property of any third person and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third party in connection with the conduct of their respective businesses, and, since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, since January 1, 2021, no third party has infringed upon, misappropriated, or otherwise violated any Company Intellectual Property, (iii) no Company Intellectual Property is subject to any outstanding settlement, covenant not to sue, order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries, and (iv) none of the Company or any of its Subsidiaries is party to any outstanding settlement, covenant not to sue, order, judgment, decree or stipulation that (i) permits any third party to use any Company Intellectual Property, (ii) restricts the rights of the Company or any of its Subsidiaries to use any of the Company Intellectual Property or Business Intellectual Property, or (iii) requires any future payment by the Company or any of its Subsidiaries in connection with any Intellectual Property rights of any third person. Each of the Company and its Subsidiaries has taken commercially reasonable actions to protect the Company Intellectual Property.

(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (x) the Company Proprietary Software: (i) is not subject to any “copyleft” or other obligation or condition under any Open Source Software license that is used in a manner that would require the Company or any of its Subsidiaries to license, distribute, offer or make available any material source code of the Company Proprietary Software to any third person; (ii) is free of any material defects or material disabling codes or instructions, and is free of any “viruses”, “worms”, “time bombs”, “key-locks” or any other Software or hardware or other malicious devices, defects, or other intentionally created contaminant that do or may materially disrupt, disable, delete, damage, modify, or otherwise interfere with the operation of such Company Proprietary Software or equipment upon which such Company Proprietary Software operates, or the integrity of the data, information or signals such Company Proprietary Software produces, or allow a third party to have unauthorized access to any such Company Proprietary Software or computer, server, or network of the Company or any of its Subsidiaries or any customer or user of any Company Proprietary Software, in any manner adverse to the Company or any of its Subsidiaries or to its customer, licensee, or recipient; (iii) conforms to its published documentation and specifications or as otherwise warranted to any third party; provided, however, the Company and its Subsidiaries do not warrant that the use or operation of the Company Proprietary Software will be uninterrupted or error free; and (iv) is not, and since January 1, 2021 has not been, subject to an operative or contingent right of any third party to access the Company Proprietary Software or any source code thereof, (y) none of Company or any of its Subsidiaries has modified any Open Source Software, and (z) no Company Proprietary Software or source code thereof has been put into escrow or provided to any escrow agent or other third person who is not an employee, adviser or consultant of the Company or any of its Subsidiaries that is bound to written confidentiality obligations with respect thereto, and the Company and its Subsidiaries are not under any obligation (whether absolute, conditional, or otherwise) to deliver, license or disclose, or to grant, directly or indirectly, any rights, licenses or interests in or to, any such Company Proprietary Software or source code thereof to any other third person.

(e) Section 3.20(e) of the Company Disclosure Letter lists all Software used by the Company and its Subsidiaries to operate their businesses as currently conducted, excluding Software licensed to the Company or its Subsidiary which involves payments of less than $100,000 annually. To the knowledge of the Company, there are no material problems or defects in any Software used by the Company and its Subsidiaries to operate their businesses as currently conducted that prevent any such Software from operating in fulfillment of its intended purpose or substantially as described in its related documentation or specifications. Each of the Company and its Subsidiaries has obtained and possesses valid licenses to use all Software programs that are material to its business as currently conducted and present on the computers it owns or leases that are used in connection with its business.

(f) The transactions contemplated by this Agreement will not materially alter or impair the right, title or interest of the Company or any of its Subsidiaries in or to the Company Intellectual Property or Business Intellectual Property, and all of the Company Intellectual Property and Business Intellectual Property will be owned or validly licensed to the Company and its Subsidiaries immediately after the Closing on terms and conditions substantially similar to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property and Business Intellectual Property immediately prior to the Closing.

Section 3.21 IT Systems; Privacy; Data Protection.

(a) Each of the Company and its Subsidiaries, since December 31, 2021: (i) is, and has been, in compliance in all material respects with all Privacy and Security Requirements applicable to it and its businesses and operations, including the collection, use, processing, storage, transfer, disclosure, security of, and access to, Personal Data in the conduct of the Company’s and its Subsidiaries’ businesses; (ii) has not received any written or, to the knowledge of the Company, oral notice, order, complaint or other communication from any Governmental Entity or any other Person that the Company or any of its Subsidiaries is not in compliance with any Privacy and Security Requirement; and (iii) to the knowledge of the Company, is not the subject of any pending audit or litigation (or threat thereof) with respect to any Privacy and Security Requirement and there are no facts of circumstances that could reasonably be expected to give rise to any such audit or litigation, except, in the case of (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Where the Company has instructed another party to process Personal Data, the Company has entered into data processing agreements or other contracts which materially comply with the requirements of applicable Privacy and Security Requirements.

(b) The IT Systems used by the Company and its Subsidiaries (i) are sufficient in all material respects to operate their business as currently conducted (including as to capacity, scalability, and ability to process current volumes in a timely manner); (ii) are functional, maintained properly and operate in accordance with their documentation in all material respects; and (iii) to the knowledge of the Company are free from (and are designed to prevent the insertion of) material defects, errors, harmful code, viruses, worms, time bombs, key locks, malware, ransomware, trojan horses, and other material corruptants that significantly adversely affect the functionality thereof.

(c) Each of the Company and its Subsidiaries has implemented commercially reasonable measures (including implementing and monitoring compliance with technical, administrative and physical security measures), security systems and technologies materially consistent with Privacy and Security Requirements designed to protect and maintain (i) their material confidential information and trade secrets and (ii) the security, integrity, continuous operation, redundancy and backup of the IT Systems used in their businesses (and all data, including Personal Data, stored therein or processed thereby) against loss, damage, and unauthorized access or misuse, and, to the knowledge of the Company, there have been no material breaches, violations, misuses, losses or outages of or unauthorized access to, use of, disclosure of, or Processing of same, except for those that were resolved without material cost, liability or the duty under applicable Law to notify any Person. The Company further maintains commercially reasonable incident response, security, disaster recovery, and business continuity plans, procedures, and facilities, acts in material compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven reasonably effective upon testing in all material respects or if not have been sufficiently corrected. Except as set forth in Section 3.21(c) of the Company Disclosure Letter, since January 1, 2021: (i) there have been no known Security Incidents or unauthorized accessing of the IT Systems, Personal Data, or data of the Company and (ii) there has been no material loss, damage, unauthorized access, disclosure or breach (including without limitation any material loss of confidentiality, integrity or availability) of the IT Systems, Personal Data, or data of the Company.

(d) Except as set forth in Section 3.21(d) of the Company Disclosure Letter, where required by Privacy and Security Requirements, each of the Company and its Subsidiaries has in all material respects provided, whether by website disclosure or other permitted means, to such Persons required by Privacy and Security Requirements notice of its privacy practices concerning the collection, storage, use, registration, processing, and disclosure of Personal Data as required by Privacy and Security Requirements. All Personal Data of the Company: (i) has been collected, used or disclosed in compliance in all material respects with all applicable Laws; (ii) has been used only for the purposes for which the Personal Data was initially collected or for a subsequent purpose for which consent was subsequently obtained; or (iii) has been collected, used or disclosed for a purpose in respect of which consent may, under Laws, be implied.

Section 3.22 No Leakage. Since the date of this Agreement, neither the Company nor any of its Subsidiaries have paid any Leakage.

Section 3.23 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.10, the Company Board has taken or will take such actions as necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States inapplicable to this Agreement or any of the transactions contemplated hereby.

Section 3.24 Affiliate Transactions. From December 31, 2021 through the date of this Agreement, there have been no transactions or contracts between the Company or any Subsidiary of the Company, on the one hand, and any Affiliates (other than Subsidiaries of the Company) of the Company or any of its Subsidiaries or BBX Capital, Inc., on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that was not so reported.

Section 3.25 Brokers. No broker, investment banker, financial advisor or other Person, other than Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Wells Fargo Securities, LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.26 Opinion of Financial Advisor. Credit Suisse has delivered to the Company Board its opinion to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than Parent and its Affiliates and the Key Stockholders and their Affiliates) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or the accuracy or completeness of any of the foregoing other than the representations and warranties contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except (a) as disclosed or reflected in the Parent SEC Documents filed with, or furnished to, the SEC since December 31, 2021 and publicly available prior to the date of this Agreement ((i)including any exhibits and other information incorporated by reference therein, but (ii) excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case of this clause (ii), other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and good standing, to have such power and authority or to be so qualified or licensed or in good standing, which individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to prevent, or materially impair or delay, the ability of Parent or Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement.

Section 4.3 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Sub, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Articles of Merger with the Florida Department of State as required by the FBCA. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable Equitable Principles).

(b) The Parent Board, at a meeting duly called and held at which all directors of the Parent Board were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) authorizing Parent to execute, deliver and perform this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Merger Sub Board, at a meeting duly called and held at which all directors of the Merger Sub Board were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent, as Merger Sub’s sole stockholder (indirectly through a wholly owned subsidiary of Parent), (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) authorizing Merger Sub to execute, deliver and perform this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The wholly owned subsidiary of Parent which is the direct sole stockholder of Merger Sub has given all consents and approvals and taken all other actions required by applicable Law to approve Merger Sub’s execution and delivery of this Agreement and the performance of its obligations hereunder.

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the equivalent organizational documents of any of the Company’s Subsidiaries, including, without limitation, the articles of organization or operating agreement of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the Hilton Consent, (ii) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, including under state securities, takeover and “blue sky” Laws, (iii) compliance with any applicable requirements of the HSR Act, (iv) such filings as necessary to comply with the applicable requirements of the NYSE, (v) the filing with the Florida Department of State of the Articles of Merger, as required by the FBCA, and (vi) such other consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 SEC Reports; Financial Statements.

(a) Parent has, since December 31, 2021, filed with or furnished to (as applicable) the SEC on a timely basis true and complete copies of all forms, reports, statements, certifications and other material documents (including all material exhibits, amendments and supplements thereto) required to be filed with or furnished by the Company under the Securities Laws, together with all certifications required pursuant to the Sarbanes-Oxley Act (all such forms, reports, statements, certificates and other documents filed since December 31, 2021 and prior to the date hereof, including all material exhibits, amendments and supplements thereto, collectively, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Laws, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent are, or have been at any time since December 31, 2021, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules thereto) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules thereto) fairly presents in all material respects the results of income, retained earnings or cash flows, as the case may be, of Parent for the periods set forth therein, in each case in conformity with GAAP and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later the Parent SEC Documents, and except, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes.

Section 4.6 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will (a) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (b) on the date such Proxy Statement is first mailed to the stockholders of the Company, or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent, Merger Sub or any other Subsidiary of Parent or other information supplied by or on behalf of Parent, Merger Sub or any other Subsidiary of Parent for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in any document filed with the SEC or any other Governmental Entity as contemplated hereby, which information or statements were not supplied by or on behalf of Parent or Merger Sub or were based upon information supplied to Parent or Merger Sub by or on behalf of the Company.

Section 4.7 Ownership and Operations of Merger Sub . Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. All of the shares of capital stock of Merger Sub have been duly authorized, are validly issued and outstanding, and are, and at the Effective Time will be, owned indirectly by Parent.

Section 4.8 Financing. Parent and Merger Sub will have at the Effective Time sufficient cash, available lines of credit or other sources of immediately available funds to consummate the transactions contemplated hereby, including payment of the Merger Consideration and all other amounts required to be paid by Parent pursuant to this Agreement, and to pay all related fees and expenses.

Section 4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole member of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.10 No Ownership of Shares or Interested Person. Neither Parent, Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record), or at any time within one year prior to the date of the approval of this Agreement by the Company Board owned, any Shares or holds (or during such one year period held) any rights to acquire or vote any Shares except pursuant to this Agreement, or otherwise is or was within such one-year period an “interested person” (as defined in the FBCA) with respect to the Company.

Section 4.11 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Parent is Solvent as of the date of this Agreement and, to the knowledge of Parent assuming (a) satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in this Agreement and (b) the accuracy of the representations and warranties of the Company set forth in Article III (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein), each of Parent and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger and other transactions contemplated by this Agreement, including payment of the Merger Consideration and other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and immediately after the Closing. As used in this Section 4.11, the term “Solvent,” when used with respect to any Person, means that, as of the applicable date of determination, (i) the sum of the assets, at a fair valuation, of such Person will exceed the “debts” (as defined below) of such Person, (ii) such Person has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (iii) such Person has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.11, “debt” means any liability on a “claim,” where “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.12 Brokers. No broker, investment banker, financial advisor or other Person, other than BofA Securities, Inc. is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent and Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 except (i) as contemplated by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice in all material respects and use its commercially reasonable best efforts to (1) maintain its material assets and properties in their current condition (subject to normal wear and tear) and (2) preserve substantially intact its business organization and preserve its present relationships with customers, suppliers and other Persons with which it has material business relations.

(b) Between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (w) as contemplated by this Agreement, (x) as disclosed in Section 5.1 of the Company Disclosure Letter, (y) as required by applicable Law, or (z) unless Parent shall otherwise consent in writing (it being agreed that prior to taking any action requiring the consent of Parent pursuant to this Section 5.1(b), the Company shall provide notice in accordance with Section 8.2 of this Agreement to Parent requesting such consent, and Parent shall have five Business Days from the date of such notice, properly given in accordance with Section 8.2 to provide such consent (which consent shall not be unreasonably withheld or conditioned), and if Parent fails to respond within such five Business Days by a notice properly given in accordance with Section 8.2 of this Agreement stating that it is not granting such consent, then Parent shall be deemed to have given its consent), neither the Company nor any of its Subsidiaries shall:

(i) amend, adopt any amendment to or otherwise change or modify its articles of incorporation or bylaws or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of, encumber or enter into any Contract (whether oral or written) with respect to the voting of, any shares of capital stock of the Company (including, for the avoidance of doubt, Shares) or of any of its Subsidiaries, or grant to any Person any right to acquire any shares of its capital stock, except pursuant to Company Restricted Stock Awards or other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (including with respect to the Company, for the avoidance of doubt, Shares), except for regular quarterly cash dividends consistent with past practice and any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries of the Company;

(iv) adjust, split, redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company (except in connection with the vesting of Company Restricted Stock Awards and related required tax withholdings or settlement of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or other recapitalization, or make any other change with respect to its capital structure;

(vi) acquire, directly or indirectly (whether by merger, consolidation or acquisition of stock or assets or otherwise), any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $3,000,000 individually or $6,000,000 in the aggregate, other than purchases pursuant to existing Contracts;

(vii) sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, mortgage, pledge, hypothecate, grant any security interest in, grant an easement with respect to, or otherwise encumber or restrict the Owned Real Property or the use thereof (including securitizations), or incur or create any Lien (other than Permitted Liens) on, or dispose of, in a single transaction or series of transactions, any material assets (including Owned Real Property and Vacation Ownership Interests), rights or properties, in each case, other than (A) sales or dispositions of inventory (including Vacation Ownership Interests) in the ordinary course of business; (B) sales or dispositions in an amount that does not exceed $3,000,000 individually or $6,000,000 in the aggregate; (C) non-exclusive licenses in the ordinary course of business; (D) dispositions, transfers, assignments, substitutions or removals of Vacation Ownership Interests from or into any multisite trust; (E) sales, pledges, contributions, substitutions, repurchases or other transfers of any loans, receivables or other assets in connection with a Company Receivables-Backed Facility and in accordance with the terms of the related Company Receivables-Backed Facility Instrument; (F) in connection with a Permitted Company Receivables-Backed Facilities Activity; and (G) sales and dispositions pursuant to existing Contracts set forth on Section 5.1(a)(vii) of the Company Disclosure Letter;

(viii) other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(ix) (A) amend, renew, extend, modify, supplement or waive, or assign, convey, encumber or otherwise transfer in whole or in part, material rights or interests pursuant to or in, any Contract (regardless of whether in the ordinary course of business consistent with past practice or such Contract constitutes a Material Contract) set forth on Schedule 5.1(a)(ix)(A), or (B) enter into any Contract substantially similar to Contracts listed on Schedule 5.1(a)(ix)(A) or otherwise relates to or involves (in the case of the following clauses (1) and (2)), or is with (in the case of the following clauses (3) and (4)), (1) co-branded credit card, alternative payment or similar payment arrangements, (2) formation or creation of any new joint venture, partnership, or similar arrangements with any third party, (3) a counterparty that is primarily engaged in the hotel, timeshare or lodging business other than ordinary course marketing and sales agreements that are terminable upon 30 days’ or less notice or (4) any “related person” as defined in Item 404 of Regulation S-K;

(x) (A) materially amend or terminate any Material Contract (including any Company Real Property Lease), (B) materially amend, modify, supplement or waive, or assign, convey, encumber or otherwise transfer in whole or in part, material rights or interests pursuant to or in, any Material Contract (other than (i) assignments between or among the Company or any of its wholly-owned Subsidiaries that would not be adverse to Parent or Merger Sub (ii) in connection with any Permitted Company Receivables-Backed Facilities Activity) or (C) materially amend, supplement or modify any Material Contract (including any Company Real Property Lease) for the purposes of giving, obtaining or effecting any Third-Party Consents; it being agreed and understood, however, that, subject to the Company’s compliance with other provisions in this Section (including clause (ix) above), nothing in this paragraph (x) shall prevent the Company or any of its Subsidiaries from renewing and/or extending any Contract, including, without limitation, any Material Contract, on substantially the same terms as in effect as of the date hereof or otherwise in the ordinary course of business; provided, however that prior to renewing or extending any such Contract (other than any renewal or extension set forth in Section 5.1 of the Company Disclosure Letter), the Company shall provide notice in accordance with Section 8.2 of this Agreement to Parent requesting such consent, and Parent shall have five Business Days from the date of such notice, properly given in accordance with Section 8.2 to provide such consent (which consent shall not be unreasonably withheld or conditioned), and if Parent fails to respond in writing within such five Business Days stating that it is not granting such consent, then Parent shall be deemed to have given its consent;

(xi) other than in the ordinary course of business consistent with past practice, enter into any Company Real Property Lease, or terminate any Leased Real Property;

(xii) make or authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1(b)(xii) of the Company Disclosure Letter, other than such capital expenditures that do not exceed such budget by more than $2,500,000 individually or $10,000,000 in the aggregate;

(xiii) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities, (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), or (D) cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries, in each case, in excess of $10,000,000 individually or $20,000,000 in the aggregate, except for with respect to clause (B), indebtedness incurred (i) under the Company’s or its Subsidiary’s existing credit facilities or the Company Receivables-Backed Facilities, in each case, in the ordinary course of business in an aggregate principal amount not to exceed the existing commitments under such facilities available to be drawn as of the date hereof, (ii) between or among the Company and/or any of its Subsidiaries in the ordinary course of business or (iii) to replace, renew, extend or refinance any existing indebtedness of the Company or its Subsidiaries on terms and conditions that are not materially less favorable to the Company and its Subsidiaries, taken as a whole, than the terms or conditions of the replaced, renewed, extended or refinanced debt; provided, that this clause (iii) shall only apply to existing indebtedness that is replaced, renewed, extended or refinanced (as applicable) and that can be repaid, redeemed or repurchased on or prior to Closing without any premium or prepayment penalty;

(xiv) except to the extent required by applicable Law (including Section 409A of the Code) or to the extent required pursuant to the terms of any Company Plan in effect as of the date of this Agreement or as contemplated by Section 5.9, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee, other than for increases in connection with internal promotions and merit-based increases, in each case with respect to Company Employees whose annualized base compensation and incentive compensation opportunity does not exceed $300,000 but specifically excluding any increase that would broadly impact any designated class of Company Employees, such as variable compensation eligible employees and annual bonus eligible employees (other than specific temporary incentives, including but not limited to, sales performance incentive funds (SPIFF)), (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to the date of this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any

Company Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans to any Company Employee (other than routine travel or other business advances issued in the ordinary course of business) or (G) hire or terminate (without cause) any executive officer, trustee or director of the Company or any Subsidiary of the Company or promote or appoint any Person to a position of executive officer, trustee or director of the Company or any Subsidiary of the Company;

(xv) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, in each case, except in the ordinary course of business;

(xvi) (A) to the extent GAAP applies to the maintenance of such books and records, fail to maintain the applicable financial books and records in accordance with GAAP in all material respects, or (B) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, or deviate in any material respect from its standard schedule for preparation of audited financial statements with respect to the audited financial statements for the year ending December 31, 2023;

(xvii) (A) adopt or make any change to any material method of Tax accounting or annual Tax accounting period, except as required by GAAP, (B) make, change or revoke any material Tax election, (C) surrender, agree, settle or compromise any Tax audit, examination or proceeding, (D) to extend the statute of limitations in respect of any material amount of Taxes (other than pursuant to extensions of the due date for the filing of an income Tax Return that do not require consent of a Taxing Authority), (E) file or cause to be filed any amended material Tax Return, (F) initiate any voluntary disclosure with, or request any ruling from, a Taxing Authority with respect to a material amount of Taxes, (G) enter into any closing agreement with any Taxing Authority with respect to any material Tax, or (H) surrender any right to claim a material Tax refund;

(xviii) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) or agree to the tolling of the statute of limitations with respect to any potential Action, or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages (A) not in excess of $500,000 individually or $1,000,000 in the aggregate or (B) materially consistent with the reserves reflected in the Company’s balance sheet at June 30, 2023;

(xix) allow any material Permit held by the Company or any of its Subsidiaries to expire or lapse, or take any action (or fail to take any action) that would reasonably be expected to terminate, invalidate, impair or be a breach of, any material Permit held by the Company or any of its Subsidiaries (including any material Permit of any Governmental Entity);

(xx) cause any material amendment to any Company Offering Documents of any Vacation Club Association, Vacation Club or Vacation Ownership Property (other than with respect to any amendments that do not materially increase the obligations or waive or release any material rights of the Company or its Subsidiaries under such documents);

(xxi) allow any registrations of a Vacation Club to lapse, or fail to keep such registrations current in accordance with applicable Law;

(xxii) after December 31, 2023, offer to customers a 100% equity roll with no additional cash down collected by the Company;

(xxiii) take any action or exercise any of their votes, or fail to take any action or fail to exercise any of their votes, within a Non-Profit VCA or a Non-Profit VOA that would reasonably be expected to materially and adversely affect the rights, control, powers, and privileges of the Company or its Subsidiaries under the Company Offering Documents or a Company Management Agreement, whether by statute or otherwise; or

(xxiv) agree, resolve, authorize or commit to do or take any of the actions described Section 5.1(b)(i) through Section 5.1(b)(xxiii).

Section 5.2 Conduct of Business of Parent.

(a) Parent covenants and agrees that, during the period from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (i) as contemplated by this Agreement, (ii) as required by applicable Law or (iii) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course of business consistent with past practice in all material respects and use commercially reasonable best efforts to (1) maintain its material assets and properties in their current condition (subject to normal wear and tear) and (2) preserve substantially intact its business organization and to preserve its present relationships with customers, suppliers and other Persons with which it has material business relations.

(b) Between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (x) as contemplated by this Agreement, (y) as required by applicable Law, or (z) unless the Company shall otherwise consent in writing (it being agreed that prior to taking any action requiring the consent of the Company pursuant to this Section 5.2(b), Parent shall provide notice in accordance with Section 8.2 of this Agreement to the Company requesting such consent, and the Company shall have five Business Days from the date of such notice, properly given in accordance with Section 8.2 to provide such consent, and if the Company fails to respond within such five Business Days by a notice properly given in accordance with Section 8.2 of this Agreement stating that it is not granting such consent), then the Company shall be deemed to have given its consent, neither Parent nor any of its Subsidiaries shall:

(i) take any action, or knowingly fail to take any action, that would reasonably be expected to prevent or materially impair or materially delay or otherwise materially adversely affect the satisfaction of the conditions to consummating the Merger set forth in Article VI or the ability of Parent to perform its obligations pursuant to this Agreement (including Parent’s obligation to pay the Merger Consideration or other amounts payable by it pursuant to this Agreement); or

(ii) agree, resolve, authorize or commit to do or take any action described in Section 5.2(b)(i).

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 Acquisition Proposals.

(a) Except as set forth in this Section 5.4, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall cause (or, in the case of all Representatives other than officers or directors, use reasonable best efforts to cause) its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries (collectively, “Representatives”), not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or (v) fail to include the Company Recommendation in the Proxy Statement; provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Section 5.4(b) or (c) or Section 7.1(c)(ii) shall not be deemed to be a breach of this Section 5.4(a). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company agrees that it will and will cause the Subsidiaries of the Company to, and will instruct and use its reasonable best efforts to cause its and their respective Representatives to, (i) cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore that constitute or could reasonably be expected to lead to an Acquisition Proposal, (ii) terminate any such third party’s access to any physical or electronic data rooms with respect to an Acquisition Proposal and (iii) request that any such third party and its Representatives promptly (A) destroy or return all confidential information concerning the Company or any Subsidiaries of the Company furnished by or on behalf of the Company or any Subsidiaries of the Company and (B) destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such confidential information, in the case of the foregoing clauses (ii) and (iii), to the extent required by and in accordance with the terms of the applicable confidentiality agreement between the Company or any of its Subsidiaries and such Person.

(b) Notwithstanding anything to the contrary in Section 5.4(a), at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.4(a) and that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes, or would reasonably be expected to lead to, a Superior Proposal, if the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) that failure to do so would be inconsistent with the Company Board’s exercise of its fiduciary duties under Florida Law: (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (a “Permitted Confidentiality Agreement”) on terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement); and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent at the same time as such information is made available to such Person or its Representatives.

(c) Subject to the permitted actions contemplated by Section 7.1(c)(ii), neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation of this Agreement or the Merger or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of such actions, an “Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary set forth in this Section 5.4, prior to the time the Company Stockholder Approval is obtained, the Company Board may (1) effect an Adverse Recommendation Change or (2) cause the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and terminate this Agreement pursuant to Section 7.1(c)(ii) (any action described in clause (1) or (2) being a

“Fundamental Action”) if (A) an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the obligations set forth in this Section 5.4 is received by the Company, and (B) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, that (w) in the case of an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal and (x) a failure to effect a Fundamental Action in response to such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no such Fundamental Actions may be taken unless and until: (I) the Company has given Parent written notice at least four Business Days in advance (such notice period, the “Notice Period” and such notice, the “Notice”), which Notice shall set forth in writing that the Company Board intends to consider whether to take such Fundamental Action and a reasonably detailed description of the basis therefor, and shall also include, in the case of a Fundamental Action to enter into an Alternative Acquisition Agreement, the then-current draft of such agreement (provided, that such Notice shall not, by itself, constitute an Adverse Recommendation Change); (II) during the Notice Period, to the extent requested by Parent, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent to revise this Agreement so that the condition set forth in clause (B) of this Section 5.4(d) would not be satisfied; and (III) at the end of the Notice Period, the Company Board shall have taken into account any revisions to this Agreement proposed by Parent in writing prior to the end of the Notice Period, and shall have thereafter determined in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, that (y) in the case of an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and (z) a failure to effect a Fundamental Action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any amendment or modification to the economic or other material terms of any such Acquisition Proposal (if applicable) shall require a new Notice and a new Notice Period (which, subsequent to the initial Notice Period, shall be reduced to two Business Days rather than four Business Days)).

(e) The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any written Acquisition Proposal, (ii) any written request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request. The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of notify Parent of any changes or modifications to the material terms of an Acquisition Proposal, and upon the reasonable request of Parent shall apprise Parent of the status of such Acquisition Proposal.

(f) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), including making any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law.

(g) As used in this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

(ii) “Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any acquisition agreement, merger agreement, arrangement agreement, option agreement, joint venture agreement, partnership agreement, license agreement, legally binding letter of intent, legally binding memorandum of understanding, agreement in principle or any other similar legally binding agreement or document relating to any Acquisition Proposal.

(iii) “Superior Proposal” means any Acquisition Proposal (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement and (B) that the Company Board believes is reasonably capable of being completed in accordance with the material terms thereof substantially within the timeframe contemplated by such proposal, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “50%” in the definition of “Acquisition Proposal” shall be deemed to be references to “75%.”

Section 5.5 Proxy Statement.

(a) The Company shall use its reasonable best efforts to prepare the Proxy Statement as promptly as reasonably practicable following the date of this Agreement. Except under the circumstances expressly permitted by Section 5.4, the Proxy Statement shall include the Company Recommendation.

(b) The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies as to form and substance with the provisions of the Exchange Act and that none of the information supplied by it or any of its Subsidiaries or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or at the time of filing with the SEC (as applicable), contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement. Parent shall furnish, or cause to be furnished, to the Company any and all information concerning itself and its Subsidiaries, including Merger Sub, as may be required or reasonably requested in connection with the preparation of the Proxy Statement and use its reasonable best efforts to ensure that none of such information, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or at the time of filing with the SEC (as applicable), contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Parent assumes no responsibility with respect to any information not supplied in writing by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

(c) If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Subsidiaries or its or their respective Representatives, should be discovered by the Company or Parent, which information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable following such discovery notify the other party and after such notification the Company, with reasonable and customary cooperation from Parent (including, without limitation, Parent’s provision of information as may be reasonably requested), shall, as and to the extent required by applicable Law, as promptly as reasonably practicable (A) prepare an amendment or supplement to the Proxy Statement and (B) thereafter, cause the Proxy Statement as so amended or supplemented, or the amendment or supplement, as the case may be, to be filed with the SEC and disseminated to its stockholders.

(d) The Company shall (A) provide Parent, its outside legal counsel and its other representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Stockholders Meeting (other than any filings, documents or communications related to an Adverse Recommendation Change) prior to filing, furnishing or delivering such documents with or such communications to the applicable Governmental Entity and dissemination of such documents or communications to the Company’s stockholders, (B) consider in good faith for inclusion in the Proxy Statement and such other documents and communications related to the Company Stockholders Meeting all comments reasonably proposed by Parent, its outside legal counsel and its other representatives, and (C) keep Parent advised on a timely basis with respect to all material communications and correspondence with the SEC regarding the Proxy Statement.

(e) Without limiting the generality of the provisions of Section 5.8, the Company shall (i) as promptly as reasonably practicable following receipt thereof, notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information and (ii) as promptly as reasonably practicable following receipt thereof, provide Parent, if applicable, copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement (or where no such copies are available, a reasonably detailed written description thereof). The Company shall, subject to the requirements of Section 5.5(d), (A) use its reasonable best efforts to promptly provide responses to the SEC with respect to any comments received on the Proxy Statement by the SEC and any requests by the SEC for any amendment or supplement to the Proxy Statement or for additional information, and (B) cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff confirms that the SEC does not intend to review the preliminary Proxy Statement or advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

Section 5.6 Company Stockholders Meeting.

(a) The Company shall take, in accordance with applicable Law and its Company Organizational Documents, all action necessary to (i) duly convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable after the Proxy Statement is in final form (taking into account a reasonable period of time for the solicitation of the proxies) and (ii) cause a vote upon the approval of this Agreement and the transactions contemplated hereby to be taken thereat.

(b) The Company Stockholders’ Meeting shall not be postponed, recessed or adjourned by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the Company may postpone, recess or adjourn the Company Stockholders’ Meeting (i) to the extent, in the good faith judgment of the Company Board (after consultation with the Company’s outside legal counsel), required by applicable Law or necessary to ensure that any required supplement or amendment to the Proxy Statement is delivered to the stockholders of the Company for the amount of time required by applicable Law in advance of the Company Stockholders’ Meeting, (ii) if the Company reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iii) to solicit additional proxies to obtain the Company Stockholder Approval, so long as in each case that the Company exercises its right under this Section 5.6(b) to postpone, recess or adjourn the Company Stockholders’ Meeting, the Company shall have reasonably consulted with Parent in advance with respect to such determination and provided prior written notice to Parent; provided further, that in no event shall the Company Stockholders’ Meeting be postponed, recessed or adjourned pursuant to clauses (ii) and (iii), taken together, more than ten Business Days in connection with any one postponement, recess or adjournment or more than an aggregate of thirty days from the originally scheduled meeting date.

(c) The Company shall use reasonable best efforts to take all lawful action to obtain the Company Stockholder Approval, including the solicitation of proxies therefor; provided, however, that the Proxy Statement shall not be required to include the Company Recommendation if an Adverse Recommendation Change has been made pursuant to Section 5.4. The Company agrees that, unless this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to and in accordance with Article VII, its obligations to hold the Company Stockholders’ Meeting pursuant to this Section 5.6 shall not be affected in any manner, including in connection with (i) the making of an Adverse Recommendation Change or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal, and the Company shall continue to use reasonable best efforts to take all lawful action to obtain the Company Stockholder Approval, including the solicitation of proxies therefor; provided, however, that the Proxy Statement shall not be required to include the Company Recommendation if an Adverse Recommendation Change has been made pursuant to Section 5.4.

(d) Once the Company has established a record date for the Company Stockholders’ Meeting, the Company shall not change or establish a different record date for the Company Stockholders’ Meeting unless (i) required by applicable Law, (ii) reasonably necessary as a result of any postponement, recess or adjournment of the Company Stockholders’ Meeting effected pursuant to Section 5.6(b) or (iii) the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) is obtained.

(e) The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a reasonably timely basis (including, if requested, promptly providing voting reports on a reasonably frequent basis) and (ii) to give written notice to Parent one day prior to the Company Stockholders’ Meeting, indicating whether as of such date, sufficient proxies representing the Company Stockholder Approval have been obtained.

(f) Without the prior written consent of Parent, the matters constituting the Company Stockholder Approval shall be the only matters (other than related procedural matters or any non-binding advisory vote required under applicable Law) that the Company may propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting.

Section 5.7 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best effects to cause its Subsidiaries, officers, directors and Representatives to, afford to Parent reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any contractual confidentiality obligations in any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law.

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, or other documents or information exchanged pursuant to this Section 5.7, in accordance with the Confidentiality Agreement, dated August 4, 2023, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.8 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use, and shall cause each of their respective Subsidiaries and, to the extent practicable, other Affiliates to use, respectively, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including using reasonable best efforts to: (i) cause the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; (ii) defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; (iii) resolve any objection asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement and (iv) give, obtain or effect (as the case may be) as promptly as practicable following the date of this Agreement all (A) notices, acknowledgments, waivers, permits, consents, approvals or other authorizations, and (B) amendments, supplements or other modifications required under any Contract to which the Company or any of its Subsidiaries is a party or bound ((A) and (B) collectively, the “Third-Party Consents”), in each case that are necessary to be given, obtained or effected in order to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement (and, in any event, no later than the Outside Date), and in connection with the obligations in this clause (iv), neither the Company nor any of its Subsidiaries shall (A) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or (B) agree or commit to do any of the foregoing, in each case for the purposes of giving, obtaining or effecting any Third-Party Consents without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed). Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain any such Third-Party Consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Closing).

(b) In furtherance and not in limitation of the provisions of Section 5.8(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act.

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall give prompt written notice of such request to the other party and use its reasonable best efforts to comply with such request as soon as reasonably practicable and after consultation with the other party.

(d) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider in good faith all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity, and to the extent reasonably practical, that each of the parties is entitled to attend any meetings with or other appearances before, including substantive calls or conversations with, any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to, in order to obtain any consent, settlement, expiration of a waiting period, trial judgement, or other benefit, under any Antitrust Law (i) divest or hold separate (in a trust or otherwise), or agree or proffer to do the same, any of the assets or businesses of Parent or any of its Affiliates or the Company or any of its Affiliates, (ii) limit in any manner whatsoever, or not exercise, or agree or proffer to do the same, any rights of ownership of any securities (including the Shares) or other assets, or (iii) agree to any limitation on the ownership or operation of any business of Parent, the Company, the Surviving Company or any of their respective Affiliates, in the case of each of clauses (i), (ii) and (iii), if any such action would reasonably be expected to, individually or in the aggregate, (x) materially reduce the reasonably anticipated benefits to Parent of the transactions contemplated by this Agreement or (y) impact Parent, the Company or their respective Subsidiaries in a manner or amount that is material relative to the value of the Company and its Subsidiaries, taken as a whole.

(f) Notwithstanding any other provision of this Agreement to the contrary, Parent shall have the right to (i) direct, devise and implement all matters (including with respect to process, strategy and communications) with any Governmental Entity with jurisdiction over the Merger by virtue of any applicable Antitrust Law (each, a “Governmental Antitrust Authority”), including the strategy for obtaining any necessary approval of any Governmental Antitrust Authority, (ii) lead all meetings and communications (including any negotiations) with, any Governmental Antitrust Authority, and (iii) control the defense and settlement of any Actions brought by or before any Governmental Antitrust Authority or any other Person; provided, that Parent shall consult and reasonably cooperate with the Company, and consider in good faith the views of the Company, in connection with the foregoing, including in connection with the overall strategy and the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to any Governmental Antitrust Authority.

(g) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

Section 5.9 Employment and Employee Benefits Matters.

(a) During the period commencing at the Effective Time and ending on December 31, 2024, the Parent shall provide or cause its Affiliates to provide to each employee of the Company or any of its Subsidiaries who continues employment with Parent or any of its Affiliates, including the Surviving Company and its Subsidiaries, following the Effective Time (a “Continuing Employee”) with (i) cash compensation, including salary (or wage) and bonus, and (ii) except as otherwise provided in Section 5.9(b) below, employee benefits (excluding, however, all equity plans) that are substantially comparable, in the aggregate, to the cash compensation and benefit plans provided to similarly situated employees of Parent or its Affiliates.

(b) Parent shall provide, or cause its Affiliates to provide, each Continuing Employee who is terminated without cause by Parent or its Affiliates during the eighteen (18) month period immediately following the Effective Time with the greater of (1) the severance set forth on Section 5.9(b) of the Company Disclosure Letter and (2) severance which is substantially comparable in the aggregate to the severance provided by Parent and its Affiliates to their own similarly-situated employees, and, in either case, plus the amount of any accrued and unpaid compensation, including salary (or wages) and bonuses; provided, however, that for purposes of determining years of service, such Continuing Employee shall be credited with (i) the service with which he or she was credited for severance purposes with the Company or the Subsidiary employing the Continuing Employee as of the Effective Time (which shall be documented through records reasonably acceptable to Parent), plus (ii) his or her service with Parent and its Affiliates after the Effective Time; provided, however, that such benefit payments shall be conditioned on execution of a customary release of claims in a form reasonably satisfactory to Parent and applicable to similarly situated employees of Parent or its Affiliate; provided, further, that, for any terminated Continuing Employee with the position of Director or above, any such release shall only contain a non-competition covenant if reasonably determined to be necessary by Parent and the non-compete period shall be the shorter of one year and the applicable severance pay period.

(c) With respect to any Parent Plan or other employee benefit plan of Parent or Parent’s Affiliates in which any Continuing Employee becomes eligible to participate on or after the Effective Time (a “Parent Employee Benefit Plan”), Parent shall, or shall cause its Affiliates to, use commercially reasonable efforts to, amend the Parent Employee Benefit Plan, or cause the plan administrator of such Parent Employee Benefit Plan, to exercise administrative discretion to, (i) waive preexisting conditions limitations, actively at work requirements, and exclusion and waiting periods with respect to participation and coverage requirements to the extent they were inapplicable to, or were satisfied under, any Company Plan in which such Continuing Employee participated prior to the Effective Time; and (ii) cause each Continuing Employee to receive full credit for periods of service with the Company (including eligibility to participate, vesting, vacation entitlement and severance benefits) under each Parent Employee Benefit Plan in which such Continuing Employee becomes or may become a participant. As of the Effective Time, Parent shall credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement as of the Effective Time (which shall be the amount accrued from year end through the Effective Time). With respect to each Parent Employee Benefit Plan that is a health plan, Parent shall use commercially reasonable efforts to amend the Parent Employee Benefit Plan, or cause the plan administrator of such Parent Employee Benefit Plan to exercise administrative discretion, where permitted, to (i) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan; and (ii) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Effective Time occurs for amounts (such as deductibles, co-payments, out-of-pocket maximums or similar items) paid under any similar employee benefit plan by such Continuing Employee, and for which verification is provided by the insurer or third party administrator of such plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable Parent Employee Benefit Plan.

(d) Parent and Company acknowledge and agree that all provisions contained in this Section 5.9 are included for the sole benefit of Parent and Company and nothing contained herein shall (i) be construed as an amendment to any Company Plan or Parent Employee Benefit Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other Person, including any employee or former employee of any of Parent or Company or any of their respective Affiliates, or any dependent or beneficiary thereof, (iii) otherwise obligate Parent or any of its Affiliates to maintain any particular employee benefit plan or retain the employment of any particular employee following the Effective Time or (iv) limit the rights of Parent or Company to amend or terminate their own employee benefit plans at any time and for any reason as permitted under applicable Law.

(e) The Company shall terminate its 401(k) Plan effective the day prior to the Effective Time (subject to the consummation of the Merger) by resolution adopted by the Company Board, on terms reasonably acceptable to Parent, and simultaneously amend the 401(k) Plan to the extent necessary to comply with all applicable Laws to the extent not previously amended. Said termination shall provide that all participants in the 401(k) Plan shall be fully vested in their account balances thereunder; and the Company shall notify the 401(k) Plan participants and beneficiaries of such termination prior to the Effective Time pursuant to the requirements of applicable Law. Parent shall use commercially reasonable efforts to permit all Continuing Employees who were eligible to participate in the Company’s 401(k) Plan immediately prior to its termination to participate in a defined contribution retirement plan of Parent with a 401(k) feature and permit Continuing Employees to elect the rollover of 401(k) plan assets in cash and with respect to loans, in kind, to such 401(k) plan of Parent. Parent acknowledges the required financial expense and administrative commitment to carry out the termination and winding down of the Company’s 401(k) Plan in compliance with applicable Law and agrees to take such actions as may be reasonably necessary or advisable in furtherance thereof following the Closing.

(f) Parent shall assume and be responsible for the payment of the obligations of the Company or any Affiliate to pay the amounts listed on Section 5.9(f) of the Company Disclosure Letter.

(g) Section 5.9(g)(i) of the Company Disclosure Letter includes the agreed-upon form of Separation, Waiver and Release Agreement contemplated to be entered into by the members of the Company’s Executive Committee (other than the Company’s Chief Financial Officer) in connection with the Merger. Section 5.9(g)(ii) of the Company Disclosure Letter includes the agreed-upon form of Separation, Waiver and Release Agreement contemplated to be entered into by the Company’s Chief Financial Officer in connection with the Merger.

Section 5.10 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective boards of directors shall use its reasonable best efforts to take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.11 Notification of Certain Matters. From and after the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party or their respective Non-Profit VOAs or Non-Profit VCAs from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Company or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 5.12 D&O Indemnification, Exculpation and Insurance.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Company to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director, manager or fiduciary of the Company or any of its Subsidiaries and acting in such capacity (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time and advance expenses to Indemnified Parties in connection therewith, to the fullest extent permitted under the Company’s or such Subsidiaries’ organizational documents as in effect on the date hereof.

(b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of any Indemnified Party (including without limitation, advancement of expenses) as provided in the articles of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries as in effect as of immediately prior to the execution and delivery of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Company to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Company purchases a six year “tail policy” and the coverage thereunder costs more than 600% of such last annual premium, the Surviving Company shall purchase the maximum amount of coverage that can be obtained for 600% of such last annual premium.

(d) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.

(e) In the event that the Surviving Company or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.12.

Section 5.13 [Intentionally Omitted].

Section 5.14 Rule 16b-3. The Company may take such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities with respect to Shares) in connection herewith by any individual who is a director or officer of the Company, or any other applicable Person subject to the filing requirements of Section 16 of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby; provided, that neither Parent nor the Company shall issue any such press release or make any public announcement without the prior consent of the other, which consent shall not be unreasonably withheld, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with the NYSE, (ii) with respect to any communication regarding an Acquisition Proposal in accordance with Section 5.4(f) or an Adverse Recommendation Change in accordance with Section 5.4 or (iii) for any statements, including, without limitation, statements by Parent in any prospectus, “road show” materials, press release, or other written materials in connection with any issuance of Parent Common Stock or notes or other capital raising initiatives in connection with the Merger, that are consistent in tone and substance with previous press releases, public disclosures or public statements made by Parent or the Company (or jointly made by Parent and the Company, if applicable) in compliance with this Section 5.15; provided further, that Parent shall not be required to consult with or provide an opportunity to review and comment to the Company so long as such statements are consistent in tone and substance with previous written press releases, written public disclosures or other written statements made by it in compliance with this Section 5.15. If either Parent or Company determines, after consultation with outside counsel, that a statement or disclosure is required by applicable Law, such parties statement or disclosure shall not require consent from the other party, but the other party, to the extent practicable, shall be given a reasonable opportunity to review and comment upon such statement or disclosure, and the party making such statement or disclosure shall consider in good faith any such comments received. Notwithstanding the foregoing, Parent and the Company agree that the initial press releases with respect to the transactions contemplated by this Agreement shall be separate press releases issued by each Parent and the Company in substantially the form attached hereto as Exhibit D-1 and Exhibit D-2.

Section 5.16 Obligations of Merger Sub . Parent shall take all action necessary to cause Merger Sub (and, after the Effective Time, the Surviving Company) to perform its respective obligations under this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub (or, after the Effective Time, the Surviving Company) under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 5.17 Delisting and Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of the NYSE to enable the delisting of the Shares from the NYSE and the deregistration of Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.18 R&W Insurance Policy. Parent shall obtain a representations and warranties insurance policy (the “R&W Policy”) in connection with the transactions contemplated hereby, such policy to bound contemporaneously with the execution of this Agreement. Parent shall bear the costs, fees and expenses of the R&W Policy (including any underwriting fee, brokers’ fee or premium payable in connection therewith).

Section 5.19 Stockholder Litigation. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of, and without in any way limiting, the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation as promptly as practicable. If any Governmental Entity issues an order, decree or ruling, or takes any other action, which restrains, enjoins or otherwise prohibits consummation of the Merger or other transactions contemplated hereby, the parties shall use commercially reasonable efforts to lift such order, decree, ruling or other action as promptly as practicable. Notwithstanding the foregoing, no party shall compromise or settle any litigation commenced against it or any of its directors or officers relating to this Agreement or the transactions contemplated hereby (including, without limitation, the Merger) without the other parties’ prior written consent, which shall not be unreasonably withheld or delayed; it being understood and agreed except that any party may, in its sole discretion, withhold such consent to any settlement which does not include a full release of such party or which imposes an injunction or other equitable relief on the Company, Parent or any of their Affiliates.

Section 5.20 Certain Agreements with Third Parties. Parent agrees that any agreement that Parent has with Hilton, Bass Pro, Inc. and its Affiliates (“Bass Pro”) and Choice Hotels and its Affiliates (“Choice”) with respect to their respective ongoing commercial relationships after the Effective Time are or will be satisfactory to it and that any failure or withdrawal by Hilton, Bass Pro or Choice to perform as contemplated by their agreements, including, without limitation, any notice given by any or all of them prior to the Effective Time that it or they is or are withdrawing from such agreement(s), or any failure to enter into any agreement, shall not be deemed a Material Adverse Effect or otherwise constitute grounds for Parent to terminate this Agreement.

Section 5.21 Debt Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Debt Financing as promptly as practicable, but in any event on or prior to Closing. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange, consummate and obtain the Debt Financing.

(b) Prior to the Closing or the earlier expiration or termination of the Marketing Period, the Company Entities shall, and shall use reasonable best efforts to cause their respective officers, directors, employees and Representatives to, at Parent’s sole cost and expense, provide customary cooperation to Parent in connection with the Debt Financing as may be reasonably requested by Parent, including by:

(i) furnishing Parent and the Debt Financing Sources with the Required Information, any updates to any Required Information as may be necessary for such Required Information to remain Compliant throughout the Marketing Period and such other historical financial information and other pertinent information regarding the Company Entities as may be reasonably requested by Parent and that is customarily needed for 144A-for-life debt offerings;

(ii) participating (and causing senior management and using reasonable best efforts to cause Representatives and advisors to participate) in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, the Debt Financing), presentations, road shows, drafting sessions, due diligence sessions (including using reasonable best efforts to cause its independent auditors to participate therein) and sessions with ratings agencies, in each case in connection with any of such Debt Financing and with reasonable advance notice and at dates, times and locations as may be mutually agreed;

(iii) upon reasonable prior written notice, assisting Parent and the Debt Financing Sources in the preparation of (A) confidential information memoranda, lender presentations and similar marketing documents, (B) investor presentations (including “roadshow” or investor meeting slides), (C) offering memoranda and private placement memoranda (including under Rule 144A) and (D) materials for rating agency presentations, in each case, solely to the extent involving information about the Company Entities;

(iv) executing and delivering (or assisting Parent in obtaining from legal counsel (including local counsel) to the Company and their advisors) any customary guarantee, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent and as may be necessary and customary in connection with the Debt Financing (including a solvency certificate of the chief financial officer of the Company) and otherwise facilitating the obtaining of guarantees; provided, that all such guarantees and other documents with respect to the Company Entities and their respective assets shall be authorized and become effective subject to, and only at, or as of, the Closing; provided, further, that, for the avoidance of doubt, neither any Company Entity nor any counsel to any Company Entity shall be required to provide any legal opinion in connection with the Debt Financing;

(v) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company Entities, if any (not needed for other purposes), to be made available on the Closing Date to consummate the Closing and the other transactions contemplated by this Agreement;

(vi) providing customary authorization and representation letters to the Debt Financing Sources, executed by or on behalf of the Company, authorizing the distribution of information to prospective lenders or investors and containing customary representations to the Debt Financing Sources regarding the accuracy and completeness of the information contained therein with respect to the Company and its Subsidiaries and, with respect to any “public version” of such materials, the absence of any material non-public information with respect to the Company and its Subsidiaries therein and that such written factual information (other than customary exceptions), when taken as a whole, to the extent provided by the Company Entities does not contain a material misstatement or omission that would make the statements contained therein materially misleading in light of the circumstances under which they are made;

(vii) assisting with Parent’s preparation of pro forma financial statements for Parent in compliance with Article 11 of Regulation S-X under the Securities Act as reasonably required or customarily included in offering materials for transactions involving the private placement of non-convertible high-yield bonds in connection with the Debt Financing provided, that (A) Parent shall be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated herein and (B) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records;

(viii) using reasonable best efforts to cause the independent auditors of the Company to provide reasonable and customary assistance and cooperation in connection with the Debt Financing, including using reasonable best efforts to cause such independent auditors to provide consents to the use of their audit reports and deliver customary “comfort letters” (which shall provide customary “negative assurance” and change period comfort) for a Rule 144A placement of securities (and to provide drafts of such comfort letters in advance of the commencement of the marketing of the Debt Financing) with respect to financial information contained in the offering materials relating to the Debt Financing (and using reasonable best efforts to provide customary representations to such independent auditors in connection with the foregoing);

(ix) cooperating with the Debt Financing Sources’ due diligence in connection with the Debt Financing, to the extent customary and reasonable; and

(x) providing, at least four (4) Business Days prior to the Closing Date, all documentation and other information as is required by applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least eight (8) Business Days prior to the Closing Date.

provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company Entities and no such cooperation shall require (a) the Company Entities or any of their respective Subsidiaries to incur any liability or pay any fee or expense in connection with the Debt Financing prior to the Closing, (b) the Company Entities or any of their respective Subsidiaries (i) in the case of individuals, to deliver, or be required to deliver, any certificate or instrument or take any action that would reasonably be expected to result in any personal liability or (ii) to make any representation, warranty or certification which the Company or such Subsidiary has determined in good faith is not true, (c) the pre-Closing board of directors or managers (or other managing person or group) of any Company Entity or any committee thereof to adopt a consent or resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained or incur any personal liability, (d) the Company Entities or any of their respective Subsidiaries to execute prior to the Closing any financing documents that will be effective prior to the Closing, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing, other than pursuant to clause (b)(vi), (b)(viii) or (b)(x) above, (e) the Company Entities or any of their respective Subsidiaries to take any corporate or similar actions that will be effective prior to the Closing to permit the consummation of the Debt Financing, (f) the Company Entities or any of their respective Subsidiaries to provide cooperation that the Company or such Subsidiary reasonably believes would (i) conflict with or violate, result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any applicable Law or Material Contract (but the Company shall take reasonable steps to provide such information or cooperation in a manner that does not violate any such applicable Law or Material Contract), (ii) result in the loss of attorney-client privilege or other similar legal privilege (but the Company shall take reasonable steps to provide such information or cooperation in a manner that does not violate any such privilege) or (iii) cause any of Company’s representations or warranties in this Agreement to be breached or any condition precedent set forth in this Agreement to fail to be satisfied, (g) the Company Entities or any of their respective Subsidiaries to consent to the pre filing of UCC-1s or the grant of liens on the Company Entities’ assets prior to the Closing, or (h) require any Company Entity or any of their respective Subsidiaries to prepare or deliver any financial statements or financial information in a form not customarily prepared by the Company or any financial information with respect to a fiscal period that has not yet ended, or for which the applicable quarterly or annual report has not been filed with the SEC or the delivery of projections, pro forma financial information or any other forward-looking information, in each case, other than the Required Information. In addition, nothing herein shall require any director, manager, officer or employee of the Company or any of its Subsidiaries who will not continue to hold such position following the Effective Time to execute any resolution(s) or written consent(s), or any certification, document, instrument or agreement, in connection with any financing contemplated by this Section 5.21, other than pursuant to clause (b)(vi), (b)(viii) or (b)(x) above. Parent covenants and agrees that any confidential information memoranda, lender presentations and similar marketing documents, material for investor presentations, offering memoranda and private placement memoranda (including under Rule 144A), materials for rating agency presentations and other offering documents or marketing materials contemplated hereby shall contain disclosures and disclaimers, to the extent applicable, reflecting the Company and/or its Subsidiaries as an obligor on the Debt Financing effective only at and after the Effective Time. The Company Entities hereby consent to the use of the Company Entities’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm, disparage or otherwise adversely affect the Company Entities or the reputation or goodwill of the Company Entities, and solely in connection with a description of the Company and/or its Subsidiaries, including their businesses, or the Merger.

Parent and Merger Sub shall indemnify, defend and hold harmless the Company Entities and their respective shareholders, managers, members, officers, directors, employees, other Affiliates, agents and Representatives (the “Company Indemnitees”) from and against any and all losses, damages, claims, costs or expenses incurred by them in connection with the provision of assistance pursuant to Section 5.21(b) and any information used in connection therewith, except any such losses, damages, claims, costs or expenses determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from (a) any willful misconduct or bad faith by the Company Indemnitees or (b) any material misstatement or omission in information relating to the Company Entities provided by the Company Indemnitees. Parent shall promptly upon the Company’s request reimburse the Company for all reasonable out-of-pocket and documented costs and expenses (including fees and disbursements of a single outside counsel and any additional outside counsel as reasonably consented to by Parent) incurred by the Company Entities in connection with such cooperation pursuant to Section 5.21(b). The obligations of Parent and Merger Sub set forth in this paragraph (collectively, the “Parent Indemnity and Reimbursement Obligations”) shall survive the Closing or the termination of this Agreement, whether or not the Merger is consummated.

All non-public or otherwise confidential information regarding the Company Entities obtained by Parent pursuant to Section 5.21(b) shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided that Parent shall be permitted to disclose such information (i) to the Debt Financing Sources, rating agencies and prospective lenders and investors of the Debt Financing or any permitted replacement, amendment, modification thereto, in each case, so long as such non-public or otherwise confidential information regarding the Company Entities is afforded substantially the same confidentiality protections as similar information of Parent that is distributed to such Persons and (ii) as, and in such case only to the extent, required by the Exchange Act, the rules and regulations of the SEC or any rule or regulation of any securities exchange upon which the securities of Parent are listed or traded.

(c) The Company hereby (i) consents to the inclusion of the financial statements referred to in Section 3.5(b) of this Agreement and the Required Information, as applicable, prior to the Closing in (A) to the extent required by applicable Law or otherwise reasonably necessary or advisable in the good faith opinion of Parent, any registration statement filed by Parent in connection with an offering or exchange of securities on Form S-1, Form S-3 or Form S-4 (or any successor forms) under the Securities Act in compliance with the requirements of Regulation S-X and Regulation S-K, as applicable, (B) to the extent required by applicable Law or otherwise reasonably necessary or advisable in the good faith opinion of Parent, the Proxy Statement, any Form 8-K or other Exchange Act filing and (C) subject to the provisions of Section 5.21(b), any prospectuses, private placement memoranda, lender and investor presentations, offering documents, bank information memoranda, rating agency presentations and similar documents customarily used in connection with the Debt Financing, including, any customary “offering memoranda” in connection with a debt securities offering, whether public or private and (ii) agrees to use reasonable best efforts to cause its independent auditors to provide any consents to the use of their audit reports in any registration statement or Exchange Act filing by Parent to the extent required by applicable Law or otherwise reasonably necessary or advisable in the good faith opinion of Parent.

(d) Without limiting the effect of Section 8.10, Parent and Merger Sub agree and acknowledge that their obligations to consummate the transactions contemplated herein are not subject to or conditioned upon their obtaining financing.

Section 5.22 Outstanding Company Indebtedness.

(a) The Company shall use reasonable best efforts to obtain an amendment to the PCB Loan to allow the Company to prepay all amounts outstanding on such PCB Loan at Closing (the “Prepayment Amendment”).

(b) The Company shall deliver, or cause to be delivered to Parent, executed copies of customary payoff letters, drafts of which will be provided to Parent by Company no later than three (3) Business Days prior to the Closing Date, from the agent, lenders and/or creditors for the existing Funded Indebtedness of the Company, which payoff letters shall (i) provide for the payment in full of the total amount of outstanding Funded Indebtedness due to such agent, lender and/or creditor as of the Closing (including accrued interest and any prepayment fees or penalties or other amounts due as a result of the consummation of the transactions contemplated by this Agreement), (ii) release any Liens and any guarantee obligations related to such Funded Indebtedness and (iii) be in form and substance reasonably satisfactory to Parent, and any termination statements or other releases as may be reasonably required to evidence the satisfaction of such Funded Indebtedness and the release of associated Liens contemplated thereby, along with any documents and notices reasonably requested by Parent relating to the prepayment, termination or redemption (within the time periods required by the relevant governing agreement) of such Funded Indebtedness, and any termination statements or other releases as may be reasonably required to evidence the release of associated Liens contemplated thereby, along with any documents and notices reasonably requested by Parent relating to such release of Liens and guarantees (within the time periods required by the relevant governing agreement) under such indebtedness. Parent shall irrevocably pay off or cause to be paid off at or as promptly as practicable after the Effective Time, but in any event on the Closing Date, the total amount required to be paid to pay off and satisfy the Funded Indebtedness in full and use reasonable best efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligations under this Section 5.22(b).

(c) The Company shall use reasonable best efforts to:

(i) deliver, or cause to be delivered, to Parent, promptly upon receipt by the Company, executed copies of Company Receivables-Backed Facilities Commitment Letters pursuant to which each of Zions Bancorporation, N.A. dba National Bank of Arizona, as lender, and Liberty Bank, as the sole lender, has committed individually, subject to the terms and conditions set forth in the related Company Receivables-Backed Facilities Commitment Letter, to provide any necessary consents or waivers to a change of control resulting from the Merger and amend certain provisions under the related Company Receivables-Backed Facility Instrument, including, but not limited to, change of control under such Company Receivables-Backed Facilities to permit the Company Entities to complete the transactions contemplated by this Agreement, the financial covenants and financial reporting obligations to conform in all material respects to the financial covenants and financial reporting obligations applicable to Parent or its Subsidiaries under its or their comparable facilities, and, with respect to the Liberty Bank Facility, the prepayment provisions to allow for an earlier optional or voluntary prepayment, in full or in part, than is currently contemplated under the related Company Receivables-Backed Facility Instrument; and

(ii) obtain an amendment to each of (A) the Liberty Bank Facility, (B) the NBA Receivables Facility, and (C) the Syndicated Warehouse Facility, in each case to amend the financial covenants and financial reporting obligations set forth therein to conform in all material respects to the financial covenants and financial reporting obligations applicable to Parent or its Subsidiaries under its or their comparable facilities.

Section 5.23 Additional Financial Information. From the date hereof through the Closing Date, the Company shall deliver to Parent (a) consolidated interim monthly financial reports for each month promptly after such monthly financial reports are available and in any event within thirty (30) days following the end of each month and (b) a statement itemizing in reasonable detail any Leakage, no later than five Business Days after becoming aware of such Leakage.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect as of immediately prior to the Effective Time, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that is in effect as of immediately prior to the Effective Time, and, in any case, prohibits or makes illegal the consummation of the Merger.

(c) HSR Act; Regulatory Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby is also subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a) (Organization, Standing and Power), Section 4.3 (Authority) and Section 4.12

(Brokers) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are also subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Capital Stock), Section 3.3 (Authority), Section 3.23 (State Takeover Statutes) and Section 3.25 (Brokers) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the

Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the date that is six months after the date of this Agreement (the “Outside Date”); provided, that, if on such Outside Date, all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act) and Section 6.1(c) and those conditions that by their nature are to be satisfied at Closing (but provided, further that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), shall have been satisfied or waived, then the Outside Date shall be extended for all purposes hereunder for an additional three months, and the date on which such additional three months ends shall thereafter be deemed to be the Outside Date; provided, further, that if the Marketing Period shall have commenced but not been completed by the date that is three Business Days prior to the Outside Date, then the Outside Date shall be extended to the third Business Day following the final day of the then current Marketing Period; and provided, further, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to act shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have enacted any Law, or issued any judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such Law, judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided further that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such law, judgement, order, injunction, rule, decree or taking of such action was due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the matters constituting the Company Stockholder Approval was taken (such failure to obtain the Company Stockholder Approval at such a meeting, a “Vote-Down” );

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be cured by the Outside Date; provided, that the Company shall have given Parent written notice, delivered at least 25 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) at any time prior to the time the Company Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement that is a Superior Proposal in compliance with Section 5.4(d), if prior to or concurrently with such termination, the Company pays the fee due under Section 7.3 and the Company shall not have materially breached the obligations set forth in Section 5.4(a) in respect of such Acquisition Proposal.

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the Outside Date; provided, that Parent shall have given the Company written notice, delivered at least 25 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) if, prior to the time the Company Stockholder Approval is obtained, the Company Board shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party specifying the provision of this Agreement pursuant to which such termination and abandonment is intended to be effected.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.25 and 4.12 (Brokers), Section 5.15 (Public Announcements), this Section 7.2, Section 7.3 (Termination Fee; other Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver), Section 5.21(b) with respect to the Parent Indemnity and Reimbursement Obligations, and Article VIII (General Provisions) of this Agreement shall survive the termination hereof; provided, however, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of a pre-termination breach of this Agreement.

Section 7.3 Termination Fee; other Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay all filing fees under the HSR Act, and provided further that any fees and expenses paid by the Company shall not impact the Merger Consideration. In addition, notwithstanding the foregoing or anything to the contrary contained herein, in the event of any dispute between the parties with regard to this Agreement, the prevailing party in such dispute shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall pay upon demand to the prevailing party, all reasonable fees and expenses of counsel for the prevailing party.

(b) In the event the Company or Parent intends to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 7.1(b), Section 7.1(c) or Section 7.1(d), as applicable, the Company or Parent, as applicable, shall give written notice to the other party or parties (as the case may be) specifying the provision of this Agreement pursuant to which such termination and abandonment is intended to be effected.

(c) Except to the extent provided in Sections 7.2, 7.3(d) and 7.3(e), in the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party (or any of its Affiliates or its or their respective Representatives); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, the provisions set forth in this Section 7.3, Section 7.2 and Article VIII shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement.

(d) In the event this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to this Article VII:

(i) by either the Company or Parent pursuant to Section 7.1(b)(iii) (Vote-Down) and, in either such case:

(A) any Person shall have publicly announced an Acquisition Proposal for the first time after the date hereof and such Acquisition Proposal shall not have been withdrawn without qualification prior to the Vote-Down, with respect to termination and abandonment pursuant to Section 7.1(b)(iii) (Vote-Down); and

(B) within 12 months after such termination, the Company or any of Subsidiaries shall have entered into a definitive Alternative Acquisition Agreement with respect to, or the Company Board shall have approved or recommended to the Company’s stockholders, any Acquisition Proposal that is later consummated (regardless of whether or not such consummation happens prior to or following the end of such 12 month period), then the Company shall pay or cause to be paid to Parent a termination fee in the amount of $41,500,000 (the “Termination Fee”) by wire transfer of immediately available funds concurrently with the consummation of such Acquisition Proposal;

(ii) by Parent pursuant Section 7.1(d)(ii) (Adverse Recommendation Change), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds within three Business Days following the date of such termination and abandonment; or

(iii) by the Company pursuant to Section 7.1(c)(ii) (Superior Proposal), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds concurrently with such termination of this Agreement.

(e) Parent, the Company and Merger Sub on behalf of themselves and their respective Affiliates and Subsidiaries, acknowledge and agree that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion, and (ii) the agreements set forth in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by mutual agreement of the parties at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary contained herein, this Section 7.4, Section 7.5, Section 8.3 (solely with respect to the definitions of “Debt Financing, “Debt Financing Parties” and “Debt Financing Sources”), Section 8.6, Section 8.7, Section 8.8, Section 8.13 and Section 8.16 (and any other provision of this Agreement to the extent an amendment, modification, supplement or termination of such provision would modify the substance of the foregoing) may not be amended, modified, supplemented or terminated in a manner that is materially adverse to the Debt Financing Parties with respect to the Debt Financing without the prior written consent of the Debt Financing Sources.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Notwithstanding anything to the contrary contained herein, Section 7.4, this Section 7.5, Section 8.3 (solely with respect to the definitions of “Debt Financing, “Debt Financing Parties” and “Debt Financing Sources”), Section 8.6, Section 8.7, Section 8.8, Section 8.13 and Section 8.16 (and any other provision of this Agreement to the extent a waiver of such provision would modify the substance of the foregoing) may not be waived in a manner that is materially adverse to the Debt Financing Parties with respect to the Debt Financing without the prior written consent of the Debt Financing Sources.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time. For the avoidance of doubt and notwithstanding the foregoing, the survival periods set forth in this Section 8.1 shall not control with respect to the R&W Policy, which shall contain survival periods that shall control for purposes thereunder.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, provided, that the email transmission is confirmed in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the other methods described herein. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Company, to:

Hilton Grand Vacations, Inc.

5323 Millenia Lakes Boulevard, Suite 120

Orlando, FL 32839

Attention: Charles Corbin

E-mail: charles.corbin@hgv.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G St. NW

Washington, DC 20001

Attention: Jonathan Corsico

E-mail: jonathan.corsico@stblaw.com

(ii)	if to the Company, to:

Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton, FL 33431

Attention: Alan B. Levan

E-mail: Alan.Levan@bluegreenvacations.com

with a copy (which shall not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

Attention: Alison W. Miller

E-mail: AMiller@stearnsweaver.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that neither BBX Capital, Inc. or any of its Subsidiaries shall be deemed to be an Affiliate of the Company.

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and the Federal Trade Commission Act, as amended.

(c) “BBCV Receivables-Q 2010 LLC Purchase Facility” means the Loan Sale and Servicing Agreement dated as of December 22, 2010, by and among BBCV Receivables-Q 2010 LLC, as seller, Quorum Federal Credit Union, as buyer, Vacation Trust, Inc., as club trustee, U.S. Bank National Association, as custodian and paying agent, Bluegreen Vacations Corporation, as servicer, and Concord Servicing Corporation, as backup servicer, as amended by the Omnibus Amendment dated as of May 3, 2011, by the Omnibus Amendment No. 2, dated February 7, 2012, by the First Commitment Amendment to Loan Sale and Servicing Agreement dated as of March 1, 2012, by the Second Commitment Amendment to Loan Sale and Servicing Agreement dated as of January 31, 2013, by the Third Commitment Amendment to Loan Sale and Servicing Agreement dated as of April 1, 2014, by the First General Amendment to Loan Sale and Servicing Agreement dated as of April 1, 2014, by the Fourth Commitment Amendment to Loan Sale and Servicing Agreement dated as of November 1, 2014, by the Fifth Commitment Amendment to Loan Sale and Servicing Agreement dated as of December 23, 2014, by the Omnibus Amendment No. 3, dated as of June 30, 2015, by the Sixth Commitment Amendment to Loan Sale and Servicing Agreement dated as of July 1, 2015, by the Omnibus Amendment No. 4, dated as of June 30, 2016, by the Seventh Commitment Amendment to Loan Sale and Servicing Agreement dated as of September 1, 2016, by the Omnibus Amendment No. 5, dated as of January 24, 2018, by the Eighth Commitment Amendment to Loan Sale and Servicing Agreement dated as of April 6, 2018, by the Ninth Commitment Amendment to Loan Sale and Servicing Agreement dated as of March 17, 2020, by the Tenth Commitment Amendment to Loan Sale and Servicing Agreement dated as of December 18, 2020 and by the Eleventh Commitment Amendment to Loan Sale and Servicing Agreement dated as of October 21, 2022.

(d) “BRFC-Q 2010 LLC Purchase Facility” means the Loan Sale and Servicing Agreement dated as of December 22, 2010, by and among BRFC-Q 2010 LLC, as seller, Quorum Federal Credit Union, as buyer, Vacation Trust, Inc., as club trustee, U.S. Bank National Association, as custodian and paying agent, Bluegreen Vacations Corporation, as servicer and Concord Servicing Corporation, as backup servicer, as amended by the Omnibus Amendment dated as of May 3, 2011, by the First Commitment Amendment to Loan Sale and Servicing Agreement dated as of March 1, 2012, by the Second Commitment Amendment to Loan Sale and Servicing Agreement dated as of January 31, 2013, by the Third Commitment Amendment to Loan Sale and Servicing Agreement dated as of April 1, 2014, by the First General Amendment to Loan Sale and Servicing Agreement dated as of April 1, 2014, by the Fourth Commitment Amendment to Loan Sale and Servicing Agreement dated as of November 1, 2014, by the Fifth Commitment Amendment to Loan Sale and Servicing

Agreement dated as of December 23, 2014, by the Omnibus Amendment No. 2, dated as of June 30, 2015, by the Sixth Commitment Amendment to Loan Sale and Servicing Agreement dated as of July 1, 2015, by the Omnibus Amendment No. 3, dated as of June 30, 2016, by the Seventh Commitment Amendment to Loan Sale and Servicing Agreement dated as of September 1, 2016, by the Eighth Commitment Amendment to Loan Sale and Servicing Agreement dated as of April 6, 2018 and by the Ninth Commitment Amendment to Loan Sale and Servicing Agreement dated as of March 16, 2020.

(e) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company Employee” means any current or former employee (whether full- or part-time and, including any officer), director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.

(h) ”Company Entity” means each of the Company and each of its direct or indirect Subsidiaries.

(i) “Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

(j) “Company Offering Documents” means, (A) as for sales of Vacation Ownership Interests, that certain Vacation Club and any Exchange Program documentation for a Vacation Club in which Vacation Ownership Interests are currently being offered or previously offered for sale in the ordinary course of business by a Subsidiary of the Company following acquisition of such Subsidiary by the Company or one of its other Subsidiaries (including the public offering statement, form of purchase and sale agreement, consumer financing documents, and non-deeded timeshare sales disclosure documents), (B) as for operating and timeshare program governing matters for the Vacation Club declaration, trust agreement(s), rules and regulations, and the Vacation Club Association formation documents, applicable to such Vacation Club; and (C) as for a component site containing Vacation Ownership Interests dedicated to a Vacation Club, the condominium or timeshare documentation or other real estate documents applicable to the subdivision or shared ownership or use of the property, the property owners’ association formation documents, and any other declaration of covenants, reciprocal easement agreements or use and amenities agreements, and all similar or related documents and instruments, as the context requires.

(k) “Company Proprietary Software” means all Software owned or purported to be owned, in whole or in part, by the Company and its Subsidiaries, including Software that has been developed by or on behalf of the Company or its Subsidiaries or that is under development to the extent that such Software under development has been so developed as of the Closing.

(l) “Company Receivables-Backed Facilities” means each of (i) the Company Receivables Financings, and (ii) the Company Securitization Transactions.

(m) “Company Receivables-Backed Facilities Commitment Letters” means those certain Commitment Letters from each of Liberty Bank with respect to the Liberty Bank Facility, and Zions Bancorporation, N.A. dba National Bank of Arizona with respect to the NBA Receivables Facility.

(n) “Company Receivables-Backed Facility Default” means with respect to each Company Receivables-Backed Facility of the Company Entities (i) a Willful Breach of any Company Receivables-Backed Facility Instrument or (ii) (x) the occurrence of a “Change of Control” (as such term is defined therein) or (y) a “Default,” a “Servicer Event of Default” or an “Event of Default” (in each case as such terms are defined therein), “incipient default,” “potential default,” “funding termination event,” “purchase termination event,”

“servicer termination event,” “trust estate liquidation event,” “sequential pay event,” or similar “amortization event” or “termination event” (however defined under the applicable Company Receivables-Backed Facility Instrument and whether by lapse of time or notice or both), in each case, under the terms of any Company Receivables-Backed Facility Instrument, as in effect on the date of this Agreement or on the Closing Date, as applicable; provided that, with respect to clause (ii)(x), for the avoidance of doubt, a “Change of Control” (as such term is defined therein) resulting from the Merger shall not apply to any Company Receivables-Backed Facility if such “Change of Control” has been waived and/or consented to by the Person(s) from whom such waiver and/or consent is required or, if the default would occur based on a failure to give notice, the required notice is given, in each case, in accordance with the terms set forth in the related Company Receivables-Backed Facility Instrument.

(o) “Company Receivables-Backed Facility Instrument” means any indenture, loan agreement, loan and security agreement, note purchase agreement, placement agreement, underwriting agreement, credit enhancement agreement, custodial agreement, collateral agreement, backup servicing agreement, escrow and closing agreement, lockbox agreement, derivatives, swap or interest rate hedge agreement, credit enhancement agreement, transfer agreement, deposit account control agreement, intercreditor agreement, note funding agreement, collateral and repurchase agreement, security agreement, purchase agreement, sale agreement, repurchase agreements, contribution agreement, distribution agreement, bill of sale, assignment agreement, marketing agreement, servicing agreement, trust agreement, organizational documents of any Special Purpose Subsidiary or any Subsidiary party to a Company Receivables-Backed Facility, guaranty, undertaking or other Contract entered into by the Company or a Subsidiary thereof in connection with a Company Receivables-Backed Facility Instrument, including any amendments, waivers, supplements or joinders thereto.

(p) “Company Receivables Financings” means each of:

(i) the BBCV Receivables-Q 2010 LLC Purchase Facility;

(ii) the BRFC-Q 2010 LLC Purchase Facility;

(iii) the Liberty Bank Facility;

(iv) the NBA Receivables Facility;

(v) the Pacific Western Facility; and

(vi) the Syndicated Warehouse Facility.

(q) “Company Securitization Transaction” means any securitization, term loan, credit facility or financing transaction that is in existence as of the date of this Agreement pursuant to which (a) the Company or any of its Subsidiaries sells, conveys or transfers directly or indirectly to a Company Special Purpose Subsidiary and (b) such Company Special Purpose Subsidiary conveys or otherwise transfers to any other Person or grants a security interest to any other Person in any loans, receivables or other assets (whether now existing or hereafter acquired) or any undivided interest therein, and any assets or property relating thereto.

(r) “Company Special Purpose Subsidiary” means each Subsidiary of the Company that is a special purpose vehicle (whether a limited liability company, corporation, trust or other entity) that is utilized in a Company Securitization Transaction involving assets of any of the Company or its Subsidiaries.

(s) “Compliant” means, with respect to the Required Information, that (a) such Required Information, when taken as a whole, does not contain any untrue statement of a material fact regarding the Company Entities or omit to state any material fact regarding the Company Entities necessary in order to make such Required Information not misleading in light of the circumstances in which it was made (provided that any supplemental disclosure that would typically be included in a customary pricing supplement and that would not typically require circulating updated disclosure to potential investors prior to pricing of any related securities offering shall not be construed to be a material misstatement or omission), (b) such Required Information is compliant in all material respects with all requirements for information customarily included in an offering memorandum for an offering of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act (“Rule 144A”) (including, with respect to the historical financial statements included in the Required Information, that such financial statements are in a form sufficient to comply with Rule 3-05 of Regulation S-X under the Securities Act), (c) the independent auditors of the Company shall not have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information (it being understood that, in the event of such a withdrawal, such information will be deemed Compliant in respect of this clause (c) if and when a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such auditors or another independent public accounting firm reasonably acceptable to Parent) and the Company shall not have publicly announced or its board of directors or its independent auditors shall not have determined that a restatement of any historical financial statements contained in the Required Information is necessary (it being understood that such information will be deemed Compliant in respect of this clause (c) if and when such restatement is completed and the relevant financial statements have been amended, or the Company, the board of directors or independent auditor, as applicable, has determined that no such restatement is required in accordance with GAAP), (d) with respect to any interim financial statements contained in the Required Information, such interim financial statements have been reviewed by the Company’s auditors as provided in Statement on Auditing Standards No. 100 and (e) the financial statements and other financial information included in such Required Information would not be deemed stale (and would not have to be updated to remain Compliant) at any time during the Marketing Period or otherwise be unusable under customary practices for offerings and private placements of non-convertible, high yield debt securities issued under Rule 144A and are, and remain throughout the Marketing Period, sufficient to permit the Debt Financing Sources (including placement agents or initial purchasers) to receive customary comfort letters from such independent auditors on the historical financial statements and historical financial information of the Company Entities contained in offering documents pertaining to the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of non-convertible, high yield debt securities throughout the Marketing Period.

(t) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(u) “Debt Financing” means the incurrence of a customary term loan or other similar financing and/or an offering of non-convertible, high yield debt securities issued pursuant to Rule 144A, in each case, for the purpose of financing the transactions contemplated by this Agreement.

(v) “Debt Financing Parties” means (a) the Debt Financing Sources, (b) all Affiliates of the Debt Financing Sources, and (c) all current, former or future partners, trustees, shareholders, equityholders, limited partners, controlling persons and Representatives of each Person identified in the foregoing clauses (a) and (b) and, in each case of clauses (a) through (c), their respective successors and assigns.

(w) “Debt Financing Sources” means the Persons, including lenders, agents, managers, arrangers, bookrunners and other financial institutions, that have committed to provide or arrange, or have otherwise entered into agreements in connection with, the Debt Financing, in connection with the transactions contemplated by this Agreement, including the parties to any commitment letters, fee letters, engagement letters, purchase agreements, joinder agreements, indentures or credit agreements entered pursuant or relating to the Debt Financing.

(x) “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

(y) “Employment Matters” means all matters relating to the employment or engagement of labor or workers, including, without limitation, matters relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; pay transparency; hours; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; plant closings; mass layoffs; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; employee training; employee wage statements; biometric screening of employees; use of artificial intelligence and automated decision-making regarding employees and applicants; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; and workers’ compensation.

(z) “Environmental Laws” means all federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater now in effect, including (i) the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, (ii) the Solid Waste Disposal Act, (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ I 101 et seq.), (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), (vi) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), (ix) the Federal Safe Drinking Water Act (42 U.S.C. §§ 300 et seq.), (x) the Federal Radon and Indoor Air Quality Research Act (42 U.S.C. §§ 7401 note, et seq.), and (xi) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), each as amended, in effect as of the date of this Agreement.

(aa) “Environmental Permits” means all Permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(bb) “Equitable Principles” means (A) bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and remedies generally, and (B) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(cc) “Exchange Program” means any method, arrangement, or procedure for the exchange by members of the right to use and occupy accommodations among members (provided, that, for purposes of this definition, a Vacation Club not separately registered as an Exchange Program shall not be considered an Exchange Program).

(dd) “Excluded Information” means (a) pro forma financial statements or pro forma financial information (but, for the avoidance of doubt, shall not include historical financial information of the Company Entities reasonably necessary for Parent to prepare pro forma financial statements pursuant to clause (ii)(x) of the definition of “Required Information” or in connection with the Proxy Statement), (b) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be included or incorporated into any of the information used in connection with the Debt Financing, (c) any description of all or any portion of the Debt Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes,” the “plan of distribution” and other sections and information customarily provided by financing sources or their counsel, (d) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing, (e) preliminary financial results for any period prior to the time that the Company has closed its books for the applicable period, and (f) subsidiary financial statements, information required for segment reporting that is in addition to the Company’s current reporting of segments, information of the type required by Rule 3-09, Rule 3-10 (but excluding historical financial data regarding the Company Entities sufficient to enable Parent to include customary disclosure regarding guarantor and non-guarantor information) or Rule 3-16 of Regulation S-X, Item 402 of Regulation S-K, and Items 10, 11, 12 or 14 of Form 10-K, and (g) any other information customarily excluded from an offering memorandum for private placements of nonconvertible high-yield debt securities under Rule 144A.

(ee) “FFS Arrangements” means the Sales and Marketing Agreements, Services Agreements, Memorandum of Agreements and other similarly titled or comparable agreements included within the FFS Documents.

(ff) “FFS Developers” means the Persons defined in Section 3.15(a) of the Company Disclosure Letter as the “FFS Developers”.

(gg) “FFS Documents” means those material Contracts between a FFS Developer and the Company or its Subsidiaries, regarding the development, operation, marketing and sale of Vacation Ownership Interests owned or operated by an FFS Developer, including any sales and marketing agreements and hotel or timeshare management agreements, all as more particularly listed in Section 3.15(a) of the Company Disclosure Letter.

(hh) “Fifth Third Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of February 14, 2022, by and among Bluegreen Vacations Corporation, as borrower, the direct and indirect subsidiaries of the borrower party thereto from time to time, as guarantors, the various institutions party thereto from to time, as lenders, and Fifth Third Bank, National Association, as administrative agent and letter of credit issuer.

(ii) “Funded Indebtedness” means, as of any date of determination, any (a) obligations relating to indebtedness for borrowed money, and (b) obligations evidenced by bonds, notes, debentures or similar instruments, including, without limitation, the Fifth Third Credit Facility, the Pacific Western Facility and, if the Prepayment Amendment has been obtained, the PCB Loan, but excluding the Company Receivables-Backed Facilities and the Subordinated Indentures along with their corresponding Trust Agreement and, if the Prepayment Amendment has not been obtained, the PCB Loan.

(jj) “GAAP” means generally accepted accounting principles as applied in the United States.

(kk) “Governmental Entity” shall mean any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, municipal, local, foreign or other government, (c) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local), (d) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, (e) arbitrator or arbitration panel or similar Person or body, or (f) stock exchange or self-regulatory organization.

(ll) “Governmental Filings” means all registrations, filings and notices with or to Governmental Entities.

(mm) “HGV Warehouse Facility” means the Amended and Restated Receivables Loan Agreement, dated as of May 3, 2022, among Hilton Grand Vacations Trust I LLC, as borrower, the conduit lenders from time to time party thereto, the committed lenders from time to time party thereto, the managing agents from time to time party thereto, Wells Fargo Bank, National Association, as paying agent and as securities intermediary, and Bank of America, N.A., as administrative agent and structuring agent.

(nn) “Intellectual Property” means any and all proprietary, industrial and intellectual property rights, titles, and interests in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, whether arising by operation of Law, international treaty, contract, license or otherwise, both statutory and common law rights, including all: (a) inventions (whether or not patentable and whether or not reduced to practice) as well as all improvements thereto; (b) patents, and patent applications, provisional patents, and other rights to inventions or designs and statutory invention registrations, utility models, design patents, and industrial designs, together with all registrations of and applications for any of the foregoing, and including and extensions, divisionals, continuations, continuations-in-part, continued prosecutions, reexaminations, renewals, and reissues thereof (collectively, “Patents”); (c) copyrights (registered and unregistered for both published and unpublished works), moral rights, database rights, and other rights in works of authorship, including all applications and registrations related to the foregoing and any renewals, amendments, modifications, extensions, restorations, and reversions thereof; (d) trademarks, service marks, trade names, brand names, slogans, logos, trade dress, and all other designations and identifiers of source and origin, in each case, together with all translations, annotations, derivations, and combinations of any of the foregoing, and all common law rights thereto, including all applications and registrations for any of the foregoing, and renewals and extensions thereof, and the goodwill associated with any of the foregoing therewith (collectively, “Trademarks”); (e) trade secrets, know-how, and rights in confidential and proprietary information, including ideas, patent disclosures, shop rights, copyrightable works of authorship (whether or not copyrightable, including Software, websites, website content, and website designs, layouts, and structures), data, databases and data collections, designs, drawings, specifications, architectures, blueprints, layouts, look-and-feel, models, algorithms, formulae and formulations, blends, compositions, concepts, compilations of information, research and development information, methods and methodologies, techniques and technologies, protocols, procedures, and processes, manuals, user guides, flow charts, training materials, customer and supplier lists, prospects and potential customer lists, and pricing and cost information, whether or not patentable; (f) Internet domain name registrations and Internet accounts and names (including social media and social networking accounts and names, social network application IDs, usernames, user identifications and identification numbers), (g) other intellectual, industrial property, and proprietary rights similar to any of the foregoing and foreign equivalent and counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium) issued by any Governmental Entity or like organization, including all Patent, Trademark, and Copyright offices throughout the world.

(oo) “IT Systems” means all physical or virtual hardware, servers, systems, databases, websites, applications, Software, networks, data processing equipment, telecommunications systems and networks for voice, data, and video, platforms, peripherals, interfaces, and information technology assets and infrastructure owned, leased, or used (including through cloud-based or other third party service providers) by the Company or any of its Subsidiaries.

(pp) “Key Stockholders” means Alan B. Levan and John E. Abdo.

(qq) “knowledge” means (i) where used herein with respect to the Company, the actual knowledge, after reasonable inquiry of direct reports, of the individuals listed on Section 8.3(i) of the Company Disclosure Letter and (ii) where used herein with respect to Parent, the actual knowledge, after reasonable inquiry of direct reports, of the individuals listed on Section 8.3(ii) of the Parent Disclosure Letter.

(rr) “Leakage” means any payment of cash or other assets made by, committed or owed by the Company or any of its Subsidiaries to any director or officer of the Company, or any of his or her Affiliates or family members, or any external advisor of any of the foregoing, other than compensation or expense reimbursements paid in the ordinary course of business for or in connection with services rendered to the Company or any of its Subsidiaries in the ordinary course of business and consistent in all material respects with prior payments for similar services rendered, any payment made or agreed to be made by or on behalf of the Company specifically permitted by this Agreement, any payments disclosed on the Company Disclosure Letter, and any payments made at the written request of, or with the prior written consent of, Parent with respect to that specific payment.

(ss) “Liberty Bank Facility” means the Second Amended and Restated Receivables Loan Agreement, effective as of March 12, 2018, by and among Bluegreen Vacations Corporation, as borrower, the financial institutions from time to time party thereto as lenders and Liberty Bank, as administrative agent and collateral agent, as amended by the First Amendment to Second Amended and Restated Receivables Loan Agreement

effective as of June 30, 2020 and by the Second Amendment to Second Amended and Restated Receivables Loan Agreement effective as of June 30, 2021.

(tt) “Marketing Period” means the first period of 15 consecutive Business Days commencing on or after the date of this Agreement throughout which and on the last day of which (i) Parent has received the Required Information which is Compliant and remains Compliant throughout the Marketing Period and (ii) the conditions set forth in Section 6.1 and Section 6.3 are and remain satisfied throughout the Marketing Period (or, to the extent permitted, waived by Parent in its sole discretion) assuming the Closing were to be scheduled for any time during the Marketing Period (excluding conditions that by their nature are to be satisfied at the Closing, but provided that throughout the Marketing Period such conditions are and remain capable of being satisfied); provided that (x) the Marketing Period shall not be required to be consecutive to the extent it would include November 23, 2023, November 24, 2023, January 15, 2024, February 19, 2024, March 29, 2024, May 24, 2024, May 27, 2024 or July 3, 2024 through July 6, 2024 (any such day to be excluded for purposes of, but shall not reset, the Marketing Period), (y) notwithstanding anything in this definition to the contrary (other than clause (z) below), if the Marketing Period has not ended on or prior to December 22, 2023, the Marketing Period shall not commence earlier than January 2, 2024, and (z) the Marketing Period shall be deemed to have been complied with and automatically end on any earlier date on which the Debt Financing is funded; provided further, that if the Company shall in good faith reasonably believe that it has provided the Required Information and that such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery of Required Information that is Compliant), in which case the Company shall be deemed to have complied with such obligation to deliver Required Information that is Compliant, and such 15 consecutive Business Day period shall be deemed to have commenced on the date such notice is delivered to Parent, unless Parent in good faith reasonably believes the Company has not completed delivery of Required Information that is Compliant and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating in good faith and with reasonable specificity which items of Required Information the Company has not delivered or are not Compliant). Notwithstanding anything in this definition to the contrary, the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Required Information ceases to be Compliant for any reason, in which case the Marketing Period shall not be deemed to commence until Parent has received all of the Required Information which is Compliant, at which time the Marketing Period shall be deemed to have restarted and all of such Required Information is and shall remain Compliant throughout the Marketing Period.

(uu) “Material Adverse Effect” means any event, change, occurrence, circumstance or effect that (A) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement which are to occur at or prior to the Closing on or prior to the Outside Date; provided, that the determination of whether or not a Material Adverse Effect has occurred shall not take into account any event, change, occurrence, circumstances or effect that, directly or indirectly, constitutes or that results from (1) United States, regional, global or international economic conditions (or changes therein), including those affecting financial, credit, foreign exchange or capital market conditions (including changes in interest rates), or other changes generally affecting the timeshare or vacation ownership industry, or the economy or financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory, political, geopolitical or legislative conditions, (2) any hurricane, flood, tornado, earthquake, cyberattack, epidemic, pandemic or disease outbreak or other natural disasters or force majeure events, (3) changes in any applicable Laws or GAAP or interpretations thereof by any Governmental Entity, (4) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries, in and of itself, (provided, that the facts or occurrences giving rise to or contributing to such failure or change that are not otherwise excluded from the definition of “Material Adverse Effect” shall be taken into account in determining whether there has been a Material Adverse Effect), (5) any outbreak or escalation of hostilities, any acts of war (whether or not declared) or terrorism or sabotage, in each case arising or occurring after the date of this Agreement, including any material worsening of such conditions after the date hereof, (6) the execution and delivery of this Agreement, the identity of Parent or any Subsidiary of Parent, the pendency or consummation of this Agreement, the Merger or any of the other transactions contemplated hereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Merger or other transactions contemplated hereby, including any litigation arising out of or relating to this Agreement or the Merger or other transactions contemplated hereby, (7) the resolution of any Action set forth in the Company SEC Documents or in the Company Disclosure Letter, (8) any action taken by the Company which is expressly required by this Agreement, and (9) any actions taken (or omitted to be taken) by the Company at the written request of Parent; provided, that, with respect to clauses (1), (2), (3) and (5), if such event, change, occurrence, circumstance or effect has had a disproportionate adverse effect on the Company and its Subsidiaries relative to other companies operating in the timeshare and vacation ownership industry then only the incremental disproportionate adverse effect of such event, change, occurrence, circumstance or effect shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred.

(vv) “Materials of Environmental Concern” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum (or any petroleum-based products or constituents), lead, asbestos, polychlorinated biphenyls, urea formaldehyde insulation, and radon gas.

(ww) “NBA Receivables Facility” means the Third Amended and Restated Loan and Security Agreement, dated as of September 25, 2020, by and between Bluegreen/Big Cedar Vacations, LLC, as borrower, and Zions Bancorporation, N.A. dba National Bank of Arizona, as lender, as amended by that certain First Amendment, dated as of May 1, 2023, and by that certain Second Amendment, dated as of July 28, 2023.

(xx) “Non-Profit VCA” means a Vacation Club Association controlled by the Company, Vacation Trust, Inc., a Florida corporation or any of their Subsidiaries.

(yy) “Non-Profit VOA” means a Vacation Ownership Association that is both (i) controlled by the Company, Vacation Trust, Inc., a Florida corporation or any of their Subsidiaries and (ii) subject to a Company Management Agreement.

(zz) “Off-the-Shelf Software” means any Software, data or services (including Software provided as a service) that is generally available on a commercial basis by a “shrink-wrap,” “click-wrap,” “click-through,” “browse-wrap,” “off-the-shelf,” or other generally-available end-user non-exclusive license of standard and reasonable terms.

(aaa) “Open Source Software” means any Software that is, contains or is derived from Software distributed as freeware, shareware or open source software, or under similar licensing or distribution models that: (i) require the licensing, disclosure or distribution of source code to any other Person; (ii) prohibit or limit the receipt of consideration in connection with licensing or distributing any Software; (iii) allow any Person to decompile, disassemble or reverse engineer any Software; (iv) require the licensing or distribution of any Software to any other Person for the purpose of making derivative works; or (v) otherwise are identified as open source licensing or distribution models by the Open Source Initiative at www.opensource.org/licenses or the Free Software Foundation at www.fsf.org, or otherwise are identified as “free software,” “copyleft,” or “open source software” under similar license terms.

(bbb) “Pacific Western Facility” means the Amended and Restated Loan and Security Agreement, dated as of July 19, 2021, by and among Bluegreen Vacations Corporation, as borrower, the financial institutions from time to time party thereto as lenders and Pacific Western Bank, as successor-by-merger to CapitalSource Bank, as administrative agent, payment agent and collateral agent.

(ccc) “Parent Common Stock” means shares of common stock of Parent, par value $0.01.

(ddd) “Parent Material Adverse Effect” means any event, change, occurrence, circumstance, or effect that (A) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Parent to consummate the transactions contemplated by this Agreement which are to occur at or prior to the Closing on or prior to the Outside Date; provided, that the determination of whether or not a Parent Material Adverse Effect has occurred shall not take into account any event, change, occurrence, circumstance, or effect that directly or indirectly, constitutes or that results from (1) United States, regional, global or international economic conditions (or changes therein), including those affecting financial, credit, foreign exchange or capital market conditions (including changes in interest rates), or other changes generally affecting the timeshare or vacation ownership industry, or the economy or financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory, political, geopolitical or legislative conditions, (2) any hurricane, flood, tornado, earthquake, cyberattack, epidemic, pandemic or disease outbreak or other natural disasters or force majeure events, (3) changes in any applicable Laws or GAAP or interpretations thereof by any Governmental Entity, (4) any failure by Parent to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, or any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure or change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (5) any outbreak or escalation of hostilities, any acts of war (whether or not declared) or terrorism or sabotage, in each case arising or occurring after the date of this Agreement, including any material worsening of such conditions after the date hereof; (6) the execution and delivery of this Agreement, the identity of the Company or any Subsidiary of the Company, the pendency or consummation of this Agreement, the Merger or any of the other transactions contemplated hereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Merger or other transactions contemplated hereby, including any litigation arising out of or relating to this Agreement or the Merger or other transactions contemplated hereby, (7) any action taken by Parent which is expressly required by this Agreement, and (8) any actions taken (or omitted to be taken) by Parent at the written request of the Company; provided, that, with respect to clauses (1), (2), (3) and (5), if such event, change, occurrence, circumstance, or effect has had a disproportionate adverse effect on Parent and its Subsidiaries relative to other companies operating in the timeshare and vacation ownership industry then only the incremental disproportionate adverse effect of such event, change, occurrence, circumstance, or effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

(eee) “Parent Plan” means each material “employee benefit plan” (within the meaning of section 3(3) of ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37) or 4001(a)(3) or other similar Law), and all stock purchase, phantom stock or other equity-based plan, stock option, severance, employment, collective bargaining, change-in-control, fringe benefit, cafeteria, Section 125, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of Parent or its Subsidiaries (or any of their spouses, dependents, beneficiaries, or alternate payees) has any present or future right to compensation or benefits from Parent or its Subsidiaries, or Parent or its Subsidiaries has had or has any present or future liability or with respect to which it is otherwise bound.

(fff) “PCB Loan” means that certain loan to Bluegreen Vacations Corporation and Bluegreen Vacations Unlimited, Inc., jointly and severally, as the Borrower, from Zions Bancorporation, N.A., dba, National Bank of Arizona, as Administrative Agent, as of October 4, 2022, in connection with the acquisition of a resort located in Panama City Beach, FL.

(ggg) “Permitted Company Receivables-Backed Facilities Activity” means (i) consummation of the transactions contemplated by the Company Receivables-Backed Facilities Commitment Letters, (ii) the amendments contemplated by Section 5.22(c)(ii), and (iii) the actions permitted by Section 5.1(b)(xiii)(ii).

(hhh) ”Permitted Liens” means (i) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings which conclusively operate to stay the sale or forfeiture of any portion of such properties or assets subject thereto and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens which are disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents or the most recent consolidated balance sheet of Parent or the notes thereto included in the Parent SEC Documents, as applicable, in each case as of the date hereof; (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary and for which adequate security has been posted where required by applicable law or adequate reserves have been set aside on the books of the Company, to the extent required and in conformity with GAAP, in the event the contest of such Liens are not ultimately successful; provided, that such Liens do not materially detract from the value of such properties or assets subject thereto or materially impair the use of such properties or assets subject thereto or the ordinary conduct of the business on the properties encumbered thereby, (iv) any such matters of record, (v) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the value, continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (vi) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (vii) Liens that arise as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice, (vii) Liens created pursuant to or contemplated by any Company Receivables-Backed Facility of a Company Entity (including any Permitted Company Receivables-Backed Facilities Activity) and (viii) Liens arising under any applicable securities Laws.

(iii) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(jjj) “Personal Data” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly with a particular individual or household, and any other information defined as “personal data”, “personal information”, “personally identifiable information”, “PII” or any similar term that is otherwise protected by or subject to applicable Law.

(kkk) “Privacy and Security Requirements” means to the extent relating to data privacy, protection, or security and applying to the conduct of the business of the Company or any of its Subsidiaries worldwide: (i) all applicable Laws including any related security breach notification requirements and any applicable requirements under the Sarbanes-Oxley Act of 2002; (ii) the past and present policies that are or were adopted by the Company or any of its Subsidiaries during such time period in which the Company or its Subsidiaries were bound thereby; and (iii) Contracts and industry standards (including any applicable standards of the Payment Card Industry Council, including but not limited to the PCI-DSS) to which the Company or any its Subsidiaries are parties or bound.

(lll) “Processing” means collection, use, processing, storage, disclosure, retention, transfer, disposal or management of information or data.

(mmm) “Required Information” means (i) audited annual consolidated balance sheets and related statements of income and cash flows of the Company as of and for the two (2) most recently completed fiscal years ended at least 75 days prior to the Closing Date and unaudited and reviewed consolidated balance sheets and related statements of income and cash flows of the Company as of and for the quarter ended September 30, 2023 and any fiscal quarter thereafter ending at least 45 days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year), in each case, setting forth comparative figures for the comparable periods in the prior fiscal year, as the case may be, in each case prepared in accordance with GAAP (including footnotes thereto); provided that the filing of the required financial statements contemplated by this clause (i) on Form 10-K or Form 10-Q, as the case may be, within such time periods by the Company with the SEC will satisfy the applicable requirements of this clause (i); (ii) such other historical financial and other pertinent information regarding the Company Entities as is customarily included by the Company in the Company SEC Documents or may otherwise be derived from the Company’s historical books and records (x) reasonably necessary for Parent to prepare pro forma financial statements customarily included in offering memoranda for an offering of non-convertible, high yield debt securities issued pursuant to Rule 144A, and (y) of the type and form customarily included in offering memoranda for private placements of non-convertible, high yield debt securities issued pursuant to Rule 144A and (iii) drafts of “comfort” letters in form and substance customary for high-yield debt securities offerings relating to the historical financial statements and historical financial information referenced in the foregoing clauses (i) and (ii), in each case, to be included in such offering memoranda which the independent auditor of the Company is prepared to issue upon completion of customary procedures. Notwithstanding anything to the contrary in this Agreement, nothing will require the Company or any of its Subsidiaries to provide (or be deemed to require the Company to prepare), and the “Required Information” shall not be deemed to include, any Excluded Information.

(nnn) “Security Incident” means any actual or suspected unauthorized or unlawful access, acquisition, modification, corruption, disclosure, theft, unavailability, loss, or processing of or to, or cyber or other security incident (including any breach or intrusion) with respect to or affecting, the security, confidentiality, availability, or integrity of any confidential or sensitive information, Personal Data or any IT System.

(ooo) “Software” means all computer software, programs, applications (including apps and mobile apps), and code, including assemblers, applets, compilers, development tools, design tools, libraries, interfaces, user interfaces and data, in any form or format, however fixed, such as, but not limited to, databases and data collections, including any and all versions of software implementations of algorithms, models and methodologies, databases and compilations, including all source code, object code, and other code variants, and including user manuals, training materials, flow charts, specifications, developer notes, comments and annotations, and other related documentation, related to any of the foregoing.

(ppp) “Subordinated Indentures” means:

(i) the Junior Subordinated Indenture, dated as of March 15, 2005, between Woodbridge Holdings Corporation, as Issuer, and JPMorgan Chase Bank, N.A., as Trustee;

(ii) the Junior Subordinated Indenture, dated as of May 4, 2005, between Woodbridge Holdings Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(iii) the Junior Subordinated Indenture, dated as of June 1, 2006, between Woodbridge Holdings Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(iv) the Junior Subordinated Indenture, dated as of July 18, 2006, between Woodbridge Holdings Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(v) the Junior Subordinated Indenture, dated as of March 15, 2005, between Bluegreen Vacations Corporation as Issuer, and JPMorgan Chase Bank, N.A., as Trustee;

(vi) the Junior Subordinated Indenture, dated as of May 4, 2005, between Bluegreen Vacations Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(vii) the Junior Subordinated Indenture, dated as of May 10, 2005, between Bluegreen Vacations Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(viii) the Junior Subordinated Indenture, dated as of April 24, 2006, between Bluegreen Vacations Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(ix) the Junior Subordinated Indenture, dated as of July 21, 2006, between Bluegreen Vacations Corporation, as Issuer, and Wilmington Trust Company, as Trustee; and

(x) the Junior Subordinated Indenture, dated as of February 26, 2007, between Bluegreen Vacations Corporation, as Issuer, and Wilmington Trust Company, as Trustee.

(qqq) “Special Purpose Subsidiary” means each Subsidiary of the Company that is a special purpose vehicle (whether a limited liability company, corporation, trust or other entity) that is utilized in a Company Receivables-Backed Facility involving assets of any of the Company or its Subsidiaries.

(rrr) “Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting interests are owned, directly or indirectly, by such first Person.

(sss) “Syndicated Warehouse Facility” means the Seventh Amended and Restated Indenture, dated as of September 30, 2022, by and among BXG Timeshare Trust I, as issuer, Bluegreen Vacations Corporation, as servicer, Vacation Trust, Inc., as club trustee, Concord Servicing LLC, as backup servicer, U.S. Bank Trust Company, National Association, as indenture trustee and paying agent, and U.S. Bank National Association, as custodian.

(ttt) “Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, ad valorem, value added, excise, severance, stamp, customs, duties, real property, personal property, environmental, escheat or unclaimed property, windfall profits, capital stock, capital gains, production, business and occupation, base erosion and anti-abuse (including taxes under Section 59A of the Code), transition (including taxes under Section 965 of the Code), premium, accumulated earnings, personal holding company, net worth, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, and any other taxes, fees, levies, tariffs, imposts, assessments, obligations and charges of any kind whatsoever in the nature of or similar to a tax imposed by any Governmental Entity, and any interest, fines, penalties (civil or criminal) or additions to tax in respect of the foregoing, whether disputed or not.

(uuu) “Tax Returns” means all returns, declarations, statements, reports, schedules, forms and information returns that are filed or required to be filed with a Governmental Entity relating to Taxes, including any attachment thereto or amendment thereof.

(vvv) “Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, enforcement, collection or imposition of any Tax.

(www) “Trust Agreement” means:

(i) the Amended and Restated Trust Agreement, dated as of March 15, 2005, among Woodbridge Holdings Corporation, as Depositor, JPMorgan Chase Bank, N.A., as Property Trustee, Chase Bank USA, as Delaware Trustee, and Alan B. Levan, Claudia Haines and George P. Scanlon, as Administrative Trustees;

(ii) the Amended and Restated Trust Agreement, dated as of May 4, 2005, between Woodbridge Holdings Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and Alan B. Levan, Claudia Haines and George P. Scanlon, as Administrative Trustees;

(iii) the Amended and Restated Trust Agreement, dated as of June 1, 2006, between Woodbridge Holdings Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and Alan B. Levan, Claudia Haines and George P. Scanlon, as Administrative Trustees;

(iv) the Amended and Restated Trust Agreement, dated as of July 18, 2006, between Woodbridge Holdings Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and Alan B. Levan, Claudia Haines and George P. Scanlon, as Administrative Trustees;

(v) the Amended and Restated Trust Agreement, dated as of March 15, 2005, between Bluegreen Vacations Corporation, as Depositor, JPMorgan Chase Bank, N.A., as Property Trustee, Chase Bank USA, as Delaware Trustee, and George F. Donovan and John F. Chiste, as Administrative Trustees;

(vi) the Amended and Restated Trust Agreement, dated as of May 4, 2005, between Bluegreen Vacations Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and George F. Donovan and Anthony M. Puleo, as Administrative Trustees;

(vii) the Amended and Restated Trust Agreement, dated as of May 10, 2005, between Bluegreen Vacations Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and George F. Donovan and Anthony M. Puleo, as Administrative Trustees;

(viii) the Amended and Restated Trust Agreement, dated as of April 24, 2006, between Bluegreen Vacations Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and George F. Donovan and Anthony M. Puleo, as Administrative Trustees;

(ix) the Amended and Restated Trust Agreement, dated as of July 21, 2006, between Bluegreen Vacations Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and George F. Donovan, Anthony M. Puleo and John M. Maloney, as Administrative Trustees; and

(x) the Amended and Restated Trust Agreement, dated as of February 26, 2007, between Bluegreen Vacations Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and Anthony M. Puleo and John M. Maloney, as Administrative Trustees.

(xxx) “Vacation Club” means the multi-site vacation plan known as the “Bluegreen Vacation Club”.

(yyy) “Vacation Club Association” means Bluegreen Vacations Club, Inc., a Florida not for profit corporation (f/k/a RDI Vacation Club, Inc.).

(zzz) “Vacation Ownership Association” means a condominium association, trust association, owner’s association entity, or other non-profit entity, whether incorporated or not, which is responsible for the management, governance or operation of a Vacation Ownership Property containing Vacation Ownership Interests that are dedicated to a Vacation Club.

(aaaa) “Vacation Ownership Interests” means timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, points club, and other forms of such products, programs and services, whether deeded or non-deeded, in each case wherein purchasers acquire an ownership interest in, use right of or other entitlement to use (including through interests in a land trust or similar real estate vehicle or through an association or other entity and regardless of whether the ownership interest, use right or other entitlement is expressed in the form of points, deeded weeks or other currency) one or more of certain overnight accommodations and associated facilities in a system of units and facilities on a recurring, periodic basis and pay for such ownership interest, use right or other entitlement in advance (whether payments are made in lump-sum or periodically over time), in whatever manner such deeded or non-deeded ownership interests or rights to use may be created, denominated, or defined in the applicable Offering Documents.

(bbbb) “Vacation Ownership Property” means a property that contains Vacation Ownership Interests that are dedicated to a Vacation Club, including Vacation Ownership Units and all land used in connection with the property, together with (i) the freehold or long-term leasehold interest to the site of the property; (ii) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances (including the property building and all operating systems) located at the site of the property; and (iii) all furniture, fixtures, equipment, supplies and inventories installed or located in such improvements at the site of the property.

(cccc) “Vacation Ownership Unit” means a physical unit or accommodation, whether or not subject to an underlying condominium plan or timeshare plan, used for overnight accommodation in conjunction with the rights afforded to the owner of a Vacation Ownership Interest.

(dddd) “Willful Breach” means an intentional act or intentional failure to act, which such act or failure constitutes a material breach of a Contract, where the Person taking such action or failing to taking such action knew that such act or failure to act constituted or would reasonably be expected to constitute a material breach of such Contract.

Section 8.4 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Unless otherwise specified in this Agreement, the term “dollars” and the symbol “$” mean U.S. Dollars for purposes of this Agreement and all amounts in this Agreement shall be paid in U.S. Dollars. The terms “stockholder” or “stockholders” shall mean, with respect to the Company, a shareholder or the shareholders, as the case may be, of the Company, as such terms are used in the FBCA.

(b) Unless otherwise specified in this Agreement or the context otherwise requires, if this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more parties to another party or parties, such obligation shall be deemed satisfied if (i) such one or more parties or Representatives thereof made such information or document available in any virtual data rooms established by or on behalf of the Company (including any “clean rooms” established in connection therewith) to such other party or parties or its or their Representatives, in each case in connection with the transactions contemplated by this Agreement at least 24 hours prior to the execution and delivery of this Agreement, or (ii) such information or document is publicly available on EDGAR at least 24 hours prior to the execution and delivery of this Agreement.

(c) Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable official guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(d) The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

(e) Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Voting Agreement(s) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.12 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration and other amounts to which they are entitled pursuant to Article II, (c) with respect to Section 5.21(b), the Company Indemnitees in accordance with the terms of such Section and (d) with respect to Section 7.4, Section 7.5, Section 8.3 (solely with respect to the definitions of “Debt Financing, “Debt Financing Parties” and “Debt Financing Sources”), this Section 8.6, Section 8.7, Section 8.8, Section 8.13 and Section 8.16 (in the case of each such Section, solely to the extent related to the Debt Financing Parties, including with respect to Section 8.3, as limited to the definitions provided above), which shall inure to the benefit of the Debt Financing Parties and be enforceable by them as express third party beneficiaries of such provisions.

Section 8.7 Governing Law. This Agreement and all matters and transactions contemplated hereby or related hereto shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction; provided, that for the avoidance of doubt, the provisions respecting the consummation, effect and consequences of the Merger under the FBCA shall be interpreted, construed and governed by and in accordance with the FBCA. Notwithstanding anything to the contrary contained herein, each party hereto agrees that any such dispute or controversy and any related Action or proceeding of any kind or nature (whether based on contract, tort or other theory) against or involving any Debt Financing Party relating to this Agreement, the Debt Financing (and any commitment letters, agreements or definitive documents related thereto), the performance thereof or the financings contemplated thereby or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of New York (except for the interpretation of any provision of this Agreement, which shall be governed by and construed in accordance with the laws of the State of Delaware or the FBCA, as applicable), without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principals of the State of New York.

Section 8.8 Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or federal courts in the State of Delaware, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 8.2 shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof. Notwithstanding anything to the contrary contained herein, each party hereto (i) agrees that any Action or proceeding of any kind or nature (whether based on contract, tort or other theory) against or involving any Debt Financing Party relating to this Agreement, the Debt Financing (and any commitment letters, agreements or definitive documents related thereto), the performance thereof or the financings contemplated thereby or the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, Borough of Manhattan or if under applicable law jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and (ii) makes the consents, agreements and waivers set forth above in this Section  8.8 mutatis mutandis but with respect to the courts specified in this sentence.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any

Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 8.12 Conflicts; Privilege. Recognizing that Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (“Stearns Weaver Miller” ) has acted as legal counsel to the Company, its Subsidiaries, certain of the shareholders of the Company and certain of the respective Affiliates of the Company, its Subsidiaries and such shareholders (including BBX Capital, Inc. and its Subsidiaries), and that Stearns Weaver Miller intends to act as legal counsel to certain or all of the foregoing Persons other than the Company and its Subsidiaries after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates and Subsidiaries to waive, any conflicts that may arise in connection with Stearns Weaver Miller representing any of the foregoing Persons (other than the Company and its Subsidiaries) after the Closing in connection with any Action or obligation arising out of or relating to this Agreement. In addition, all communications involving attorney-client confidences between the Company and its Subsidiaries and shareholders, and their respective Affiliates, on the one hand, and Stearns Weaver Miller, on the other hand, prior to the Closing that relate to the Merger and other transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to such shareholders of the Company and their respective Affiliates (and not the Company, the Surviving Company or any of their respective Subsidiaries). Accordingly, from and after the Effective Time, (a) the applicable shareholders of the Company prior to the Effective Time and their respective Affiliates shall be the sole holders of the attorney-client privilege with respect to such communications, and none of the Company, the Surviving Company or any of their respective Subsidiaries shall be a holder thereof and (b) other than in connection with Stearns Weaver Miller’s representation of the Company or its Subsidiaries following the Closing, Stearns Weaver Miller shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company, the Surviving Company or any of their respective Subsidiaries by reason of any attorney-client relationship between Stearns Weaver Miller and the Company or any of its Subsidiaries or other Affiliates or otherwise. This Section 8.12 shall be irrevocable and may not be amended, waived or modified without the prior written consent of Stearns Weaver Miller.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THE DEBT FINANCING (AND ANY COMMITMENT LETTERS, AGREEMENTS OR DEFINITIVE DOCUMENTS RELATED THERETO), THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY) OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 Non-Recourse to Debt Financing Parties. None of the Debt Financing Parties or any of their respective Representatives shall have any liability to the Company under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including any dispute arising out of or relating in any way to this Agreement, the Debt Financing (and any commitment letters, agreements or definitive documents related thereto), the performance thereof or the financings contemplated thereby or the transactions contemplated hereunder and the Company agrees that it will not bring, or permit any of its Affiliates to bring, any action against or involving any Debt Financing Party arising out of or relating to this Agreement, the Debt Financing (and any commitment letters, agreements or definitive documents related thereto), the performance thereof or the financings contemplated thereby or the transactions contemplated by this Agreement and waives any rights or claims against any Debt Financing Party in connection with the foregoing (whether in contract, tort, equity or otherwise); provided, however, that the foregoing shall not in any way limit any rights that Parent and Merger Sub may have against the Debt Financing Parties under or in connection with any commitment letters or related agreements entered into in connection with the Debt Financing (subject to the terms and conditions set forth therein) and the transactions contemplated thereby.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Hilton Grand Vacations Inc.

By:	/s/ Mark Wang
Name: Mark Wang
Title: Chief Executive Officer

Heat Merger Sub, Inc.

By:	/s/ Mark Wang
Name: Mark Wang
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Bluegreen Vacations Holding Corporation

By:	/s/ Alan B. Levan
Name: Alan B. Levan
Title: Chairman & CEO

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Annex B

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of November 5th, 2023, by and among Hilton Grand Vacations Inc., a Delaware corporation (“Parent”), and Alan B. Levan (the “Key Stockholder” and, collectively with Parent, the “Parties” and each a “Party”).

RECITALS

A. Simultaneously with the execution of this Agreement, Bluegreen Vacations Holding Corporation, a Florida corporation (the “Company”), Parent, and Heat Merger Sub, Inc., a Florida corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”, as the same may be amended, supplemented, restated or otherwise modified from time to time) that, among other matters, provides for (i) the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly-owned subsidiary of Parent (sometimes referred to in such capacity as the “Surviving Company”).

B. The Key Stockholder agrees to enter into this Agreement with respect to all Class A Shares and Class B Shares of the Company (such shares, collectively, the “Shares”) (and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Shares) that the Key Stockholder or any entity or trust listed on Schedule A hereto (the “Covered Entities”) owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record as of the date hereof, and any additional Shares (and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Shares) that the Key Stockholder or Covered Entity may acquire beneficially (as defined in Rule 13d-3 under the Exchange Act) or record ownership of after the date hereof (collectively, the “Covered Shares”).

C. As of the date hereof, the Key Stockholder, owns beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, and has either sole or shared voting power over, the Covered Shares set forth on Schedule A hereto.

D. Parent, Merger Sub and the Company desire that the Key Stockholder agrees, and the Key Stockholder is willing to agree, on the terms and conditions and subject to the limitations set forth herein, to vote, or cause to be voted, all of the Covered Shares owned (beneficially or of record) by the Key Stockholder in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and not to Transfer (as defined below), or cause to be Transferred, any of the Covered Shares owned (beneficially or of record) by the Key Stockholder in violation of this Agreement.

E. As a condition and inducement to each of Parent and Merger Sub’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Parties are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time; (b) nine months from the date of this Agreement, (c) the time this Agreement is terminated upon the mutual written agreement of Parent and the Key Stockholder, and (d) the date on which the Company Board takes a Fundamental Action in connection with a Superior Proposal in accordance with Section 5.4(d) of the Merger Agreement.

“Transfer” shall mean: (a) any direct or indirect sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise, including as a result of death, disability or incapacity), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, entry into this Agreement or the Merger Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy, corporate representative appointment or power of attorney (or other consent or authorization) with respect to such Covered Shares (other than the grant of proxy in accordance with Section 3.3), in each case, that is inconsistent with the provisions of this Agreement; or (c) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b).

Section 2. Agreement to Retain the Covered Shares.

Section 2.1 No Transfer and Encumbrance of Covered Shares. Hereafter until the Expiration Time, the Key Stockholder agrees not to Transfer, or permit to be Transferred, any Covered Shares, other than with the prior written consent of Parent. Notwithstanding the foregoing or anything to the contrary contained herein, Covered Shares may be Transferred (i) in connection with the surrender thereof to the Company in satisfaction of applicable tax withholding obligations relating to the vesting of Company Restricted Stock Awards, and (ii) for estate planning or philanthropic purposes so long as the transferee agrees in a signed writing to be bound by the provisions of this Agreement with respect to such Shares.

Section 2.2 Update of Beneficial Ownership Information. Promptly following the acquisition of any Covered Shares by the Key Stockholder or a Covered Entity, the Key Stockholder will send to Parent a written notice setting forth the number of Covered Shares acquired (beneficially or of record) and the name of the acquiror.

Section 2.3 Involuntary Transfers. If any involuntary Transfer of Covered Shares shall occur (including, but not limited to, as a result of death, disability or incapacity or otherwise by operation of law), this Agreement shall not be deemed to be breached but rather the personal representative or transferee (including any transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the terms of this Agreement applicable to the Key Stockholder.

Section 2.4 Stock Dividends, etc. If, between the date of this Agreement and the Expiration Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Shares” and “Covered Shares” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 3. Agreement to Consent and Approve.

Section 3.1 Hereafter until the Expiration Time, the Key Stockholder agrees that at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval of Company stockholders by written consent with respect to any of the following matters, the Key Stockholder shall, or shall cause the applicable Covered Entity to (including by delivering to the Secretary of the Company a duly executed proxy card), vote the Covered Shares owned (beneficially or of record) by the Key Stockholder or such Covered Entity (a) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (b) against (i) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger not being satisfied, (ii) any Acquisition Proposal or any related proposal in furtherance thereof, and (iii) any proposal or action that would reasonably be expected to materially delay, materially postpone or materially adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement. Any written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. The Key Stockholder agrees not to exercise or perfect (or cause to be exercised or perfected), and hereby irrevocably and unconditionally waives, on his behalf and on behalf of the Covered Entities, any statutory rights to demand appraisal of any Covered Shares owned (beneficially or of record) by the Key Stockholder or the Covered Entities that may arise in connection with the Merger or the Merger Agreement and the other transactions contemplated by the Merger Agreement. The Key Stockholder agrees, on his behalf and on behalf of the Covered Entities, that neither the Key Stockholder nor any Covered Entity shall commence or join in, or knowingly facilitate, assist or encourage, and the Key Stockholder agrees to take and cause each Covered Entity to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, or any of their respective Affiliates, successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging any breach of any fiduciary duty of the Company’s board of directors in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger.

Section 3.2 At any meeting of the stockholders of the Company held prior to the Expiration Time, the Key Stockholder shall, or shall cause the applicable Covered Entity to, appear at such meeting or otherwise cause the Covered Shares owned (beneficially or of record) by the Key Stockholder or the Covered Entities to be counted as present thereat for the purposes of establishing a quorum (including by delivering to the Secretary of the Company a duly executed proxy card).

Section 3.3

(a) In the event of the death or incapacity of the Key Stockholder, the Key Stockholder hereby irrevocably (until the Expiration Time) grants to, and appoints, Jarett S. Levan as the Key Stockholder’s proxy and attorney-in-fact, for and in the name, place and stead of the Key Stockholder, to vote, or cause to be voted by the Covered Entities, the Covered Shares, or grant a written consent or approval in respect of the Covered Shares owned (beneficially or of record) by the Key Stockholder or the Covered Entities in a manner consistent with Section 3.1 and Section 3.2. The Key Stockholder hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 3.3 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy and power of attorney is given to secure the performance of the duties of the Key Stockholder under this Agreement. The Key Stockholder hereby further affirms that the irrevocable proxy and power of attorney is coupled with an interest and may under no circumstances be revoked. The Key Stockholder hereby ratifies and confirms all that such irrevocable proxy and attorney may lawfully do or cause to be done by virtue hereof. The irrevocable proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement.

(b) By consenting to this Agreement on the signature page hereto, Jarett S. Levan hereby agrees that, in the event of the death or incapacity of the Key Stockholder, Jarett S. Levan shall, as the Key Stockholder’s proxy and attorney-in-fact, for and in the name, place and stead of the Key Stockholder, vote, or cause to be voted, the Covered Shares, or grant a written consent or approval in respect of the Covered Shares owned (beneficially or of record) by the Key Stockholder or the Covered Entities in a manner consistent with Section 3.1 and Section 3.2.

Section 4. No-Activism. For a period of one year from and after the Effective Time, the Key Stockholder shall not, directly or indirectly, engage in any stockholder activism with respect to Parent adverse to the Parent’s Board of Directors.

Section 5. No Solicitation. The Key Stockholder agrees to (and to cause the Covered Entities and use his reasonable best efforts to cause his and their respective Representatives to) comply with the obligations applicable to the Representatives of the Company pursuant to Section 5.4(a) of the Merger Agreement as if the Key Stockholder was a party thereto.

Section 6. Non-Disparagement. Neither Party shall, directly or indirectly, make any public statement, whether by way of a social media posting, press release, interview, or otherwise, that is negative, derogatory, or defamatory to the Key Stockholder, the Company, the Surviving Company or Parent, and their respective affiliates, directors, officers or employees, or of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, this provision shall not restrict any truthful statements required to be made pursuant to any Law or to any court, governmental authority, regulatory agency, self-regulatory organization, or subpoena (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), including in any legal proceeding or other Action.

Section 7. Representations and Warranties of the Key Stockholder. The Key Stockholder hereby represents and warrants to Parent as follows:

Section 7.1 Authority. The Key Stockholder has the legal capacity to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Key Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Key Stockholder enforceable against the Key Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.2 Ownership of the Covered Shares. As of the date hereof, (a) the Key Stockholder is the beneficial (as defined in Rule 13d-3 under the Exchange Act) or record owner of all Shares (and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Shares) listed on Schedule A. Other than as listed on Schedule A and shares of the Company’s Class A Common Stock and Class B Common Stock held, directly or indirectly, by John E. Abdo, Jarett S. Levan, Seth M. Wise and the Key Stockholder’s spouse which may be deemed to be beneficially owned by the Key Stockholder as described in the Company SEC Documents, as of the date hereof, the Key Stockholder is not the beneficial (as defined in Rule 13d-3 under the Exchange Act) or record owner of any Shares (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Shares). All the Covered Shares are beneficially owned by the Key Stockholder, free and clear of any and all Liens, other than those created by this Agreement and those under applicable Securities Laws, shareholder agreements described in the Company SEC Documents (which such shareholder agreements do not conflict with this Agreement in any material respect) and, in respect of Covered Shares subject to unvested Company Restricted Stock Awards, the Company Plan and award agreements pursuant to which they were granted, (b) such Covered Shares are fully paid up, and (c) the Key Stockholder has voting and dispositive power over all of the Covered Shares, subject to restrictions created by this Agreement and those under applicable Securities Laws, shareholder agreements described in the Company SEC Documents (which such shareholder agreements do not conflict with this Agreement in any material respect) and, in respect of Covered Shares subject to unvested Company Restricted Stock Awards, the Company Plan and award agreements pursuant to which they were granted. As of the date hereof, neither the Key Stockholder nor any Covered Entity has entered into any agreement to Transfer such Covered Shares.

Section 7.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Key Stockholder does not, and the performance by the Key Stockholder of his obligations under this Agreement and the compliance by the Key Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Laws applicable to the Key Stockholder or any Covered Entity, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Key Stockholder or any Covered Entity is a party or by which the Key Stockholder or any Covered Entity is bound, except, in the case of clauses (i) and (ii), for any of the foregoing that, individually or in the aggregate, would not reasonably be expected to materially impair or materially adversely affect the ability of the Key Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to the Key Stockholder or any Covered Entity in connection with the execution and delivery of this Agreement or the consummation by the Key Stockholder of the transactions contemplated hereby, except for filings under, or compliance with, the applicable requirements of the Securities Act, the Exchange Act or any other federal Securities Laws and the rules and regulations promulgated thereunder.

Section 7.4 Litigation. There is no legal action pending against or, to the knowledge of the Key Stockholder, threatened against or affecting the Key Stockholder or any Covered Entity that would reasonably be expected to materially impair or materially adversely affect the ability of the Key Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby.

Section 7.5 Proxy. The proxy referenced in Section 3.3 will have the effect of the Covered Shares being voted in compliance with this Agreement.

Section 8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Key Stockholder as follows:

Section 8.1 Authority. Parent has the corporate power, authority and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other corporate action on the part of Parent is required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Key Stockholder, constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 8.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of the obligations under this Agreement and the compliance by Parent with any provisions hereof do not and will not conflict with or violate any Laws applicable to, or organizational documents of, Parent.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby, except filings under, or compliance with, the applicable requirements of the Securities Act, the Exchange Act or any other federal Securities Laws and the rules and regulations promulgated thereunder.

Section 8.3 Litigation. There is no legal action pending against or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair or materially adversely affect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 9. Termination.

Section 9.1 This Agreement shall terminate and shall have no further force or effect as of the earliest to occur of (a) the Expiration Time and (b) the Key Stockholder and Covered Entities no longer holding any Covered Shares (so long as such Covered Shares were disposed of in compliance with the terms of this Agreement).

Section 9.2 Notwithstanding Section 9.1, termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against any other Party hereto for such Party’s breach of any of the terms of this Agreement prior to such termination. The provisions in this Section 9.2 and Section 13 hereof shall survive the termination of this Agreement.

Section 10. Capacity as a Stockholder. The Key Stockholder is entering into this Agreement solely in his capacity as the record holder or beneficial owner of the Covered Shares and not in the Key Stockholder’s capacity as a director, officer or employee of the Company. Nothing in this Agreement shall in any way restrict or require the Key Stockholder (or any other officer or director of the Company or any of its Affiliates or BBX Capital, Inc.) from taking any actions (or failing to take any actions) in his or her capacity as a director or officer of the Company or its Affiliates or BBX Capital, Inc., including in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company or its Affiliates or BBX Capital, Inc.

Section 11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Key Stockholder or the applicable Covered Entity, as the case may be, and Parent shall have no authority to direct the Key Stockholder or any Covered Entity in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 12. Termination of Existing Controlled Affiliate Arrangements. Prior to the Closing, the Key Stockholder shall take, and shall cause the Covered Entities and his and their respective controlled affiliates (other than BBX Capital, Inc.) to take, all actions necessary to terminate, effective not later than the Effective Time, without payment and without any further right of any Person thereunder all Contracts to which the Key Stockholder, a Covered Entity or his or their respective applicable controlled affiliate (other than BBX Capital, Inc.) is a party with respect to the Company or any of its Subsidiaries (collectively, the “Terminated Agreements”) in a manner such that none of the Company, the Surviving Company, Parent or any of their respective Subsidiaries has any liability or obligation at or following the Effective Time pursuant thereto; provided, however, that the foregoing shall not be deemed to terminate or release any right of the Key Stockholder to the accelerated equity and cash compensation, severance and other payments to which he is entitled as contemplated by the Merger Agreement and the Company Disclosure Letter. Prior to the Closing, the Key Stockholder shall provide to Parent evidence of such termination reasonably acceptable to Parent.

Section 13. Reliance. The Key Stockholder understands and acknowledges that each of Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Key Stockholder’s execution, delivery and performance of this Agreement, and the Key Stockholder expressly acknowledges and agrees that the execution of the Merger Agreement, the consummation of the transactions contemplated thereby, including the Merger, and the delivery of the applicable portion of the Merger Consideration to which the Key Stockholder is entitled pursuant to and subject to the terms of the Merger Agreement constitutes good and valid consideration for the agreements contained herein and that, assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement shall be fully binding on and enforceable against the Key Stockholder in accordance with its terms.

Section 14. General Provisions.

Section 14.1 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 14.2 Assignment; Successors. Except as otherwise provided in Section 2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by either of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any assignment in violation of this Section 14.2 shall be void. In the event of the death of the Key Stockholder, their estate or other successor, as applicable, shall assume and be bound by all the rights and obligations of the Key Stockholder provided for in this Agreement. This assumption shall be automatic and immediate upon such death, and the terms and conditions of this Agreement shall attach to and be inseparable from the Covered Shares, and shall survive any Transfer (including via inheritance) of the Covered Shares arising in connection with such death.

Section 14.3 Amendments or Supplement. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the Parties. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.

Section 14.4 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of Parent and the Key Stockholder shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 14.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 8.2 of the Merger Agreement, addressed as follows: (a) if to Parent, to the address or email address set forth in Section 8.2 of the Merger Agreement; and (b) if to the Key Stockholder, to the attention of the Key Stockholder at the address of the Company set forth in Section 8.2 of the

Merger Agreement (with a copy to Company counsel as set forth in Section 8.2 of the Merger Agreement), or, in each case, to such other address or email address as such party may hereafter specify for such purpose by notice to each other party hereto.

Section 14.6 Submission to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or federal courts in the State of Delaware, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 8.2 of the Merger Agreement shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 14.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.8 Entire Agreement. This Agreement, together with the Merger Agreement, contains the entire understanding of the Parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the Parties with respect to such subject matter.

Section 14.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument.

Section 14.10 Interpretation. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14.11 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until this Agreement is executed and delivered by all Parties.

Section 14.12 Legal Representation. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

Section 14.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 14.14 Documentation and Information. The Key Stockholder, on his behalf and on behalf of the Covered Entities, consents to and hereby authorizes the Company, Parent and Merger Sub to publish and disclose in all documents and schedules required by applicable Law to be filed with the SEC or any other Governmental Entity in connection with the Merger and any other transactions contemplated by the Merger Agreement (including on Schedule 13D), the Key Stockholder’s and each Covered Entity’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Key Stockholder’s commitments and obligations under this Agreement, and the Key Stockholder acknowledges that the Company, Parent and Merger Sub may, if required by applicable Law, file this Agreement or a form hereof with the SEC or any other Governmental Entity. The Key Stockholder agrees to promptly give Parent any relevant information in his possession that Parent may reasonably require relating to the Key Stockholder or the Covered Entities for the preparation of any such required disclosure documents, and the Key Stockholder agrees to promptly notify Parent of any required corrections with respect to any such written information supplied by him specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. The Company, Parent (including any Subsidiary thereof) and Merger Sub shall be permitted, upon mutual agreement of the Company and Parent, to disclose in any press release in connection with the Merger and any other transactions contemplated by the Merger Agreement the existence of this Agreement and the nature of the Key Stockholder’s voting obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

PARENT

Hilton Grand Vacations Inc., a Delaware corporation

By:	/s/ Mark Wang
Name:	Mark Wang
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

KEY STOCKHOLDER

/s/ Alan B. Levan
Alan B. Levan

CONSENT OF PROXY

Consented to by the undersigned solely for purposes of Section 3.3(b).

/s/ Jarett S. Levan
Jarett S. Levan

Schedule A

Covered Entities and Shares

	Class A Common Stock	Class B Common Stock
Alan B. Levan	729,137	864,426
Susie and Alan B. Levan Family Foundation	78,700	—
Levan Children’s Trust	7,344	—
Levan BFC Stock Partners, LP	—	336,915
Levan Partners LLC	986,197	141,577

Annex C

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of November 5th, 2023, by and among Hilton Grand Vacations Inc., a Delaware corporation (“Parent”), and John E. Abdo (the “Key Stockholder” and, collectively with Parent, the “Parties” and each a “Party”).

RECITALS

A. Simultaneously with the execution of this Agreement, Bluegreen Vacations Holding Corporation, a Florida corporation (the “Company”), Parent, and Heat Merge Sub, Inc., a Florida corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”, as the same may be amended, supplemented, restated or otherwise modified from time to time) that, among other matters, provides for (i) the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly-owned subsidiary of Parent (sometimes referred to in such capacity as the “Surviving Company”).

B. The Key Stockholder agrees to enter into this Agreement with respect to all Class A Shares and Class B Shares of the Company (such shares, collectively, the “Shares”) (and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Shares) that the Key Stockholder or any entity or trust listed on Schedule A hereto (the “Covered Entities”) owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record as of the date hereof, and any additional Shares (and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Shares) that the Key Stockholder or Covered Entity may acquire beneficially (as defined in Rule 13d-3 under the Exchange Act) or record ownership of after the date hereof (collectively, the “Covered Shares”).

C. As of the date hereof, the Key Stockholder, owns beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, and has either sole or shared voting power over, the Covered Shares set forth on Schedule A hereto.

D. Parent, Merger Sub and the Company desire that the Key Stockholder agrees, and the Key Stockholder is willing to agree, on the terms and conditions and subject to the limitations set forth herein, to vote, or cause to be voted, all of the Covered Shares owned (beneficially or of record) by the Key Stockholder in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and not to Transfer (as defined below), or cause to be Transferred, any of the Covered Shares owned (beneficially or of record) by the Key Stockholder in violation of this Agreement.

E. As a condition and inducement to each of Parent and Merger Sub’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Parties are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time; (b) nine months from the date of this Agreement, (c) the time this Agreement is terminated upon the mutual written agreement of Parent and the Key Stockholder, and (d) the date on which the Company Board takes a Fundamental Action in connection with a Superior Proposal in accordance with Section 5.4(d) of the Merger Agreement.

“Transfer” shall mean: (a) any direct or indirect sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise, including as a result of death, disability or incapacity), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, entry into this Agreement or the Merger Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy, corporate representative appointment or power of attorney (or other consent or authorization) with respect to such Covered Shares (other than the grant of proxy in accordance with Section 3.3), in each case, that is inconsistent with the provisions of this Agreement; or (c) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b).

Section 2. Agreement to Retain the Covered Shares.

Section 2.1 No Transfer and Encumbrance of Covered Shares. Hereafter until the Expiration Time, the Key Stockholder agrees not to Transfer, or permit to be Transferred, any Covered Shares, other than with the prior written consent of Parent. Notwithstanding the foregoing or anything to the contrary contained herein, Covered Shares may be Transferred (i) in connection with the surrender thereof to the Company in satisfaction of applicable tax withholding obligations relating to the vesting of Company Restricted Stock Awards, and (ii) for estate planning or philanthropic purposes so long as the transferee agrees in a signed writing to be bound by the provisions of this Agreement with respect to such Shares.

Section 2.2 Update of Beneficial Ownership Information. Promptly following the acquisition of any Covered Shares by the Key Stockholder or a Covered Entity, the Key Stockholder will send to Parent a written notice setting forth the number of Covered Shares acquired (beneficially or of record) and the name of the acquiror.

Section 2.3 Involuntary Transfers. If any involuntary Transfer of Covered Shares shall occur (including, but not limited to, as a result of death, disability or incapacity or otherwise by operation of law), this Agreement shall not be deemed to be breached but rather the personal representative or transferee (including any transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the terms of this Agreement applicable to the Key Stockholder.

Section 2.4 Stock Dividends, etc. If, between the date of this Agreement and the Expiration Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Shares” and “Covered Shares” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 3. Agreement to Consent and Approve.

Section 3.1 Hereafter until the Expiration Time, the Key Stockholder agrees that at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval of Company stockholders by written consent with respect to any of the following matters, the Key Stockholder shall, or shall cause the applicable Covered Entity to (including by delivering to the Secretary of the Company a duly executed proxy card), vote the Covered Shares owned (beneficially or of record) by the Key Stockholder or such Covered Entity (a) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (b) against (i) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger not being satisfied, (ii) any Acquisition Proposal or any related proposal in furtherance thereof, and (iii) any proposal or action that would reasonably be expected to materially delay, materially postpone or materially adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement. Any written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. The Key Stockholder agrees not to exercise or perfect (or cause to be exercised or perfected), and hereby irrevocably and unconditionally waives, on his behalf and on behalf of the Covered Entities, any statutory rights to demand appraisal of any Covered Shares owned (beneficially or of record) by the Key Stockholder or the Covered Entities that may arise in connection with the Merger or the Merger Agreement and the other transactions contemplated by the Merger Agreement. The Key Stockholder agrees, on his behalf and on behalf of the Covered Entities, that neither the Key Stockholder nor any Covered Entity shall commence or join in, or knowingly facilitate, assist or encourage, and the Key Stockholder agrees to take and cause each Covered Entity to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, or any of their respective Affiliates, successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging any breach of any fiduciary duty of the Company’s board of directors in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger.

Section 3.2 At any meeting of the stockholders of the Company held prior to the Expiration Time, the Key Stockholder shall, or shall cause the applicable Covered Entity to, appear at such meeting or otherwise cause the Covered Shares owned (beneficially or of record) by the Key Stockholder or the Covered Entities to be counted as present thereat for the purposes of establishing a quorum (including by delivering to the Secretary of the Company a duly executed proxy card).

Section 3.3

(a) In the event of the death or incapacity of the Key Stockholder, the Key Stockholder hereby irrevocably (until the Expiration Time) grants to, and appoints, Alan B. Levan as the Key Stockholder’s proxy and attorney-in-fact, for and in the name, place and stead of the Key Stockholder, to vote, or cause to be voted by the Covered Entities, the Covered Shares, or grant a written consent or approval in respect of the Covered Shares owned (beneficially or of record) by the Key Stockholder or the Covered Entities in a manner consistent with Section 3.1 and Section 3.2. The Key Stockholder hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 3.3 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy and power of attorney is given to secure the performance of the duties of the Key Stockholder under this Agreement. The Key Stockholder hereby further affirms that the irrevocable proxy and power of attorney is coupled with an interest and may under no circumstances be revoked. The Key Stockholder hereby ratifies and confirms all that such irrevocable proxy and attorney may lawfully do or cause to be done by virtue hereof. The irrevocable proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement.

(b) By consenting to this Agreement on the signature page hereto, Alan B. Levan hereby agrees that, in the event of the death or incapacity of the Key Stockholder, Alan B. Levan shall, as the Key Stockholder’s proxy and attorney-in-fact, for and in the name, place and stead of the Key Stockholder, vote, or cause to be voted, the Covered Shares, or grant a written consent or approval in respect of the Covered Shares owned (beneficially or of record) by the Key Stockholder or the Covered Entities in a manner consistent with Section 3.1 and Section 3.2.

Section 4. No-Activism. For a period of one year from and after the Effective Time, the Key Stockholder shall not, directly or indirectly, engage in any stockholder activism with respect to Parent adverse to the Parent’s Board of Directors.

Section 5. No Solicitation. The Key Stockholder agrees to (and to cause the Covered Entities and use his reasonable best efforts to cause his and their respective Representatives to) comply with the obligations applicable to the Representatives of the Company pursuant to Section 5.4(a) of the Merger Agreement as if the Key Stockholder was a party thereto.

Section 6. Non-Disparagement. Neither Party shall, directly or indirectly, make any public statement, whether by way of a social media posting, press release, interview, or otherwise, that is negative, derogatory, or defamatory to the Key Stockholder, the Company, the Surviving Company or Parent, and their respective affiliates, directors, officers or employees, or of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, this provision shall not restrict any truthful statements required to be made pursuant to any Law or to any court, governmental authority, regulatory agency, self-regulatory organization, or subpoena (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), including in any legal proceeding or other Action.

Section 7. Representations and Warranties of the Key Stockholder. The Key Stockholder hereby represents and warrants to Parent as follows:

Section 7.1 Authority. The Key Stockholder has the legal capacity to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Key Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Key Stockholder enforceable against the Key Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.2 Ownership of the Covered Shares. As of the date hereof, (a) the Key Stockholder is the beneficial (as defined in Rule 13d-3 under the Exchange Act) or record owner of all Shares (and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Shares) listed on Schedule A. Other than as listed on Schedule A, as of the date hereof, the Key Stockholder is not the beneficial (as defined in Rule 13d-3 under the Exchange Act) or record owner of any Shares (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Shares). All the Covered Shares are beneficially owned by the Key Stockholder, free and clear of any and all Liens, other than those created by this Agreement and those under applicable Securities Laws, shareholder agreements described in the Company SEC Documents (which such shareholder agreements do not conflict with this Agreement in any material respect) and, in respect of Covered Shares subject to unvested Company Restricted Stock Awards, the Company Plan and award agreements pursuant to which they were granted, (b) such Covered Shares are fully paid up, and (c) the Key Stockholder has voting and dispositive power over all of the Covered Shares, subject to restrictions created by this Agreement and those under applicable Securities Laws, shareholder agreements described in the Company SEC Documents (which such shareholder agreements do not conflict with this Agreement in any material respect) and, in respect of Covered Shares subject to unvested Company Restricted Stock Awards, the Company Plan and award agreements pursuant to which they were granted. As of the date hereof, neither the Key Stockholder nor any Covered Entity has entered into any agreement to Transfer such Covered Shares.

Section 7.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Key Stockholder does not, and the performance by the Key Stockholder of his obligations under this Agreement and the compliance by the Key Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Laws applicable to the Key Stockholder or any Covered Entity, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Key Stockholder or any Covered Entity is a party or by which the Key Stockholder or any Covered Entity is bound, except, in the case of clauses (i) and (ii), for any of the foregoing that, individually or in the aggregate, would not reasonably be expected to materially impair or materially adversely affect the ability of the Key Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to the Key Stockholder or any Covered Entity in connection with the execution and delivery of this Agreement or the consummation by the Key Stockholder of the transactions contemplated hereby, except for filings under, or compliance with, the applicable requirements of the Securities Act, the Exchange Act or any other federal Securities Laws and the rules and regulations promulgated thereunder.

Section 7.4 Litigation. There is no legal action pending against or, to the knowledge of the Key Stockholder, threatened against or affecting the Key Stockholder or any Covered Entity that would reasonably be expected to materially impair or materially adversely affect the ability of the Key Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby.

Section 7.5 Proxy. The proxy referenced in Section 3.3 will have the effect of the Covered Shares being voted in compliance with this Agreement.

Section 8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Key Stockholder as follows:

Section 8.1 Authority. Parent has the corporate power, authority and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other corporate action on the part of Parent is required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Key Stockholder, constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 8.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of the obligations under this Agreement and the compliance by Parent with any provisions hereof do not and will not conflict with or violate any Laws applicable to, or organizational documents of, Parent.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby, except filings under, or compliance with, the applicable requirements of the Securities Act, the Exchange Act or any other federal Securities Laws and the rules and regulations promulgated thereunder.

Section 8.3 Litigation. There is no legal action pending against or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair or materially adversely affect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 9. Termination.

Section 9.1 This Agreement shall terminate and shall have no further force or effect as of the earliest to occur of (a) the Expiration Time and (b) the Key Stockholder and Covered Entities no longer holding any Covered Shares (so long as such Covered Shares were disposed of in compliance with the terms of this Agreement).

Section 9.2 Notwithstanding Section 9.1, termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against any other Party hereto for such Party’s breach of any of the terms of this Agreement prior to such termination. The provisions in this Section 9.2 and Section 13 hereof shall survive the termination of this Agreement.

Section 10. Capacity as a Stockholder. The Key Stockholder is entering into this Agreement solely in his capacity as the record holder or beneficial owner of the Covered Shares and not in the Key Stockholder’s capacity as a director, officer or employee of the Company. Nothing in this Agreement shall in any way restrict or require the Key Stockholder (or any other officer or director of the Company or any of its Affiliates or BBX Capital, Inc.) from taking any actions (or failing to take any actions) in his or her capacity as a director or officer of the Company or its Affiliates or BBX Capital, Inc., including in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company or its Affiliates or BBX Capital, Inc.

Section 11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Key Stockholder or the applicable Covered Entity, as the case may be, and Parent shall have no authority to direct the Key Stockholder or any Covered Entity in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 12. Termination of Existing Controlled Affiliate Arrangements. Prior to the Closing, the Key Stockholder shall take, and shall cause the Covered Entities and his and their respective controlled affiliates (other than BBX Capital, Inc.) to take, all actions necessary to terminate, effective not later than the Effective Time, without payment and without any further right of any Person thereunder all Contracts to which the Key Stockholder, a Covered Entity or his or their respective applicable controlled affiliate (other than BBX Capital, Inc.) is a party with respect to the Company or any of its Subsidiaries (collectively, the “Terminated Agreements”) in a manner such that none of the Company, the Surviving Company, Parent or any of their respective Subsidiaries has any liability or obligation at or following the Effective Time pursuant thereto; provided, however, that the foregoing shall not be deemed to terminate or release any right of the Key Stockholder to the accelerated equity and cash compensation, severance and other payments to which he is entitled as contemplated by the Merger Agreement and the Company Disclosure Letter. Prior to the Closing, the Key Stockholder shall provide to Parent evidence of such termination reasonably acceptable to Parent.

Section 13. Reliance. The Key Stockholder understands and acknowledges that each of Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Key Stockholder’s execution, delivery and performance of this Agreement, and the Key Stockholder expressly acknowledges and agrees that the execution of the Merger Agreement, the consummation of the transactions contemplated thereby, including the Merger, and the delivery of the applicable portion of the Merger Consideration to which the Key Stockholder is entitled pursuant to and subject to the terms of the Merger Agreement constitutes good and valid consideration for the agreements contained herein and that, assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement shall be fully binding on and enforceable against the Key Stockholder in accordance with its terms.

Section 14. General Provisions.

Section 14.1 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 14.2 Assignment; Successors. Except as otherwise provided in Section 2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by either of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any assignment in violation of this Section 14.2 shall be void. In the event of the death of the Key Stockholder, their estate or other successor, as applicable, shall assume and be bound by all the rights and obligations of the Key Stockholder provided for in this Agreement. This assumption shall be automatic and immediate upon such death, and the terms and conditions of this Agreement shall attach to and be inseparable from the Covered Shares, and shall survive any Transfer (including via inheritance) of the Covered Shares arising in connection with such death.

Section 14.3 Amendments or Supplement. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the Parties. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.

Section 14.4 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of Parent and the Key Stockholder shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 14.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 8.2 of the Merger Agreement, addressed as follows: (a) if to Parent, to the address or email address set forth in Section 8.2 of the Merger Agreement; and (b) if to the Key Stockholder, to the attention of the Key Stockholder at the address of the Company set forth in Section 8.2 of the Merger Agreement (with a copy to Company counsel as set forth in Section 8.2 of the Merger Agreement), or, in each case, to such other address or email address as such party may hereafter specify for such purpose by notice to each other party hereto.

Section 14.6 Submission to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or federal courts in the State of Delaware, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 8.2 of the Merger Agreement shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 14.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.8 Entire Agreement. This Agreement, together with the Merger Agreement, contains the entire understanding of the Parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the Parties with respect to such subject matter.

Section 14.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument.

Section 14.10 Interpretation. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14.11 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until this Agreement is executed and delivered by all Parties.

Section 14.12 Legal Representation. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

Section 14.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 14.14 Documentation and Information. The Key Stockholder, on his behalf and on behalf of the Covered Entities, consents to and hereby authorizes the Company, Parent and Merger Sub to publish and disclose in all documents and schedules required by applicable Law to be filed with the SEC or any other Governmental Entity in connection with the Merger and any other transactions contemplated by the Merger Agreement (including on Schedule 13D), the Key Stockholder’s and each Covered Entity’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Key Stockholder’s commitments and obligations under this Agreement, and the Key Stockholder acknowledges that the Company, Parent and Merger Sub may, if required by applicable Law, file this Agreement or a form hereof with the SEC or any other Governmental Entity. The Key Stockholder agrees to promptly give Parent any relevant information in his possession that Parent may reasonably require relating to the Key Stockholder or the Covered Entities for the preparation of any such required disclosure documents, and the Key Stockholder agrees to promptly notify Parent of any required corrections with respect to any such written information supplied by him specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. The Company, Parent (including any Subsidiary thereof) and Merger Sub shall be permitted, upon mutual agreement of the Company and Parent, to disclose in any press release in connection with the Merger and any other transactions contemplated by the Merger Agreement the existence of this Agreement and the nature of the Key Stockholder’s voting obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

PARENT

Hilton Grand Vacations Inc., a Delaware corporation

By:	/s/ Mark Wang
Name: Mark Wang
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

KEY STOCKHOLDER

/s/ John E. Abdo
John E. Abdo

CONSENT OF PROXY

Consented to by the undersigned solely for purposes of Section 3.3(b).

/s/ Alan B. Levan
Alan B. Levan

Schedule A

Covered Entities and Shares

	Class A Common Stock		Class B Common Stock
John E. Abdo	195,722	(1)	—
John E Abdo Trust	1,134,465		1,495,311

(1)	Includes 10,742 shares held through his IRA.

Annex D

EXECUTION VERSION

November 5, 2023

Board of Directors

Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton Florida, 33431

Members of the Board of Directors:

You have asked us to advise you with respect to the fairness to the holders of Class A common stock, par value $0.01 per share (“Company Class A Common Stock), and Class B common stock, par value $0.01 per share (“Company Class B Common Stock and, together with Company Class A Common Stock, “Company Common Stock”), of Bluegreen Vacations Holding Corporation (the “Company”), other than Hilton Grand Vacations Inc. (the “Acquiror”) and its affiliates and the Key Stockholders (as defined in the Merger Agreement (as defined below)) and their affiliates (collectively, the “Excluded Persons”), from a financial point of view, of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger to be dated as of November 5, 2023 (the “Merger Agreement”), by and among the Company, the Acquiror and Heat Merger Sub, Inc., an indirect wholly-owned subsidiary of the Acquiror (“Merger Sub”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will survive the Merger as an indirect wholly-owned subsidiary of the Acquiror. Upon the effectiveness of the Merger, each outstanding share of Company Common Stock (other than shares owned, directly or indirectly, by the Acquiror, Merger Sub or any wholly-owned subsidiary of the Company) will be converted into the right to receive $75.00 in cash, without interest (the “Consideration”).

In arriving at our opinion, we have reviewed a draft of the Merger Agreement, dated as of November 4, 2023, certain related agreements and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. For the purposes of our opinion, we have also assumed, in all respects material to our opinion, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Persons) of the Consideration to be received in the Merger pursuant to the terms of the Merger Agreement, without regard to differences, including as to relative voting rights, trading volumes, trading value and premiums or otherwise, between the Company Class A Common Stock and the Company Class B Common Stock, from a financial point of view, of the Consideration. Our opinion does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise, or as to the relative fairness of the Consideration as between holders of the Company Class A Common Stock and Company Class B Common Stock. Without limiting the foregoing, our opinion does not address the fairness of the amount or nature of, or any other aspect relating to, the consideration to be received by the Key Stockholders or their affiliates in the Merger. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided, and in the future may provide, investment banking and other financial services to the Company and its affiliates, for which we and our affiliates have received, and would expect to receive, compensation. We and our affiliates also have in the past provided and in the future may provide investment banking and other financial services to the Acquiror and its affiliates, including having acted as joint bookrunner in connection with the term loan facility and revolving credit facility provided to Hilton Grand Vacations Borrower LLC, an affiliate of the Acquiror (the “Borrower”), under the credit agreement, dated as of August 2, 2021, as amended on December 16, 2021 and May 31, 2023 (the “Credit Agreement”), and are currently a lender to the Borrower under the Credit Agreement. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

D-2

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than the Excluded Persons) in the Merger pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to such stockholders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Credit Suisse Securities (USA) LLC

D-3

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION SCAN TO VIEW MATERIALS & VOTE BLUEGREEN VACATIONS HOLDING CORPORATION 4960 CONFERENCE WAY NORTH, SUITE 100 BOCA RATON, FLORIDA 33431 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BVH2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V26605-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BLUEGREEN VACATIONS HOLDING CORPORATION THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1 AND 2. For Against Abstain 1. Approval of the Agreement and Plan of Merger, dated as of November 5, 2023 (as it may be amended from time to time), by and among Bluegreen Vacations Holding Corporation, Hilton Grand Vacations Inc. and Heat Merger Sub, Inc., and the transactions contemplated thereby. 2. Approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to the named executive officers of Bluegreen Vacations Holding Corporation that is based on or otherwise relates to the merger. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V26606-TBD BLUEGREEN VACATIONS HOLDING CORPORATION Proxy Class A Common Stock SPECIAL MEETING OF SHAREHOLDERS OF BLUEGREEN VACATIONS HOLDING CORPORATION [TBD] THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Raymond S. Lopez and Adrienne Kelley, and each of them acting alone, with the power to appoint his or her substitute, proxy to represent the undersigned and vote as designated on the reverse all of the shares of Class A Common Stock of Bluegreen Vacations Holding Corporation held of record by the undersigned as of the close of business on [TBD] at the Special Meeting of Shareholders to be held on [TBD] and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side)

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION SCAN TO VIEW MATERIALS & VOTE BLUEGREEN VACATIONS HOLDING CORPORATION 4960 CONFERENCE WAY NORTH, SUITE 100 BOCA RATON, FLORIDA 33431 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BVH2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V26607-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BLUEGREEN VACATIONS HOLDING CORPORATION THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1 AND 2. For Against Abstain 1. Approval of the Agreement and Plan of Merger, dated as of November 5, 2023 (as it may be amended from time to time), by and among Bluegreen Vacations Holding Corporation, Hilton Grand Vacations Inc. and Heat Merger Sub, Inc., and the transactions contemplated thereby. 2. Approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to the named executive officers of Bluegreen Vacations Holding Corporation that is based on or otherwise relates to the merger. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V26608-TBD BLUEGREEN VACATIONS HOLDING CORPORATION Proxy Class B Common Stock SPECIAL MEETING OF SHAREHOLDERS OF BLUEGREEN VACATIONS HOLDING CORPORATION [TBD] THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Raymond S. Lopez and Adrienne Kelley, and each of them acting alone, with the power to appoint his or her substitute, proxy to represent the undersigned and vote as designated on the reverse all of the shares of Class B Common Stock of Bluegreen Vacations Holding Corporation held of record by the undersigned as of the close of business on [TBD] at the Special Meeting of Shareholders to be held on [TBD] and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side)